UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.   )

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Dell Inc.
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NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2012

May 24, 2012

Dear fellow stockholders:

On behalf of the Board of Directors, it is my pleasure to invite you to Dell's 2012 Annual Meeting of Stockholders. The meeting will be held on Friday, July 13, 2012, at 8:00 a.m., Central Daylight Time, at the Dell Round Rock Campus, 501 Dell Way, Building 2-East, Dallas/Houston conference rooms, Round Rock, Texas 78682. For your convenience, we are also offering a live Webcast of the meeting. You may attend and participate in the meeting via the Internet at www.dell.com/investor, where you will be able to vote electronically and submit questions during the meeting. If you choose to view the Webcast, go to www.dell.com/investor shortly before the meeting time and follow the instructions provided. If you miss the meeting, you can view a replay of the Webcast on that site.

You will find information regarding the matters to be voted on in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. We are sending many of our stockholders a notice regarding the availability of this proxy statement, our Annual Report on Form 10-K for Fiscal 2012 and other proxy materials via the Internet. This electronic process gives you fast, convenient access to the materials, reduces the impact on the environment and reduces our printing and mailing costs. A paper copy of these materials may be requested using one of the methods described in the materials.

You may visit www.dell.com/investor to access an interactive Fiscal 2012 Year-in-Review, as well as various web-based reports, executive messages and timely information on Dell's global business.

This meeting is for Dell stockholders. To attend the meeting in person, you will need an admission ticket or an account statement showing your ownership of Dell stock as of May 18, 2012, which is the meeting record date, and proper photo identification. An admission ticket can be printed at www.proxyvote.com, or is included in the proxy materials if you received a paper copy of the proxy materials.

Whether or not you plan to attend the meeting in person or via the Internet, please vote by submitting your proxy or voting instructions using one of the voting methods described in the attached materials. Submitting your proxy or voting instructions by any of these methods will not affect your right to attend the meeting and vote in person or view the live Webcast and vote electronically should you so choose. However, if your shares are held through a broker or other nominee, you must obtain a legal proxy from the record holder of your shares in order to vote at the meeting.

If you have any questions concerning the meeting, please contact our Investor Relations Department at 512-728-7800 or Investor_Relations@dell.com. For questions regarding your stock ownership, you may contact our transfer agent, American Stock Transfer & Trust Company, at 800-937-5449 or www.amstock.com.

Sincerely,

Michael S. Dell

Chairman of the Board and Chief Executive Officer

DELL INC.

One Dell Way

Round Rock, Texas 78682

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date	Friday, July 13, 2012

Time	8:00 a.m., Central Daylight Time

Place	Dell Round Rock Campus

501 Dell Way Building 2-East Dallas/Houston Conference Rooms Round Rock, Texas 78682

Webcast	Attend the meeting via the Internet, including voting and submitting questions, at www.dell.com/investor (which also can be linked via www.virtualshareholdermeeting.com/dell2012)

Proposals	Proposal 1 — Election of Directors

Proposal 2 — Ratification of Independent Auditor

Propo	sal 3 — Advisory Vote to Approve Named Executive Officer Compensation

Proposal 4 — Approval of the Dell Inc. 2012 Long-Term Incentive Plan

Record Date	May 18, 2012

Voting Methods	Internet proxy — Go to www.proxyvote.com

Telep	hone proxy — Use the toll-free number shown on the proxy or voting instruction card

Writte	n proxy — Complete and return a proxy or voting instruction card (if you received a paper copy)

In per	son — Attend and vote at the meeting or electronically during the live Webcast

Stockholders will also transact any other business properly brought before the meeting or any adjournments or postponements of the meeting. At this time, the Board of Directors knows of no other proposals or matters to be presented.

This Notice of Annual Meeting of Stockholders and the Proxy Statement are accompanied by the Annual Report on Form 10-K for Fiscal 2012, which, together with the Chairman’s letter to stockholders, is Dell’s annual report to stockholders for the fiscal year.

On behalf of the Board of Directors:

Lawrence P. Tu, Secretary

May 24, 2012

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WEBCAST OF ANNUAL MEETING

We are pleased to offer a Webcast of Dell's 2012 annual meeting. Additionally, we are offering stockholders and proxy holders the ability to attend and participate via the Internet during the live Webcast, where you will be able to vote electronically and submit questions during the meeting. The live Webcast will begin at 8:00 a.m., Central Daylight Time. If you plan to attend and participate in the meeting via the Internet, go to www.dell.com/investor (which also can be linked via www.virtualshareholdermeeting.com/dell2012), log on prior to the meeting and follow the instructions provided. Only stockholders who use their control number to log on to the meeting will be able to vote electronically and submit questions during the meeting. Instructions on how to attend and participate via the Internet, including how to demonstrate proof of ownership, are posted at www.dell.com/investor. If you miss the meeting, you can view a replay of the Webcast on that site. (No votes may be cast during the replay of the Webcast.)

IMPORTANT VOTING INFORMATION

Stockholders who hold Dell common stock through a broker or other nominee receive proxy materials and a voting instruction form — either electronically or by mail — before each annual stockholder meeting.

Your broker will not be permitted to vote on your behalf on the election of directors or on the other annual meeting proposals, except for Proposal 2 (Ratification of Independent Auditor), unless you provide specific instructions by completing and returning the voting instruction form or following the instructions provided to you to submit your voting instruction through the Internet or by telephone. For your vote to be counted, you will need to communicate your voting decisions to your broker or other nominee before the date of the annual meeting or obtain a legal proxy to vote your shares at the meeting.

Your Participation in Voting the Shares You Own Is Important

Voting your shares is important to ensure that you have a say in the governance of your company and to fulfill the objectives of the majority voting standard that we apply in the election of directors and the other proposals to be considered at the annual meeting. Please review the proxy materials and follow the instructions on the voting instruction form to submit your proxy or voting instructions. We hope you will exercise your rights and fully participate as a Dell stockholder.

More Information Is Available

If you have any questions about the proxy voting process, please contact the broker, bank or other financial institution where you hold your shares. The Securities and Exchange Commission (the “SEC”) also has a website, www.sec.gov/spotlight/proxymatters.shtml, with more information about your rights as a stockholder. Additionally, you may contact Dell's Investor Relations Department at 512-728-7800 or Investor_Relations@dell.com.

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PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by Dell Inc., on behalf of the Board of Directors (the "Board"), for the 2012 Annual Meeting of Stockholders. This proxy statement and the related proxy form are first being distributed to stockholders on or about May 31, 2012.

You can vote your shares using one of the following methods:

•

Submit your proxy or voting instructions through the Internet at www.proxyvote.com using the instructions included in the notice regarding the Internet availability of proxy materials or, if you received a paper copy of the proxy materials, in the proxy or voting instruction card;

•	Submit your proxy or voting instructions by telephone using the instructions in the proxy or voting instruction card if you received a paper copy of the proxy materials;
•	Complete and return a written proxy or voting instruction card if you received a paper copy of the proxy materials; or
•	Attend and vote at the meeting in person or via the Internet during the live Webcast (See “Additional Information — Voting by Street Name Holders”).

Internet and telephone submission of proxies and voting instructions are available 24 hours a day, and if you use one of those methods, you do not need to return a proxy or voting instruction card. Unless you are planning to vote at the meeting in person or via the Internet during the live Webcast, your proxy or voting instructions must be received by 11:59 p.m., Eastern Daylight Time, on July 12, 2012.

Even if you submit your proxy or voting instructions by one of the first three methods mentioned above, you may still vote at the meeting in person or via the Internet during the live Webcast if you are the record holder of your shares or hold a legal proxy from the record holder. See “Additional Information — Voting by Street Name Holders.” Your vote at the meeting will constitute a revocation of your earlier proxy or voting instructions.

Stockholders are being asked to consider four proposals at the meeting. The following is a summary of the proposals and the voting recommendations of the Board:

SUMMARY OF PROPOSALS

Proposal	Board Recommendation
1 — Election of Directors	FOR
2 — Ratification of Independent Auditor	FOR
3 — Advisory Vote to Approve Named Executive Officer Compensation	FOR
4 — Approval of the Dell Inc. 2012 Long-Term Incentive Plan	FOR

The details of each proposal are set forth below.

PROPOSAL 1 — ELECTION OF DIRECTORS

The first proposal to be voted on at the annual meeting is the election of directors. The 12 directors to be elected at this meeting will serve until the next annual meeting of stockholders and until their successors are elected and qualified. Upon recommendation of the Governance and Nominating Committee, the Board has nominated all of the current directors, other than Thomas W. Luce, III, for re-election to the Board. The nominees for election at the annual meeting are:

James W. Breyer	Donald J. Carty
Janet F. Clark	Laura Conigliaro
Michael S. Dell	Kenneth M. Duberstein
William H. Gray, III	Gerard J. Kleisterlee
Klaus S. Luft	Alex J. Mandl
Shantanu Narayen	H. Ross Perot, Jr.

Biographical and qualification information about each of the nominees is included under "Director Qualifications and Information" below.

The Board recommends a vote "FOR" all nominees.

Mr. Luce, who is currently serving as a director, will retire from the Board at the time of the annual meeting. Mr. Luce, who has served as a member of the Board from November 1991 until September 2005 and rejoined the board in September 2006, was ineligible for nomination under Dell’s Corporate Governance Principles, which do not permit nomination of any individual who has attained age 72. Upon the expiration of Mr. Luce’s Board term at the time of the annual meeting, the Board will decrease the size of the Board from 13 to 12 members in accordance with Dell’s Bylaws.

Ms. Clark, Ms. Conigliaro and Mr. Duberstein were appointed to the Board in September 2011. Each of these directors was recommended to the Governance and Nominating Committee by an outside search firm.

If a nominee becomes unable or unwilling to accept nomination or election, the Board may either select a substitute nominee or reduce the size of the Board. If you have submitted a proxy and a substitute nominee is selected, your shares will be voted by the named proxies for the election of the substitute nominee. Alternatively, if the Board does not select a substitute nominee or reduce the size of the Board, the proxies may vote only for the remaining nominees, leaving a vacancy that may be filled at a later date by the Board.

The Board has no reason to believe that any nominee would be unable or unwilling to serve if elected.

According to Dell's Bylaws, each of the above-named nominees will be elected to the Board if the nominee receives affirmative ("FOR") votes from the holders of a majority of the shares of common stock present or represented by proxy at the meeting and entitled to vote on the election of directors. If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director would continue to serve on the Board as a "holdover director." Under Dell's Corporate Governance Principles, if a nominee fails to receive the requisite majority vote, the nominee will be required to submit his or her resignation. Any tendered resignation will be evaluated by the independent directors (excluding the director who tendered the resignation). In determining whether to accept or reject the resignation, or take other action, the Board may consider any factors it deems relevant. The Board will act on the tendered resignation, and will publicly disclose its decision and rationale, within 90 days after certification of the stockholder vote. If no nominees receive the requisite majority vote at the meeting, the incumbent Board will nominate a new slate of nominees and hold a special meeting for the purpose of electing those nominees within 180 days after the certification of the stockholder vote. In this circumstance, the incumbent Board will continue to serve until new directors are elected and qualified. The foregoing provisions apply to elections in which the number of nominees does not exceed the number of directors to be elected. In the event of an election in which the number of nominees exceeds the number of directors to be elected, nominees will be elected by a plurality vote.

Director Qualifications and Information

Director Qualifications — The Board believes that individuals who serve on the Board should have demonstrated notable or significant achievements in business, education, or public service; should possess the requisite intelligence, education, and experience to make a significant contribution to the Board and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of Dell's stockholders. The following are qualifications, experience and skills for Board members which are important to Dell's business and its future:

•

Leadership Experience — Dell seeks directors who demonstrate extraordinary leadership qualities. Strong leaders bring vision, strategic agility, diverse and global perspectives, and broad business insight to the company. They demonstrate practical management experience, skills for managing change, and deep knowledge of industries, geographies, and risk management strategies relevant to the company. They have experience in identifying and developing the current and future leaders of the company. The relevant leadership experience Dell seeks includes a past or current leadership role in a major public company or recognized privately held entity; a past or current leadership role at a prominent educational institution or senior faculty position in an area of study important or relevant to the company; a past elected or appointed senior government position; or a past or current senior managerial or advisory position with a highly visible nonprofit organization.

•

Finance Experience — Dell believes that all directors should possess an understanding of finance and related reporting processes. Dell also seeks directors who qualify as an "audit committee financial expert," as defined in the SEC’s rules for service on the Audit Committee.

•

Industry Experience — Dell seeks directors who have relevant industry experience. Dell values experience in Dell's high priority areas, including new or expanding businesses, customer segments or geographies, organic and inorganic growth strategies, and existing and new technologies; deep or unique understanding of Dell's business environments; and experience with, exposure to, or reputation among a broad subset of Dell's customer base.

•

Government Experience — Dell's customers include government, educational institutions and law enforcement agencies, and Dell is subject to regulatory requirements. Accordingly, Dell seeks directors who have experience in the legislative, judicial or regulatory branches of government.

•

Diversity of Background — Although the Board has not established any formal diversity policy to be used to identify director nominees, it recognizes that a current strength of the Board stems from the diversity of perspective and understanding that arises from discussions involving individuals of diverse background and experience. When assessing a Board candidate’s background and experience, the Governance and Nominating Committee takes into consideration all relevant factors, including a candidate’s gender, ethnic status and geographic background.

Director Qualifications Matrix — The Governance and Nominating Committee selects, evaluates and recommends to the full Board qualified candidates for election or appointment to the Board. The committee has developed the following matrix outlining specific qualifications to ensure that Dell’s directors bring to the Board a diversity of experience, background and international perspective. The matrix allows the committee to identify areas of expertise and experience that may benefit the Board in the future as well as gaps in those areas that may arise as directors retire. The committee uses this information as part of its process for identifying and recommending new directors for the Board.

DIRECTOR QUALIFICATIONS MATRIX

	Leadership			Financial		International		Diversity			Other
Name	Technical Industry	Government	Academic	Financial Literacy	Eligible for Audit Committee Qualified Expert	Global Mindset, Emerging Markets	Global Operational Experience	Gender	Ethnicity	Geographic	CEO Experience	CFO Experience
Mr. Breyer	X			X		X
Mr. Carty				X	X	X	X			X	X	X
Ms. Clark				X	X			X				X
Ms. Conigliaro	X			X		X		X
Mr. Dell	X			X		X	X				X
Mr. Duberstein		X		X		X					X
Mr. Gray		X	X	X					X		X
Mr. Kleisterlee	X			X		X	X			X	X
Mr. Luce	X	X	X	X	X
Mr. Luft	X			X		X	X			X	X
Mr. Mandl	X			X	X	X	X			X	X	X
Mr. Narayen	X			X		X	X		X	X	X
Mr. Perot	X			X		X	X				X

Set forth below is biographical information, as of May 15, 2012, about the persons who will constitute the Board following the annual meeting, assuming election of the nominees named above, and the qualifications, experience and skills the Nominating and Governance Committee and the Board considered in determining that each such person should serve as a director.

James W. Breyer Age: 50 Director since April 2009 Board committees: • Finance (Chair)

Mr. Breyer has been a Partner of Accel Partners, a venture capital firm, since 1987. Mr. Breyer is also the founder of Breyer Capital, an investment firm, and has served as its Chief Executive Officer since July 2006. Additionally, Mr. Breyer is a co-founder of IDG-Accel China Funds and has served as co-lead on the company’s strategic investment committee since its inception in 2005. Mr. Breyer serves on the boards of directors of News Corporation, Facebook, Inc., Prosper Marketplace, Inc. and Wal-Mart Stores, Inc., where he is the presiding director. From June 2006 to December 2009, Mr. Breyer was on the board of directors of Marvel Entertainment, Inc., and from October 1995 until June 2008, he served on the board of directors of Real Networks, Inc.

Director Qualifications

•  Leadership Experience — Partner at Accel Partners and presiding director at Wal-Mart Stores, Inc.

•  Industry Experience — Knowledge of the technology industry, new and existing technologies, and growth strategies

Donald J. Carty Age: 65 Director since December 1992 No Board committees

Mr. Carty served as Vice Chairman and Chief Financial Officer of Dell from January 2007 until June 2008, prior to his retirement. In that role, he was responsible for all finance functions, including controller, corporate planning, tax, treasury operations, investor relations, corporate development, risk management, and corporate audit. Mr. Carty was the Chairman and Chief Executive Officer of AMR Corporation and American Airlines from 1998 until his retirement in 2003. He served in a variety of executive positions with AMR Corporation, AMR Airline Group, and American Airlines from 1978 to 1985 and from 1987 to 1999, including Chief Financial Officer of AMR Corporation and American Airlines Inc. from October 1989 until March 1995. Mr. Carty was President and Chief Executive Officer of Canadian Pacific Air Lines, known as CP Air, in Canada from 1985 to 1987. After his retirement from AMR and American Airlines Inc. in 2003, Mr. Carty was engaged in numerous business and private investment activities with a variety of companies. Mr. Carty is also a director of Barrick Gold Corporation, Gluskin Sheff and Associates, Talisman Energy Inc. and Canadian National Railway Company. Additionally, Mr. Carty was a member of the board of directors of Hawaiian Holdings Inc. from August 2004 until February 2007, and again from April 2008 until May 2011, of CHC Helicopter Corp. from November 2004 until September 2008, of Solution Inc., Ltd. from July 2004 until January 2007, of Sears Holding Corp. from May 2001 until May 2007 and of Placer Dome Inc. from April 2005 until March 2006.

Director Qualifications

•  Leadership Experience — CFO of Dell; CEO and CFO of AMR Corporation and American Airlines; President and CEO of CP Air

•  Finance Experience — CFO of Dell and AMR Corporation and American Airlines

•  Industry Experience — CFO of Dell with knowledge of Dell's operating environment

Janet F. Clark Age: 57 Director since September 2011 Board committees: • Audit

Ms. Clark joined Marathon Oil Corporation in 2004, where she currently serves as Executive Vice President and Chief Financial Officer. From 2001 through 2003, Ms. Clark served as Senior Vice President and Chief Financial Officer of Nuevo Energy Company. From 1997 until 2003, she held various roles at Santa Fe Snyder Corporation, including Chief Financial Officer and Executive Vice President of Corporate Development and Administration. From 2003 until September 2011, she served on the board of directors of Exterran Partners, L.P.

Director Qualifications

•   Leadership Experience —EVP and CFO of Marathon Oil; SVP and CFO of Nuevo Energy

•   Finance Experience — EVP and CFO of Marathon Oil; SVP and CFO of Nuevo Energy; CFO and EVP of Corporate Development and Administration of Santa Fe Snyder

Laura Conigliaro Age: 66 Director since September 2011 Board committees: • Finance

Ms. Conigliaro has been retired since 2011. Ms. Conigliaro joined The Goldman Sachs Group, Inc. (“Goldman Sachs”) in 1996 as a U.S. Hardware Systems Equity Research Analyst. She was named managing director in 1997 and partner in 2000. She was most recently co-director of the firm’s Americas equity research unit. In addition to covering the hardware systems sector, Ms. Conigliaro served as the technology investment research business unit leader for Goldman Sachs. She also developed specialized expertise covering enterprise server and storage companies. Prior to her service with Goldman Sachs, Ms. Conigliaro was a computer and design automation analyst at Prudential Financial, Inc. Ms. Conigliaro also serves of the board of directors of Infoblox Inc.

Director Qualifications

•   Finance Experience — U.S. Hardware Systems Equity Research Analyst at Goldman Sachs

•   Industry Experience — Knowledge of the technology industry

Michael S. Dell Age: 47 Director since May 1984 No Board committees

Mr. Dell currently serves as Chairman of the Board of Directors and Chief Executive Officer. He has held the title of Chairman of the Board since he founded Dell in 1984. Mr. Dell also served as Chief Executive Officer of Dell from 1984 until July 2004 and resumed that role in January 2007. He serves on the Foundation Board of the World Economic Forum and the executive committee of the International Business Council, is a member of the U.S. Business Council and the Business Roundtable, and serves as chairman of the Technology CEO Council. He also serves on the governing board of the Indian School of Business in Hyderabad, India, and is a board member of Catalyst, Inc. See “SEC Settlement with Mr. Dell” below for information about legal proceedings to which Mr. Dell has been a party.

Director Qualifications

•   Leadership Experience — Founder, Chairman and CEO of Dell

•   Industry Experience — Knowledge of new and existing technologies, Dell's industry and Dell's customers

Kenneth M. Duberstein Age: 68 Director since September 2011 Board committees: • Governance and Nominating

Mr. Duberstein has been Chairman and Chief Executive Officer of The Duberstein Group, Inc., a strategic advisory and consulting firm, since 1989. Previously, Mr. Duberstein served as Chief of Staff to President Ronald Reagan from 1988 to 1989 and as Deputy Chief of Staff in 1987. From 1984 to 1986, Mr. Duberstein was Vice President of Timmons & Company in Washington, D.C. Prior to his service in that position, he served in the White House as Assistant to the President, Legislative Affairs from 1981 to 1983. From 1977 to 1980, Mr. Duberstein was Vice President of the Committee for Economic Development. He serves as a director of the Council on Foreign Relations, the Brookings Institution, the National Alliance to End Homelessness and the National Endowment for Democracy and is a lifetime trustee for the Kennedy Center for the Performing Arts. He also serves as a director on the boards of directors of The Boeing Company, ConocoPhillips, Travelers Companies, Inc. and Mack-Cali Realty Corporation.

Director Qualifications

•   Leadership Experience — Chairman and CEO of The Duberstein Group, Inc.; White House Chief of Staff and Deputy Chief of Staff; Assistant to the President for Legislative Affairs.

•   Government Experience — White House Chief of Staff and Deputy Chief of Staff; Assistant to the President for Legislative Affairs

William H. Gray, III Age: 70 Director since November 2000 Board committees: • Governance and Nominating (Chair) • Leadership Development and Compensation

Mr. Gray is currently Chairman of Gray Global Strategies, Inc., a business advisory firm, a position he has held since February 2012. From August 2004 until February 2012, he was co-Chairman of GrayLoeffler L.L.C., a consulting and advisory firm. Mr. Gray was President and Chief Executive Officer of The College Fund/UNCF (educational assistance) from 1991 until he retired in June 2004. He was a member of the United States House of Representatives from 1979 to 1991. During his tenure in Congress, he served as Chairman of the House Budget Committee, a member of the Appropriations Committee, and Chairman of the House Democratic Caucus and Majority Whip. He is an ordained Baptist Minister and last pastored at Bright Hope Baptist Church of Philadelphia from 1972 until 2007. Mr. Gray is also a director of J.P. Morgan Chase & Co., Prudential Financial, Inc., and Pfizer Inc. From June 2000 to January 2010, Mr. Gray was a director of Visteon Corporation.

Director Qualifications

•   Leadership Experience — President and CEO of the College Fund/UNCF; member of the United States House of Representatives; co-Chairman of GrayLoeffler L.L.C.; Chairman of Gray Global Strategies, Inc.

•   Government Experience — Member of the United States House of Representatives

Gerard J. Kleisterlee Age: 65 Director since December 2010 Board committees: • Finance • Leadership Development and Compensation

Mr. Kleisterlee has served as executive Chairman of Vodafone Group plc. since July 2011. Mr. Kleisterlee was President and Chief Executive Officer of Royal Philips Electronics from April 2001 until March 2011 and President and Chief Operations Officer of Royal Philips Electronics prior to April 2001. Previously, he held key positions within Royal Philips Electronics, including member of the Board of Management since April 2000, member of the Group Management Committee since January 1999, Chief Executive Officer of Philips' Components division, President of Philips Taiwan, Regional Manager for Philips' Components in Asia-Pacific, Managing Director of Philips' Display Components worldwide, General Manager of Philips' Professional Audio Product Group and various manufacturing management positions within Philips' Medical Systems division starting in 1974. Mr. Kleisterlee is a member of the boards of directors of Daimler AG and Royal Dutch Shell.

Director Qualifications

•   Leadership Experience — President, CEO and COO of Royal Philips Electronics; Chairman of Vodafone Group plc.

•   Industry Experience — Experience as executive of major global electronics company

Klaus S. Luft Age: 70 Director since March 1995 Board committees: • Audit

Mr. Luft is the founder and Chairman of the supervisory board of Artedona AG, a privately held mail order e-commerce company established in 1999 and headquartered in Munich, Germany. He is also owner and President of Munich-based MATCH — Market Access Services GmbH & Co., KG. From 1990 until 2010, Mr. Luft served as Vice Chairman and International Advisor to Goldman Sachs Europe Limited. From March 1986 to November 1989, he was Chief Executive Officer of Nixdorf Computer AG, where he served for more than 17 years in a variety of executive positions in marketing, manufacturing, and finance. From May 2006 to July 2007, Mr. Luft served on the board of Assurances Générales de France, known as AGF, a French insurance company. Mr. Luft is the Honorary Consul of the Republic of Estonia in the State of Bavaria.

Director Qualifications

•   Leadership Experience — Chairman of the supervisory board of Artedona AG; Vice Chairman of Goldman Sachs Europe Limited; Chief Executive Officer of Nixdorf Computer AG

•   Industry Experience — Knowledge of technology marketing, manufacturing, and international markets

Alex J. Mandl Age: 68 Director since November 1997 Lead Director Board committees: • Audit (Chair) • Governance and Nominating	Mr. Mandl is currently the non-Executive Chairman of Gemalto N.V., a digital security company resulting from the merger of Axalto Holding N.V. and Gemplus International S.A. From June 2006 until December 2007, Mr. Mandl served as Executive Chairman of Gemalto. Before June 2006, Mr. Mandl was President, Chief Executive Officer and a member of the board of directors of Gemplus, positions he held since August 2002. He has served as Principal of ASM Investments, a company focusing on early stage funding in the technology sector, since April 2001. From 1996 to March 2001, Mr. Mandl was Chairman and CEO of Teligent, Inc., which offered business customers an alternative to the Bell Companies for local, long distance, and data communication services. Mr. Mandl was AT&T's President and Chief Operating Officer from 1994 to 1996, and its Executive Vice President and Chief Financial Officer from 1991 to 1993. From 1988 to 1991, Mr. Mandl was Chairman of the Board and Chief Executive Officer of Sea-Land Services Inc. Mr. Mandl served from May 2007 to October 2010 as a director of Hewitt Associates, Inc. and from March 2008 to October 2010 as a director of Visteon Corporation. Mr. Mandl was a member of the board of directors of Horizon Lines, Inc. since January 2007 and became the Chairman in February 2011, retiring in April 2012. Mr. Mandl became a member of the board of directors of Arise Virtual Solutions Inc. in January 2012.

Director Qualifications

•  Leadership Experience — Chairman of Gemalto N.V.; director, President and CEO of Gemplus; Principal of ASM Investments; Chairman and CEO of Teligent; President, COO and CFO of AT&T; Chairman and CEO of Sea-Land Services Inc.

•  Finance Experience — CFO of AT&T

•  Industry Experience — Experience as a leader of global technology companies; knowledge of emerging technologies

Shantanu Narayen Age: 48 Director since September 2009 Board committees: • Leadership Development and Compensation (Chair)

Mr. Narayen has served since December 2007 as President and Chief Executive Officer of Adobe Systems Incorporated, a software company. From January 2005 until December 2007, Mr. Narayen was Adobe's President and Chief Operating Officer. Previously, he held key product research and development positions within Adobe, including Executive Vice President of Worldwide Products, Senior Vice President of Worldwide Product Development, and Vice President and General Manager of the Engineering Technology Group. Before joining Adobe in 1998, he was a co-founder of Pictra, Inc., an early pioneer of digital photo sharing over the Internet. Prior to his service in that position, he served as director of desktop and collaboration products at Silicon Graphics, Inc. and held various senior management positions at Apple Computer, Inc. Mr. Narayen also serves on the advisory board of the Haas School of Business of the University of California, Berkeley and is president of the board of directors of the Adobe Foundation, which funds philanthropic initiatives around the world.

Director Qualifications

•  Leadership Experience — President and CEO of Adobe Systems Incorporated

•  Industry Experience — Knowledge of the technology industry, new and existing technologies, software, and product development

Ross Perot, Jr. Age: 53 Director since December 2009 No Board committees

Mr. Perot is currently chairman of Hillwood Development Company, a real estate development company, which he founded in 1988. Mr. Perot served as the Chairman of the Board of Perot Systems Corporation from September 2004 until its acquisition by Dell on November 3, 2009. Mr. Perot also served as a director of Perot Systems Corporation from June 1988 until November 3, 2009, and as President and Chief Executive Officer of Perot Systems Corporation from September 2000 until September 2004. Mr. Perot served in the United States Air Force for over eight years. He currently serves as co-Chairman of the board of directors of the EastWest Institute.

Director Qualifications

•  Leadership Experience — Chairman of the Board and CEO of Perot Systems; Chairman of Hillwood Development Company

•  Industry Experience — Knowledge of data center solutions and IT, strategy and enterprise consulting

SEC Settlement with Mr. Dell — On October 13, 2010, a federal district court approved settlements by the company and Mr. Dell with the SEC resolving an SEC investigation into Dell’s disclosures and alleged omissions before Fiscal 2008 regarding certain aspects of its commercial relationship with Intel Corporation and into separate accounting and financial reporting matters. The company and Mr. Dell entered into the settlements without admitting or denying the allegations in the SEC’s complaint, as is consistent with common SEC practice. The SEC’s allegations with respect to Mr. Dell and his settlement were limited to the alleged failure to provide adequate disclosures with respect to the company’s commercial relationship with Intel Corporation prior to Fiscal 2008. Mr. Dell’s settlement did not involve any of the separate accounting fraud charges settled by the company and others. Moreover, Mr. Dell’s settlement was limited to claims in which only negligence, and not fraudulent intent, is required to establish liability, as well as secondary liability claims for other non-fraud charges. Under his settlement, Mr. Dell consented to a permanent injunction against future violations of these negligence-based provisions and other non-fraud based provisions related to periodic reporting. Specifically, Mr. Dell consented to be enjoined from violating Sections 17(a)(2) and (3) of the Securities Act of 1933 and Rule 13a-14 under the Securities Exchange Act of 1934 (the “Exchange Act”), and from aiding and abetting violations of Section 13(a) of the Exchange Act and Rules 12b-20, 13a-1 and 13a-13 under the Exchange Act. In addition, Mr. Dell agreed to pay a civil monetary penalty of $4 million. The settlement did not include any restrictions on Mr. Dell’s continued service as an officer or director of the company.

CORPORATE GOVERNANCE

Corporate Governance Principles — The Board believes that adherence to sound corporate governance policies and practices is important in ensuring that Dell is governed and managed with the highest standards of responsibility, ethics and integrity and in the best interests of the stockholders. The Board maintains Dell’s Corporate Governance Principles, which are intended to reflect Dell’s core values and provide the foundation for Dell’s governance and management systems and Dell’s interactions with others. A copy of those principles can be found on the company’s website at www.dell.com/corporategovernance.

Director Independence — The Board believes that the interests of the stockholders are best served by having a substantial number of objective, independent representatives on the Board. For this purpose, a director will be considered to be “independent” only if the Board affirmatively determines that the director does not have any direct or indirect material relationship with Dell that may impair, or appear to impair, the director's ability to make independent judgments. Under the Marketplace Rules of the NASDAQ Stock Market, on which Dell's common stock is listed, at least a majority of Dell's directors must qualify as "independent" within the meaning of the Marketplace Rules. Under Dell's Corporate Governance Principles, Dell requires at least 60% of the directors to meet Dell's standards for director independence.

The Board's determination that a director is independent is made on the basis of the standards set forth in Dell’s Corporate Governance Principles, which incorporate the director independence standards of the NASDAQ Marketplace Rules. Dell's Corporate Governance Principles identify certain relationships which will not, in and of themselves, preclude a determination that a director qualifies as independent. The Board may conclude, upon consideration of the relevant facts and circumstances, that a director is independent even if an applicable threshold specified in such relationships is exceeded in a particular case.

The following summarizes the Board's determinations with respect to each director's independence, including any transactions, relationships or arrangements not discussed under “Additional Information — Certain Relationships and Related Transactions” considered by the Board in its independence determinations.

DIRECTOR INDEPENDENCE

Director	Status
Mr. Breyer	Independent[a]
Mr. Carty	Independent[b]
Ms. Clark	Independent[c]
Ms. Conigliaro	Independent
Mr. Dell	Not independent[d]
Mr. Duberstein	Independent
Mr. Gray	Independent
Mr. Kleisterlee	Independent[e]
Mr. Luce	Independent[f]
Mr. Luft	Independent
Mr. Mandl	Independent
Mr. Narayen	Independent[g]
Mr. Perot	Independent[h]

a —	Mr. Breyer serves as a partner of Accel Partners. Dell has made investments as a limited partner in the Accel Internet Fund III L.P. (in October 1999) and the Accel Internet Fund IV L.P. (in May 2001). Additionally, Michael Dell, through his investment company MSD Capital, made an investment as a limited partner in the Accel Internet Fund III L.P. in October 1999. In determining that this relationship does not preclude treatment of Mr. Breyer as an independent director, the Board considered, among various factors, that the investments were made long before Mr. Breyer’s appointment to the Board in April 2009.

b —	Until June 2008, Mr. Carty served as Dell's Vice Chairman and Chief Financial Officer. Because he left that position more than three years ago, he is currently considered independent by the Board.

c —	Ms. Clark is the Executive Vice President and Chief Financial Officer for Marathon Oil Company. During Fiscal 2012, Dell was a supplier of services and products to Marathon Oil. In determining that this relationship did not preclude treatment of Ms. Clark as an independent director, the Board considered that the transactions were conducted in the ordinary course of business on customary commercial terms and represented less than 1% of Dell’s Fiscal 2012 revenue.

d —	Mr. Dell serves as Dell's Chairman of the Board and Chief Executive Officer.

e —	Mr. Kleisterlee is the executive Chairman of Vodafone Group plc. During Fiscal 2012, Dell was a supplier of services and products to Vodafone. In determining that this relationship did not preclude treatment of Mr. Kleisterlee as an independent director, the Board considered that the transactions were conducted in the ordinary course of business on customary commercial terms and represented less than 1% of Dell’s Fiscal 2012 revenue.

f —	Mr. Luce serves as the Chairman of the Board for the National Math and Science Initiative ("NMSI"), a not-for-profit organization dedicated to expanding programs that have a proven positive impact on math and science education. The Michael and Susan Dell Foundation donated $1,638,500 to NMSI in Fiscal 2012. In determining that this donation, considered together with donations made by The Michael and Susan Dell Foundation to NMSI in prior years, does not preclude treatment of Mr. Luce as an independent director, the Board considered that (a) NMSI's charitable purposes are within the historical philanthropic focus of The Michael and Susan Dell Foundation, and (b) Mr. Luce is not compensated by NMSI and, thus, derives no financial benefit from the contribution.

g —	Mr. Narayen is President and Chief Executive Officer of Adobe Systems Incorporated. During Fiscal 2012, Dell was a supplier of services and products to Adobe Systems and purchased software services and products from Adobe Systems. In determining that this relationship did not preclude treatment of Mr. Narayen as an independent director, the Board considered that the transactions were conducted in the ordinary course of business on customary commercial terms and represented less than 1% of the revenues of each company in its most recent fiscal year.

h —	Mr. Perot is chairman of Hillwood Development Company. Dell was a supplier of products and services to Hillwood Development during Fiscal 2012. In determining that this relationship did not preclude treatment of Mr. Perot as an independent director, the Board considered that the transactions were conducted on customary commercial terms and represented less than 1% of Dell’s Fiscal 2012 revenues.

The Board will continue to monitor the standards for director independence established under applicable law and the NASDAQ Marketplace Rules to ensure that Dell's Corporate Governance Principles remain consistent with those standards.

Board Leadership Structure — Dell's Bylaws provide that the Chairman of the Board will preside over meetings of the Board of Directors. The Chief Executive Officer has management responsibility for the business and affairs of the company. Both the Chairman and Chief Executive Officer positions are currently held by Mr. Dell. The company also has an independent Lead Director elected annually by the majority of independent directors during an executive session. Mr. Mandl currently serves as the Lead Director. The Lead Director has broad authority and responsibility to:

•	Chair executive sessions of the independent directors and preside over all meetings where the Chairman is not present
•	Assist the Chairman in the management of Board meetings
•	Confer with the members of the Board on the number of regular Board meetings
•	Propose an annual schedule of major discussion items for the Board to consider
•	Advise on and (with the Chairman) set the agendas for Board meetings, including review and approval of the meeting agenda to ensure the allocation of sufficient time to discuss all agenda items
•	Assist the Governance and Nominating Committee in discharging its responsibility for selecting and recommending nominees for director positions to the full Board
•	Monitor and assist with corporate governance initiatives
•	Consult with a representative group of stockholders periodically and other stockholders as needed
•	Serve as a liaison between the Chairman and the independent directors
•	Act as Chairman if Mr. Dell should have a conflict of interest
•	Serve as a resource to all committee chairs and advise them as appropriate
•	Assist with the evaluation of the Chief Executive Officer, in coordination with the Leadership Development and Compensation Committee
•	Assist with the self-evaluation of the Board as a whole, in coordination with the Governance and Nominating Committee
•	Perform such other roles as are assigned by the Governance and Nominating Committee or the full Board.

The Lead Director may hire outside advisors and consultants reporting directly to the Board or to the independent directors and may call meetings of the independent directors at any time.

Dell's Corporate Governance Policies contain several features which the company believes will ensure that the Board maintains effective and independent oversight of management, including the following:

•

Executive sessions without management and non-independent directors present are a standing agenda item. Executive sessions of the independent directors are held at any time requested by an independent director and, in any event, are held in connection with at least 60% of regularly scheduled Board meetings. The Lead Director sets the agenda for executive sessions, the principal focus of which is on whether management is performing its responsibilities in a manner consistent with the direction of the Board.

•	The Board regularly meets in executive session with Mr. Dell without other members of management present.
•	All Board committee members are independent directors. The committee chairs have authority to hold executive sessions without management and non-independent directors present.

The Board has determined that its current structure, with combined Chairman and Chief Executive Officer roles, an independent Lead Director, and independent directors as chairs and members of each committee, is in the best interests of Dell and its stockholders. The Board believes that combining the Chairman and Chief Executive Officer positions is currently the most effective leadership structure for the company given Mr. Dell's in-depth knowledge of Dell's business and industry, his ability to formulate and implement strategic initiatives, and his extensive contact with and knowledge of customers. As Chief Executive Officer, Mr. Dell is intimately involved in the day-to-day operations of the company and is thus in a position to elevate the most critical business issues for consideration by the independent directors of the Board. The Board believes that the combination of the Chairman and Chief Executive Officer roles as part of a governance structure that includes an independent Lead Director and exercise of key Board oversight responsibilities by independent directors provides an effective balance for the management of the company in the best interests of Dell's stockholders.

Board Committees — The Board maintains the following standing committees to assist it in discharging its oversight responsibilities. The current membership of each committee is indicated above under “Director Qualifications and Information” with the directors' biographical information.

•

Audit Committee — The Audit Committee assists the Board in fulfilling its responsibility to provide oversight with respect to the integrity of Dell's financial statements and reports and other disclosures provided to stockholders, the system of internal controls, the audit process, Dell's compliance with legal requirements and the compliance of Dell's directors and executive officers with Dell’s Code of Conduct. Its primary duties include appraising Dell's financial reporting activities and the accounting standards and principles Dell follows; reviewing the scope and adequacy of Dell's internal and financial controls; reviewing the plans, activities and resources of the internal audit function; and reviewing the scope and results of the audit plans of Dell's independent and internal auditors. The Audit Committee also selects, engages, and oversees the independent auditor and pre-approves all services to be performed by that firm.

The Audit Committee is composed entirely of directors who satisfy the standards of independence established in Dell's Corporate Governance Principles, as well as additional independence standards applicable to audit committee members established under the NASDAQ Marketplace Rules and SEC rules. The Board has determined that each Audit Committee member meets the "financial literacy" requirement for audit committee members under the NASDAQ Marketplace Rules and that Mr. Mandl and Ms. Clark are "audit committee financial experts" within the meaning of the SEC rules.

•	Leadership Development and Compensation Committee — The Leadership Development and Compensation Committee reviews and recommends to the full Board the amounts and types of compensation to be paid to the Chairman and Chief Executive Officer; reviews and approves the amounts and types of compensation to be paid to Dell’s other executive officers and the non-employee directors; reviews and approves salary, bonus and equity guidelines for Dell's other employees; and administers Dell's stock-based compensation plans. The Leadership Development and Compensation Committee is composed entirely of directors who satisfy the standards of independence established in Dell's Corporate Governance Principles.

Subject to applicable legal requirements, the Leadership Development and Compensation Committee may delegate authority to undertake any of its responsibilities to a subcommittee consisting of one or more of its members. The committee did not delegate authority to a subcommittee in Fiscal 2012.

The Leadership Development and Compensation Committee engaged a consultant in Fiscal 2012 for assistance in recommending the amount and form of executive and director compensation for Fiscal 2012, as more fully described below in the “Compensation Discussion and Analysis” section of this proxy statement.

Dell's Chief Executive Officer provides the Leadership Development and Compensation Committee with recommendations on the total compensation opportunities for all other executive officers and input with respect to (1) the individual performance of the other executive officers in connection with the committee's determination of amounts paid under the annual incentive bonus plan, (2) the composition of Dell's peer group of companies used for competitive comparisons, and (3) the performance goals used to assess Dell's financial performance under the annual incentive bonus plan.

The Leadership Development and Compensation Committee has delegated to Mr. Dell authority to approve certain stock grants to non-executive officers. Dell’s management is required to provide the committee, on a periodic basis, information about the equity awards approved by Mr. Dell under the scope of his delegated authority.

•

Governance and Nominating Committee — The Governance and Nominating Committee oversees all matters of corporate governance, including formulating and recommending to the full Board governance policies and processes, reviewing and approving ethics and compliance policies, and monitoring the independence of members of the Board; reviews, approves, disapproves or ratifies transactions between related persons that are required to be disclosed under SEC rules; selects, evaluates and recommends to the full Board qualified candidates for election or appointment to the Board; makes recommendations regarding the structure and membership of the Board committees; and administers an annual self-evaluation of Board performance. This committee is also responsible for monitoring Dell's sustainability and corporate responsibility activities and initiatives. The Governance and Nominating Committee is composed entirely of directors who satisfy the standards of independence established in Dell's Corporate Governance Principles.

The Governance and Nominating Committee's policies and processes for identifying, evaluating, and selecting director candidates, including candidates recommended by stockholders, are set forth in “Additional Information — Director Nomination Process” below.

•

Finance Committee — The Finance Committee oversees all areas of corporate finance, including capital structure, equity and debt financings, capital expenditures, merger and acquisition activity, cash management, banking activities and relationships, investments, foreign exchange activities and share repurchase activities. The Finance Committee is composed entirely of directors who satisfy the standards of independence established in Dell's Corporate Governance Principles.

Each committee is governed by a written charter approved by the full Board. These charters form an integral part of Dell's Corporate Governance Principles. A copy of each charter can be found on Dell's website at www.dell.com/corporategovernance.

Board Risk Oversight — The Board oversees and maintains Dell's governance and compliance processes and procedures to promote the conduct of Dell's business in accordance with applicable laws and regulations and with the highest standards of responsibility, ethics and integrity. As part of its oversight responsibility, the Board is responsible for the oversight of risks facing the company and seeks to provide guidance with respect to the management and mitigation of those risks. An analysis of strategic and operational risks is presented to the Board in reports submitted by the Chief Executive Officer, the Chief Financial Officer and the General Counsel, as well as by other members of Dell's senior management who regularly appear before the Board to provide detailed overviews of the businesses they oversee. In addition, at least once each year, each member of the Board meets with the management of the business segment of the director's choice to review in detail that segment's operations, customer set, strategies and risks. Directors also have complete and open access to all Dell employees and are free to, and do, communicate directly with management.

The Board delegates oversight of the following specific areas of risk to its committees.

•

The Audit Committee is responsible for the oversight of risk policies and processes relating to Dell's financial statements and financial reporting processes. The Audit Committee reviews and discusses with management, the independent auditor and the Vice President of Corporate Audit significant risks and exposures to Dell and the steps management has taken or plans to take to minimize or manage such risks. The Audit Committee meets in executive session with each of the Chief Financial Officer, the Chief Accounting Officer, the Vice President of Corporate Audit, the Vice President for Ethics and Compliance and Dell's independent auditor at each regular meeting of the Audit Committee.

•

The Leadership Development and Compensation Committee monitors the risks associated with succession planning and development as well as compensation plans, including evaluating the effect Dell's compensation plans may have on risk decisions.

•	The Governance and Nominating Committee monitors the risks related to Dell's governance structure and process.
•	The Finance Committee is responsible for reviewing and approving the plans and strategies with respect to corporate finance, capital transactions, and other transactions involving financial risks.

Each of the committee chairs reports to the full Board at its regular meetings concerning the activities of the committee, the significant issues it has discussed, and the actions taken by the committee.

While the Board is responsible for risk oversight, management is responsible for risk management. Dell seeks to maintain an effective internal controls environment and has processes to identify and manage risk, including an Executive Risk Steering Committee. This committee has adopted a Risk and Controls Framework and exercises oversight of the various risk assessment and monitoring and controls processes across the company, which include an annual risk assessment process that supports the annual internal audit plan. Dell also maintains and enforces a Code of Conduct, an Accounting Code of Conduct, an ethics and compliance program, a comprehensive internal audit process, and approved quality standards.

CEO Succession Planning — The Board has the responsibility to ensure that the leadership of the company is meeting the needs of the company now and can meet those needs in the future. The Board has developed a governance framework for CEO succession planning that is intended to provide for a continuous and collaborative process in which the Board ensures that the CEO builds a talent-rich leadership organization that can drive the company’s strategic objectives. Under its governance framework, the Board:

•	Maintains a plan to address any unexpected short-term absence of the CEO and identifies candidates who could act as interim CEO in the event of any such unexpected absence
•	Identifies potential successors to the CEO and, for internal candidates, reviews each candidate’s performance and development plan against the criteria and profile for the CEO role
•	Frames the search process to be used at the period of transition, including the format for internal and external searches and the role of an outside consultant
•	At the period of transition, ideally three to five years before the retirement of the current CEO, manages the succession process and determines the current CEO’s role in that process

The Board reviews succession planning for the CEO on an annual basis. As part of this process, the CEO reviews the annual performance of each member of the management team with the Board and the Board engages in a discussion with the CEO and the Senior Vice President of Human Resources regarding each team member and the team member’s development. In addition, the Board reviews possible modification of the plan to address any unexpected short-term absence of the CEO.

Meetings and Attendance — During Fiscal 2012, the full Board met six times, the Audit Committee met eight times, the Leadership Development and Compensation Committee met eight times, the Governance and Nominating Committee met nine times, and the Finance Committee met eight times. During Fiscal 2012, all directors attended at least 75% of the meetings of the full Board and the meetings of the committees on which they served during the period in which they served.

It is Dell's policy, as reflected in the company’s Corporate Governance Principles, that each director is expected to attend the annual meeting of stockholders. All directors then serving on the Board attended last year's annual meeting.

Communications with Directors — Stockholders may send communications to the Board as a whole, the independent directors as a group, any Board committee, the Lead Director, or any other individual member of the Board. Any stockholder who wishes to send such a communication may obtain the appropriate contact information at www.dell.com/boardofdirectors. The Board has implemented procedures for processing stockholder communications, a description of which also can be found at www.dell.com/boardofdirectors.

Director Compensation

Mr. Dell, as the only member of the Board who is also a Dell employee, does not receive any compensation for service on the Board. This section describes the Fiscal 2012 compensation of Dell’s non-employee directors.

Annual Retainer Fee — Each non-employee director receives an annual retainer fee, which for Fiscal 2012 was $75,000. The chair of the Audit Committee receives an additional annual retainer fee of $25,000; the chair of each of the other standing Board committees receives an additional annual retainer fee of $15,000; and the Lead Director receives an additional annual retainer fee of $25,000 if he or she is not the chair of a Board committee. Each director may elect to receive the retainer in cash, or in the form of non-qualified stock options or restricted stock units in lieu of cash. Directors also may defer all or a portion of the retainer into a deferred compensation plan. Any such deferred amounts are payable in a lump sum or in installments beginning upon termination of service as a director. The number of options or restricted stock units received in lieu of the annual retainer fee (or the method of computing the number) and the terms and conditions of those awards are determined from time to time by the Leadership Development and Compensation Committee. The annual retainers are payable at the first Board meeting after the annual stockholders' meeting for all members elected by the stockholders. For new members appointed by the Board, the retainer is prorated based on the remaining number of Board meetings during the “Service Year” (a period beginning at the immediately preceding annual meeting of stockholders and ending at the next annual meeting of stockholders) and is payable at the first Board meeting attended by the new director.

Option and Restricted Stock Unit Awards — Each non-employee directors is also eligible for annual stock option and restricted stock unit awards. The number of options and restricted stock units awarded, as well as the other terms and conditions of the awards (such as vesting and exercisability schedules and termination provisions), are generally within the discretion of the Leadership Development and Compensation Committee, except that (1) no non-employee director may receive awards (not including awards in lieu of the annual cash retainer) covering more than 50,000 shares of common stock in any Service Year (other than the Service Year in which the director joins the Board, when the limit is two times the normal annual limit), (2) the exercise price of any option may not be less than the fair market value of the common stock on the date of grant, and (3) no option may become exercisable, and no restricted stock unit may become transferable, earlier than six months from the date of grant.

Option and restricted stock unit awards are granted at the first Board meeting after the annual meeting of stockholders for all members elected by the stockholders. New members appointed by the Board receive a director grant that is equal to the director annual option and restricted stock unit awards prorated based on the remaining number of Board meetings during the year (ending at the next annual meeting of stockholders).

Computer Hardware and Technical Support — Dell provides directors personal computers and equipment for their use in connection with their Board service and for personal use. Dell also provides from time to time personal technical support to directors.

Other Benefits — Dell reimburses directors for reasonable expenses associated with attending Board and committee meetings, and when requested by the company, reasonable expenses for their spouses to attend a Dell sponsored event, and provides them with liability insurance coverage for their activities as directors.

Indemnification — Under Dell's Certificate of Incorporation and Bylaws, the directors are entitled to indemnification from Dell to the fullest extent permitted by Delaware corporate law. Dell has entered into indemnification agreements with each of the non-employee directors which establish processes for indemnification claims.

Director Compensation During Fiscal 2012 — The following table sets forth the compensation paid to the non-employee directors for Fiscal 2012. Sam Nunn and Judy Lewent retired from the Board at the time of the 2011 annual meeting of stockholders.

DIRECTOR COMPENSATION FOR FISCAL 2012

Name	Fees Earned or Paid in Cash		Stock Awards[a]	All Other Compensation[b]	Total
Mr. Breyer	$90,000	[c]	$210,004	$930	$300,934
Mr. Carty	75,000		210,004	3,548	288,552
Ms. Clark	60,000		168,242	1,571	229,813
Ms. Conigliaro	60,000		168,242	4,922	233,164
Mr. Duberstein	60,000		168,242	1,571	229,813
Mr. Gray	90,000		210,004	930	300,934
Mr. Kleisterlee	100,000		276,674	12,488	389,162
Ms. Lewent	—		12,160	930	13,090
Mr. Luce	75,000	[c]	210,004	1,230	286,234
Mr. Luft	75,000		210,004	—	285,004
Mr. Mandl	100,000		210.004	3,640	313,644
Mr. Narayen	90,000		210,004	930	300,934
Mr. Nunn	—		—	930	930
Mr. Perot	75,000	[c]	210,004	930	285,934

a —	Represents, for each director, other than Ms. Clark, Ms. Conigliaro and Mr. Duberstein, the total grant date fair value, computed in accordance with FASB ASC Topic 718, of a grant of 12,375 restricted stock units. The grant date fair value of $210,004 was based on the closing price of the common stock, as reported on the NASDAQ Stock Market, on the date of grant ($16.97). The awards were granted on July 15, 2011, which was the date of the first Board meeting following the 2011 annual meeting of stockholders.

For Ms. Clark, Ms. Conigliaro and Mr. Duberstein, amount represents the total grant date fair value, computed in accordance with FASB ASC Topic 718, of a grant of 11,716 restricted stock units. The grant date fair value of $168,242 was based on the closing price of the common stock, as reported on the NASDAQ Stock Market, on the date of grant ($14.36). The awards were granted on September 8, 2011, which was the date of the first Board meeting such directors attended following their appointment to the Board.

The awards vest on July 1, 2012, so long as the director remains a member of the Board. If the director ceases to be a member of the Board (other than by reason of mandatory retirement, death or permanent disability), any units scheduled to vest within 30 days of such termination will accelerate and vest upon such termination. Any remaining unvested units will expire immediately. All unvested restricted stock units vest immediately upon mandatory retirement, death or permanent disability.

The amount for Ms. Lewent represents the incremental fair value computed in accordance with FASB ASC 718 as result of modification of the awards on June 8, 2011. The modification accelerated the vesting of 13,564 restricted stock units that were scheduled to vest within 30 days of the date of Ms. Lewent’s retirement from the Board (July 15, 2011). The modified restricted stock units otherwise would have expired upon Ms. Lewent’s retirement.

Additionally, Mr. Kleisterlee was granted 4,318 restricted stock units on March 2, 2011, which was the date of the first Board meeting he attended following his appointment to the Board in December 2010. The total grant date fair value, computed in accordance with FASB ASC Topic 718, was $66,670 based on the closing price of the common stock, as reported on the NASDAQ Stock Market, on the date of grant ($15.44). This award vests ratably over three years, beginning on the first anniversary of the date of grant, so long as Mr. Kleisterlee remains a member of the Board. If Mr. Kleisterlee ceases to be a member of the Board (other than by reason of mandatory retirement, death or permanent disability) any units scheduled to vest within 30 days of such termination will accelerate and vest upon termination. Any remaining unvested units will expire immediately. All unvested restricted stock units vest immediately upon mandatory retirement, death or permanent disability.

The following table sets forth the number of shares of unvested restricted stock or restricted stock units and the number of shares underlying stock options held by each of the non-employee directors as of the end of Fiscal 2012.

Name	Restricted Stock/Restricted Stock Units	Stock Options
Mr. Breyer	39,901	—
Mr. Carty	28,736	526,467
Ms. Clark	11,716	—
Ms. Conigliaro	11,716	—
Mr. Duberstein .	11,716	—
Mr. Gray	28,736	57,455
Mr. Kleisterlee	16,693	—
Ms. Lewent	—	9,959
Mr. Luce	28,736	31,534
Mr. Luft	28,736	75,782
Mr. Mandl	28,736	76,722
Mr. Narayen	33,380	—
Mr. Nunn	—	78,571
Mr. Perot	33,380	31,341

The information for Mr. Carty includes 455,245 stock options he was awarded in his capacity as Vice Chairman and Chief Financial Officer in Fiscal 2007 and 2008.

b —	Represents imputed income amounts for providing certain benefits or perquisites to the directors, as detailed below.

The expense to Dell for providing a Dell Vostro ($903) to Mr. Breyer, Mr. Carty, Ms. Lewent, Mr. Luce, Mr. Mandl, Mr. Narayen, Mr. Nunn, Mr. Gray and Mr. Perot and a Dell Venue Pro to Mr. Luce ($300).

The expense to Dell for providing personal technical support to Mr. Carty ($2,618).

The expense to Dell for travel for Mr. Mandl’s spouse ($2,710), Ms. Conigliaro’s spouse ($3,351), and Mr. Kleisterlee’s spouse ($12,488) to attend a Dell sponsored meeting.

c —	Elected to receive either restricted stock units or nonqualified stock options in lieu of all or a portion of their cash retainer fee.

Each of Mr. Breyer and Mr. Luce elected to receive his annual retainer ($90,000 for Mr. Breyer and $75,000 for Mr. Luce), payable on July 15, 2011, in the form of restricted stock units. The restricted stock units were fully vested at grant, but may not be sold or transferred for six months following the date of grant. The number of shares was calculated based on the fair market value of the common stock on the date of grant ($16.97), as measured by the closing price of the common stock on the NASDAQ Stock Market.

Mr. Perot elected to receive his annual retainer ($75,000), payable on July 15, 2011, in the form of nonqualified stock options. The option awards were fully vested at grant and become exercisable ratably over five years beginning on the first anniversary of the grant date. The options expire ten years from the date of grant. The number of options was determined by dividing the forgone retainer amount by the grant date closing price multiplied by a three-year average Black-Scholes value. The exercise price was set at the fair market value of the common stock on the date of grant ($16.97), as measured by the closing price of the common stock on the NASDAQ Stock Market.

The following table sets forth the number of restricted stock units and options, as well as the grant date fair value of individual awards, of the Fiscal 2012 grants. The grant date fair values of these awards are not included in the Stock Awards column of the above table because the forgone cash amounts are included in the Fees Earned or Paid in Cash column.

Name	Restricted Stock Units in Lieu of Annual Retainer	Grant Date Fair Value	Stock Options in Lieu of Annual Retainer	Grant Date Fair Value
Mr. Breyer	5,304	$90,009	—	—
Mr. Luce	4,420	75,007	—	—
Mr. Perot	—	—	12,606	$69,753

PROPOSAL 2 — RATIFICATION OF INDEPENDENT AUDITOR

The Board is asking the stockholders to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as Dell's independent auditor for Fiscal 2013. Although current law, rules and regulations, as well as the charter of the Audit Committee, require Dell's independent auditor to be engaged, retained and supervised by the Audit Committee, the Board considers the selection of an independent auditor to be an important matter of stockholder concern and considers a proposal for stockholders to ratify such selection to be an opportunity for stockholders to provide direct feedback to the Board on an important issue of corporate governance. If the appointment of PricewaterhouseCoopers LLP is not ratified by stockholders, the Audit Committee will take such action, if any, with respect to the appointment of the independent auditor as the Audit Committee deems appropriate.

The Board recommends a vote "FOR" the ratification of PricewaterhouseCoopers LLP as Dell's independent auditor for Fiscal 2013.

Approval of this proposal requires the affirmative vote of holders of a majority of the shares of common stock present or represented by proxy at the meeting and entitled to vote on the proposal.

PricewaterhouseCoopers LLP is a registered independent public accounting firm and has been Dell's independent auditor since 1986. In addition to retaining PricewaterhouseCoopers LLP to conduct an integrated audit of the financial statements and internal control over financial reporting, Dell engages the firm from time to time to perform other services. The following table sets forth all fees incurred in connection with professional services rendered to Dell by PricewaterhouseCoopers LLP during each of the last two fiscal years.

AUDITOR FEES (in millions)

Fee Type	Fiscal 2012	Fiscal 2011
Audit Fees[a]	$16.8	$16.2
Audit-Related Fees[b]	0.6	0.7
Tax Fees[c]	0.6	0.4
All Other Fees[d]	0.1	—

Total	$18.1	$17.3

a —	This category includes fees incurred for professional services rendered in connection with the audit of the annual financial statements, for the audit of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, for the review of the quarterly financial statements, and for the statutory audits of international subsidiaries.

b —	This category includes fees incurred for professional services rendered in connection with assurance and other activities not explicitly related to the audit of Dell's financial statements, including the audits of Dell's employee benefit plans and registration statement for debt issuances, contract compliance reviews, and accounting research.

c —	This category includes fees incurred for domestic and international income tax compliance and tax audit assistance, corporate-wide tax planning, and executive tax consulting and tax return preparation for executives not in a financial reporting oversight role.

d —	This category include fees incurred while performing advisory or benchmarking functions.

The Audit Committee has determined that the provision of the non-audit services described in notes (c) and (d) above was compatible with maintaining the independence of PricewaterhouseCoopers LLP.

All Fiscal 2012 and Fiscal 2011 services were pre-approved by the Audit Committee. The Audit Committee has adopted a policy requiring pre-approval by the committee of all services (audit and non-audit) to be provided by Dell’s independent auditor. In accordance with that policy, the Audit

Committee has given its approval for the provision of audit services by PricewaterhouseCoopers LLP for Fiscal 2013 and has also given its approval for up to one year in advance for the provision by PricewaterhouseCoopers LLP of particular categories or types of audit-related, tax and other permitted non-audit services. In cases where the Audit Committee's pre-approval of such services is not covered by one of those approvals, the chairman of the Audit Committee or a designated member of the Audit Committee has the delegated authority to pre-approve the provision of services, which pre-approvals are then communicated to the full Audit Committee.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting to respond to appropriate questions, and will have an opportunity to make a statement if they desire to do so.

PROPOSAL 3 — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In this proposal 3, in accordance with Section 14A of the Exchange Act and the SEC’s rules thereunder, the Board of Directors is asking stockholders to approve, on an advisory basis, the compensation of Dell’s named executive officers as disclosed in this proxy statement.

The Board recommends a vote “FOR” approval of Dell’s compensation of its named executive officers as disclosed in this proxy statement.

Approval of this proposal requires the affirmative vote of holders of a majority of the shares of common stock present or represented by proxy at the meeting and entitled to vote.

As described below under “Executive Compensation” in the “Compensation Discussion and Analysis” section of this proxy statement, the Leadership Development and Compensation Committee has structured Dell’s executive compensation program to emphasize long-term, performance-dependent pay to motivate and reward long-term value creation for Dell’s stockholders. Dell’s executive compensation program has a number of features designed to ensure adherence to the company’s pay-for-performance philosophy.

The Board urges stockholders to read the “Compensation Discussion and Analysis” section below, which describes in detail how Dell’s executive compensation practices operate and are designed to achieve Dell’s core executive compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative discussion appearing under “Executive Compensation” below, which provide detailed information about the compensation of our named executive officers. The Leadership Development and Compensation Committee and the Board of Directors believe that the compensation practices described in “Compensation Discussion and Analysis” are effective in achieving Dell’s core executive compensation objectives and that the compensation of its named executive officers as disclosed in this proxy statement reflects and supports the appropriateness of Dell’s executive compensation philosophy and practices.

In accordance with Section 14A of the Exchange Act and the SEC’s rules thereunder, Dell is asking stockholders to approve this proposal by approving the following non-binding resolution:

RESOLVED, that the compensation paid to Dell’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

A vote on this resolution, commonly referred to as a “say-on-pay” resolution, is not binding on the Board of Directors or Dell. Although the vote is non-binding, the Leadership Development and Compensation Committee will review and consider the voting results when evaluating the compensation program for Dell’s named executive officers.

PROPOSAL 4 — APPROVAL OF THE DELL INC. 2012 LONG-TERM INCENTIVE PLAN

Stockholders are asked to consider and vote upon a proposal to approve the Dell Inc. 2012 Long-Term Incentive Plan, which we refer to as the “2012 LTIP.”

Upon the recommendation of the Leadership Development and Compensation Committee, the Board on May 15, 2012, 2012 unanimously approved the 2012 LTIP, which will become effective upon receipt of stockholder approval of the plan at the annual meeting. The Board believes that approval of the 2012 LTIP is in the best interests of Dell and its stockholders.

The Board recommends a vote “FOR” approval of the 2012 LTIP.

Approval of this proposal requires the affirmative vote of holders of a majority of the shares of common stock present or represented by proxy at the meeting and entitled to vote on the proposal.

Background

The Board has proposed approval of the 2012 LTIP by stockholders to replace Dell’s current Amended and Restated 2002 Long-Term Incentive Plan, which we refer to as the “Current LTIP,” which is scheduled to expire on July 18, 2012. When the 2012 LTIP becomes effective, no additional awards will be made under the Current LTIP.

No awards under the 2012 LTIP have been granted or will be granted unless and until the 2012 LTIP is approved by Dell’s stockholders at the annual meeting. Grants of awards under the 2012 LTIP will be in the discretion of the Leadership Development and Compensation Committee and any other committee authorized to grant awards under the plan. Accordingly, it is not possible as of the date of this proxy statement to determine the nature or amount of any awards under the 2012 LTIP that may be subject to future grants to employees, officers and directors of the Dell and its worldwide subsidiaries and other affiliates, or to other persons who will be eligible to participate in the 2012 LTIP. However, any such grants will be limited to the total number of shares available for issuance.

The Board believes in providing total compensation opportunities that are competitive with similar technology and other large global general industry companies with which Dell competes for talent. One key objective is weighting total compensation towards long-term, performance-dependent incentives to better align the interests of Dell employees with stockholders. Long-term equity-based incentives are the most significant component of Dell’s compensation programs and pay-for-performance philosophy. Equity incentives motivate employees to make decisions in support of Dell’s long-term financial interests while also serving as the primary tool for attracting and retaining high-caliber employees. If stockholders do not approve the 2012 LTIP, Dell will cease granting equity awards under the Current LTIP on July 18, 2012, and the next opportunity for Dell to ask stockholders to approve a new equity plan will be at the 2013 annual meeting of stockholders. Dell’s inability to grant equity awards after July 18, 2012, would result in significant gaps in Dell’s total compensation program that could impair its goals of attracting, motivating and retaining key employees and aligning their interests with the interests of stockholders.

Key Features of 2012 LTIP

As described below, the 2012 LTIP generally provides for:

•	Granting of stock options or stock appreciation rights only at an exercise price at least equal to fair market value on the grant date;
•	A ten-year maximum term for stock options and stock appreciation rights;
•	No vesting in dividends or dividend equivalent rights paid on performance-based awards unless the underlying awards vest;

•	No repricing of stock options or stock appreciation rights without prior stockholder approval; and
•	No reload or “evergreen” share replenishment features.

Summary of Material Provisions of 2012 LTIP

The following summary of the material provisions of the 2012 LTIP is qualified in its entirety by reference to the complete text of the 2012 LTIP, which is attached as Appendix A to this proxy statement and incorporated by reference into this proposal. You are urged to read this proposal and the text of the 2012 LTIP in their entirety.

Purpose. The 2012 LTIP is intended to (1) provide eligible persons with an incentive to contribute to Dell’s long-term success and to manage Dell’s business in a manner that will provide for Dell’s long-term growth and profitability to benefit its stockholders and other important stakeholders, including its employees and customers, (2) provide a means of obtaining, rewarding and retaining key personnel, and (3) ensure that key personnel act in Dell’s best interests during and after their service to the company as a condition of enjoying the benefits of such rewards.

Eligible Participants. Awards may be granted under the 2012 LTIP to individuals who are (1) employees, officers and directors of Dell or any of its subsidiaries or other affiliates, and (2) consultants, contractors and advisers to Dell or any of its subsidiaries or other affiliates who provide services to any of those entities.

As of May 15, 2012, approximately 9,000 individuals would have been eligible to participate in the 2012 LTIP.

Effective Date. The 2012 LTIP will be effective on the date on which it is approved by Dell’s stockholders.

Term. The 2012 LTIP will terminate automatically ten years after its effective date, unless it is earlier terminated by the Board.

Administration. The 2012 LTIP generally will be administered by a committee, which we refer to as the “Committee,” consisting of two or more Dell directors. Each such director will be required to qualify as an “independent director” under the NASDAQ listing rules, a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code and related regulations. The Committee initially will be the Leadership Development and Compensation Committee and may be a subcommittee of the Leadership Development and Compensation Committee.

To the extent permitted under applicable law, the 2012 LTIP will authorize the Committee to authorize the Chief Executive Officer, other officers or other persons, acting individually or as a committee, to grant awards under the 2012 LTIP and to determine all terms of such awards, except that the Committee may not delegate to such persons authority to grant awards to participants in the plan who are non-employee directors, “officers” within the meaning of Rule 16a-1(f) under the Exchange Act, “covered employees” within the meaning of Section 162(m) of the Internal Revenue Code, or persons delegated authority to grant awards under the plan.

The Board will retain the authority under the 2012 LTIP to exercise any or all of the powers and authorities related to the administration and implementation of the 2012 LTIP.

Except where the authority to act on such matters is specifically reserved to the Board under the 2012 LTIP or applicable law, the Committee and each other committee acting in accordance with the foregoing plan provisions will have full power and authority to interpret and construe all provisions of the 2012 LTIP, any award or any award agreement, and to make all related determinations, including the power and authority to:

•	Designate grantees of awards;
•	Determine the type or types of awards to be made to a grantee;

•	Determine the number of shares of stock subject to an award;
•	Establish the terms and conditions of each award;
•	Prescribe the form of each award agreement; and
•

Subject to limitations in the 2012 LTIP (including the prohibition on repricing of options and stock appreciation rights without stockholder approval), amend, modify or supplement the terms of any outstanding award.

Amendment and Termination. The Board will be authorized to amend, suspend or terminate the 2012 LTIP as to any shares of Dell’s common stock as to which awards have not been made. Any amendment to the 2012 LTIP, however, will be subject to receipt of the approval of Dell’s stockholders if stockholder approval of the amendment is required by any law or regulation or the listing rules of the NASDAQ Stock Market (or any other stock exchange on which the common stock is listed in future), or to the extent determined by the Board. Stockholder approval will be required for any proposed amendment to the 2012 LTIP provisions, which are described below, that prohibit the repricing of outstanding stock options or stock appreciation rights or that generally require the option price of any stock option to be at least equal to the fair market value of Dell’s common stock on the option grant date. Without the consent of the affected grantee of an outstanding award, no amendment, suspension or termination of the 2012 LTIP may impair the rights or obligations under that award.

Awards. The following types of awards may be made under the 2012 LTIP, subject to the limitations set forth in the plan:

•	Stock options, which may be either incentive stock options or non-qualified stock options;
•	Restricted stock;
•	Restricted stock units;
•	Performance shares or other performance-based awards;
•	Dividend equivalent rights;
•	Stock appreciation rights, or “SARs”;
•	Other equity-based awards, including unrestricted stock; and
•	Cash awards.

An incentive stock option is an option that meets the requirements of section 422 of the Internal Revenue Code, and a non-qualified stock option is an option that does not meet those requirements. Restricted stock is an award of Dell’s common stock on which are imposed vesting restrictions that subject the shares to a substantial risk of forfeiture, as defined in section 83 of the Internal Revenue Code. A restricted stock unit is an award that represents a conditional right to receive shares of Dell’s common stock in the future and that may be made subject to the same types of restrictions and risk of forfeiture as restricted stock. Performance-based awards are awards of options, restricted stock, restricted stock units, SARs, other equity-based awards or cash made subject to the achievement of one or more pre-established performance goals over a performance period established by the Committee. An award of performance shares is a performance-based award representing a right or interest denominated or payable in stock, valued by reference to stock, or otherwise based on or related to stock that is made subject to the achievement of one or more pre-established performance goals over a performance period of up to ten years. Dividend equivalent rights are awards entitling the grantee to receive cash, stock, other awards under the 2012 LTIP or other property equal in value to dividends or other periodic payments paid or made with respect to a specified number of shares of stock. A SAR is a right to receive upon exercise, in the form of Dell common stock, cash or a combination of Dell common stock and cash, the excess of the fair market value of one share of Dell common stock on the exercise date over the grant price of the SAR. Unrestricted stock is an award of shares of Dell common stock that is free of restrictions other than those imposed under federal or state securities laws.

The 2012 LTIP provides that each award will be evidenced by an award agreement, which may specify terms and conditions of the award that differ from the terms and conditions that would apply under the 2012 LTIP in the absence of the different terms and conditions in the award agreement.

Awards under the 2012 LTIP may be granted alone or in addition to, in tandem with, or in substitution or exchange for any other award under the 2012 LTIP, other awards under another compensatory plan of Dell or any of its affiliates (or any business entity that has been a party to a transaction with Dell or any of its affiliates), or other rights to payment from Dell or any of its affiliates. Awards granted in addition to or in tandem with other awards may be granted either at the same time or at different times.

Awards under the 2012 LTIP may be settled in cash, Dell common stock, other awards under the 2012 LTIP or other property. The Committee may permit or require the deferral of any payment pursuant to any award into a deferred compensation arrangement, which may include provisions for the payment or crediting of interest or dividend equivalent rights, in accordance with rules and procedures established by the Committee. No dividend equivalent rights may be granted in connection with, or related to, an award of options or SARs.

Awards under the 2012 LTIP generally will be granted for no consideration other than past services by the grantee of the award or, if provided for in the award agreement or in a separate agreement, the grantee’s promise to perform future services to Dell or one of its subsidiaries or other affiliates.

Clawback; Forfeiture. Any award granted pursuant to the 2012 LTIP will be subject to mandatory repayment by the grantee to Dell, to the extent the grantee is, or in the future becomes, subject to (1) any Dell “clawback” or recoupment policy or (2) any law, rule or regulation which imposes mandatory recoupment, under circumstances set forth in any such law, rule or regulation.

In addition, the Committee may reserve the right in an award agreement to cause a forfeiture of the gain realized by a grantee with respect to an award on account of actions taken by, or failed to be taken by, such grantee to the extent specified in the award agreement, including the grantee’s engagement in “Conduct Detrimental to the Company” as defined in the award agreement. The Committee may revoke an outstanding award if the grantee thereof is an employee and is terminated for “Conduct Detrimental to the Company” as defined in the applicable award agreement or for “cause” as defined in any other agreement between Dell or an affiliate and such grantee, as applicable.

Shares Available for Issuance. Subject to the adjustments described below, the maximum number of shares of Dell’s common stock that will be available for issuance under the 2012 LTIP will be equal to:

•	75,000,000 shares, plus
•

The number of shares subject to awards outstanding under the Current LTIP as of the effective date of the 2012 LTIP which thereafter terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares.

The foregoing number of shares available for issuance under the 2012 LTIP will not be increased by the number of shares subject to awards under the 2012 LTIP granted in substitution for awards previously granted under a compensatory plan by another business entity and assumed by Dell in connection with a merger, reorganization, separation or other transaction which involves the other business entity and to which section 424(a) of the Internal Revenue Code applies. Subject to applicable NASDAQ listing rules, shares available for issuance under a stockholder-approved plan of a business entity that is a party to one of the foregoing types of transactions (adjusted as necessary to reflect the transaction) may be used for awards under the 2012 LTIP and will not reduce the number of shares otherwise available for issuance under the 2012 LTIP.

The number of shares subject to an award granted under the 2012 LTIP will be counted against the maximum number of shares of Dell’s common stock available for issuance under the plan as one share for every one share of common stock subject to such an award. The gross number of shares issued in connection with an award of SARs will be counted toward the plan’s share issuance limit.

Shares subject to an award granted under the 2012 LTIP will again become available for issuance under the 2012 LTIP if the award terminates by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares.

Upon the effectiveness of the 2012 LTIP, no additional awards will be made under the Current LTIP, except that shares of common stock reserved under the Current LTIP before the effectiveness of the 2012 LTIP may be issued and delivered following the effectiveness of the 2012 LTIP to settle such awards granted under the Current LTIP before the effectiveness of the 2012 LTIP.

The number of shares available for issuance under the 2012 LTIP will not be increased by the number of shares:

•	Tendered or withheld or subject to an award surrendered in connection with the purchase of shares upon exercise of an option;
•	Deducted or delivered from payment of an award in connection with Dell’s tax withholding obligations; or
•	Purchased by the company with proceeds from option exercises.

The 2012 LTIP contains limitations on the number of shares available for issuance with respect to specified types of awards. During any time when Dell has a class of equity securities registered under Section 12 of the Exchange Act:

•

The maximum number of shares of Dell’s common stock subject to stock options or SARs that may be granted under the 2012 LTIP in a calendar year to any person eligible for an award will be 10,000,000 shares;

•

The maximum number of shares of Dell’s common stock that may be granted under the 2012 LTIP, other than pursuant to stock options or SARs, in a calendar year to any person eligible for an award will be 3,000,000 shares; and

•	The maximum amount that may be paid as a cash-settled performance-based award will not be greater than 0.5% of Dell’s aggregate consolidated operating income in the immediately preceding year.

The maximum number of shares available for issuance pursuant to incentive stock options granted under the 2012 LTIP will be the same as the number of shares available for issuance under the 2012 LTIP.

The number and kinds of shares of stock for which awards may be made under the 2012 LTIP, including the share limits described above, will be adjusted proportionately and accordingly by the Committee if the number of outstanding shares of Dell’s common stock is increased or decreased or the shares of Dell’s common stock are changed into or exchanged for a different number of shares or kind of capital stock or other securities of the company on account of any recapitalization, reclassification, stock split, reverse stock split, spin-off, combination of stock, exchange of stock, stock dividend or other distribution payable in capital stock, or other increase or decrease in shares of Dell’s common stock effected without receipt of consideration by the company.

Shares of stock to be issued under the 2012 LTIP will be authorized and unissued shares or shares of treasury stock or any combination of the foregoing, as may be determined by the Board of Directors or the Committee.

On May 15, 2012, the closing price of Dell’s common stock as reported on the NASDAQ Stock Market was $15.34 per share.

Fair Market Value Determination. For so long as Dell’s common stock remains listed on the NASDAQ Stock Market, the fair market value of the common stock on an award grant date will be the closing price of the common stock as reported on the NASDAQ Stock Market on such date. If there is no such reported closing price on such date, the fair market value of the common stock will be the closing price of the common stock as reported on the NASDAQ Stock Market on the last preceding date on which any sale of Dell’s common stock shall have been reported on the NASDAQ Stock Market. For purposes of determining fair market value for determining taxable income and related tax withholding, Dell may use any reasonable method.

If Dell’s common stock ceases to be listed on the NASDAQ Stock Market and is listed on another established national or regional stock exchange or traded on another established securities market, fair market value will similarly be determined by reference to the closing price of the common stock on the applicable date as reported on such other stock exchange or established securities market.

If Dell’s common stock ceases to be listed on the NASDAQ Stock Market or another established national or regional stock exchange or traded on another established securities market, the Committee will determine the fair market value of the common stock by the reasonable application of a reasonable valuation method in a manner consistent with section 409A of the Internal Revenue Code.

Award Types

Stock Options. An option granted under the 2012 LTIP will be exercisable only to the extent that it is vested. Each option will become vested and exercisable at such times and under such conditions as the Committee may approve consistent with the terms of the 2012 LTIP. No option may be exercisable more than ten years after the option grant date. The Committee may include in the option agreement provisions specifying the period during which an option may be exercised following termination of the grantee’s service.

The exercise price per share under each option granted under the 2012 LTIP may not be less than 100%, or 110% in the case of an incentive stock option granted to a Ten Percent Stockholder (as defined in the 2012 LTIP), of the fair market value of Dell’s common stock on the option grant date, except in the case of an option granted upon assumption of, or in substitution for, outstanding awards previously granted under a compensatory plan by a business entity acquired or to be acquired by Dell or an affiliate or with which Dell or an affiliate has combined or will combine.

The aggregate fair market value of Dell’s common stock determined on the option grant date with respect to which all incentive stock options held by a grantee are exercisable for the first time during any calendar year may not exceed $100,000.

Except in connection with a corporate transaction involving Dell, including any stock dividend, distribution (whether in the form of cash, shares of stock, other securities or other property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of stock or other securities or similar transaction, Dell may not, without obtaining stockholder approval, (1) amend the terms of outstanding options to reduce the exercise price of such outstanding options, (2) cancel outstanding options in exchange for options with an exercise price that is less than the exercise price of the original options or (3) cancel outstanding options with an exercise price above the current stock price in exchange for cash or other securities.

Payment of the exercise price for shares purchased pursuant to the exercise of an option may be made in such forms as are approved by the Committee. These forms may include, in the Committee’s discretion, cash, cash equivalents acceptable to the company, and shares of Dell’s common stock.

Awards of stock options generally will be nontransferable, except for (1) transfers by will or the laws of descent and distribution or (2) in the case of non-qualified stock options, for a transfer by a grantee not for value to a family member if such a transfer is authorized in the applicable award agreement or otherwise by the Committee. A transfer not for value is a transfer which is a gift, a transfer under a domestic relations order in settlement of marital property rights, or, unless applicable laws do not permit such a transfer, a transfer to an entity in which more than 50% of the voting interests are owned by family members and/or the grantee in exchange for an interest in such an entity. The 2012 LTIP defines “family member” of a grantee to include the following:

•

A person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of such grantee;

•	A person sharing such grantee’s household (other than a tenant or employee);
•	A trust in which any one or more of the persons above (and such grantee) own more than 50% of the beneficial interest;
•	A foundation in which any one or more of the persons specified in the first two bullets above (and such grantee) control the management of the foundation’s assets; and
•	Any other entity in which one or more of the persons specified in the first two bullets above (and such grantee) own more than 50% of the voting interests.

Restricted Stock and Restricted Stock Units. Subject to the provisions of the 2012 LTIP, the Committee will determine the terms and conditions of each award of restricted stock or restricted stock units, including the restricted period for all or a portion of the award, the restrictions applicable to the award and the purchase price, if any, for the common stock subject to the award. A grantee of restricted stock will have all the rights of a stockholder, including the right to vote the shares and receive dividends, except to the extent limited by the Committee. Grantees of restricted stock units will have no voting or dividend rights or other rights associated with stock ownership, although the Committee may award dividend equivalent rights on such units.

Grantees will not vest in dividends paid on performance-based awards of restricted stock or in dividend equivalent rights paid on performance-based awards of restricted stock units, and will be required to forfeit and repay to Dell such dividends and dividend equivalent rights, if the performance goals for the underlying awards of restricted stock or restricted stock units are not achieved. In addition, the Committee may subject dividends and dividend equivalent rights paid on time-vested awards of restricted stock and restricted stock units to such forfeiture and repayment obligations if the underlying awards are forfeited before they vest.

The restrictions and the restricted period may differ with respect to each grantee of an award. An award will be subject to forfeiture if events specified by the Committee occur before the lapse of the restrictions.

Awards of restricted stock and restricted stock units generally will be nontransferable during the restricted period or before satisfaction of any other restrictions applicable to the awards.

Dividend Equivalent Rights. The Committee will be authorized to grant rights to dividend equivalents to a participant in connection with an award under the 2012 LTIP, or without regard to any other award, except that no dividend equivalent rights may be granted in connection with, or related to, an award of options or SARs. Dividend equivalent rights will entitle the participant to receive cash or stock equal in value to dividends paid, or other periodic payments made, with respect to a specified number of shares of common stock. The terms and conditions of awards of dividend equivalent rights will be specified in the applicable award agreement.

Dividend equivalents credited to the holder of a dividend equivalent right may be paid currently (with or without being subject to forfeiture or a repayment obligation) or may be deemed to be reinvested in additional shares of stock, which may thereafter accrue additional dividend equivalent rights (with or without being subject to forfeiture or a repayment obligation). Any such reinvestment will be at the fair market value of the stock on the reinvestment date. Dividend equivalent rights may be settled in cash or shares of stock or a combination thereof, in a single installment or in multiple installments, as determined by the Committee.

A dividend equivalent right granted as a component of another award may provide that the dividend equivalent right will be settled upon exercise, settlement, or payment of, or lapse of restrictions on, the other award, and that the dividend equivalent right will expire or be forfeited or annulled under the same conditions as the other award. A dividend equivalent right granted as a component of another award also may contain terms and conditions which are different from the terms and conditions of the other award, except that dividend equivalent rights credited pursuant to a dividend equivalent right granted as a component of another award which vests or is earned based upon the achievement of performance goals may not vest unless the performance goals for the underlying award are achieved.

Dividend equivalents generally will be nontransferable, except for transfers by will or the laws of descent and distribution.

Performance Shares and Other Performance-Based Awards. The Committee may award performance shares and other performance-based awards in such amounts and upon such terms as the Committee may determine. Each grant of a performance-based award will have an initial value or target number of shares of common stock that is established by the Committee at the time of grant. The Committee may set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and number of performance shares or other performance-based awards that will be paid out to a grantee. The performance goals generally will be based on one or more of the performance measures described below. The Committee will establish the performance periods for performance-based awards. Performance-based awards may be payable in cash or shares of Dell’s common stock, or a combination thereof, as determined by the Committee.

The 2012 LTIP identifies some conditions that may warrant revision or alteration of performance goals after they are established by the Committee. Such conditions may include the following:

•	Asset write-downs;
•	Litigation or claims, judgments or settlements;
•	The effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results;
•	Any reorganization or restructuring events or programs;
•	Extraordinary, non-core, non-operating or non-recurring items;
•	Acquisitions or divestitures;
•	Foreign exchange gains and losses; and
•	The impact of purchases of shares of Dell’s common stock pursuant to share repurchase programs.

Performance Measures. The 2012 LTIP is designed to permit the Committee to grant awards to covered executive officers that will constitute qualified performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code.

Section 162(m) generally provides that no federal income tax business expense deduction is allowed for annual compensation in excess of $1 million paid by a publicly traded corporation to its principal executive officer or any of the three other most highly compensated officers (excluding the principal financial officer), as determined in accordance with the applicable rules under the Exchange Act. Under the Internal Revenue Code, however, there is no limitation on the deductibility of compensation paid to such officers, who are referred to as “covered executive officers,” that represents qualified performance-based compensation as determined under the Internal Revenue Code. To constitute qualified performance-based compensation, the compensation paid by Dell to its covered executive officers must be paid solely on account of the achievement of one or more objective performance goals established in writing by the Committee while the achievement of such goals is substantially uncertain. Performance goals may be based on one or more performance measures consisting of business criteria that apply to the covered officer, a business unit, or the company, a subsidiary or other affiliate on an individual or a consolidated basis, but need not be based on an increase or positive result under the business criteria selected. The Committee is prohibited from increasing the amount of compensation payable if a performance goal is met, but may reduce or eliminate compensation even if the performance goal is achieved.

The 2012 LTIP authorizes the establishment of performance goals based on any one or more of the following performance measures.

•	Net earnings, net income or net income per share
•	Operating earnings
•	Pretax earnings
•	Earnings per share
•	Share price, including growth measures and total stockholder return

•	Earnings before interest and taxes
•	Earnings before interest, taxes, depreciation and/or amortization
•

Any one or more of operating income, net income, earnings per share, gross margin, operating expenses, operating margin, and earnings before interest, taxes, depreciation and/or amortization, in each case as adjusted to exclude any one or more of the following:

—	stock-based compensation expense
—	acquisition-related costs, including retention payments, integration costs and other costs
—	income from discontinued operations
—	gain on cancellation of debt
—	debt extinguishment and related costs
—	severance and facility action costs
—	reorganization, restructuring and/or recapitalization charges and costs
—	impairment charges
—	amortization of intangibles and other assets
—	gain or loss related to investments
—	sales and use tax settlement
—	gain on non-monetary transaction
•	Net revenues, or sales or revenue growth, whether in general, by type of product or service, or by type of customer
•	Gross or operating margins
•	Return measures, including return on assets, capital, investment, equity, sales or revenue
•	Cash flow, including:
—	operating cash flow
—	cash flow from operations per share
—	free cash flow, defined as cash flow from operations less capital expenditures and excluding financing receivables
—	levered free cash flow, defined as free cash flow less interest expense
—	cash flow return on equity
—	cash flow return on investment
•	Productivity ratios
•	Expense targets
•	Market share
•	Financial ratios as provided in credit agreements of Dell and its subsidiaries
•	Working capital targets
•	Completion of acquisitions of assets, businesses or companies
•	Completion of divestitures and asset sale
•	Customer satisfaction as measured using the Net Promoter Score (“NPS”) metric (based on surveys of customers of Dell and its subsidiaries)
•	Any combination of the foregoing business criteria

Performance under any of the foregoing performance measures may be calculated on an aggregate or a per share basis.

Performance under any of the foregoing performance measures may be used to measure the performance of (1) Dell and its subsidiaries and other affiliates as a whole, (2) Dell, any subsidiary, and/or any other affiliate or any combination thereof or (3) any one or more business units of Dell, any subsidiary, and/or any other affiliate, as the Committee deems appropriate. In addition, performance under any of the performance measures may be compared to the performance of one or more other companies or one or more published or special indices designated or approved by the Committee. The Committee may select performance under the performance measure of share price for comparison to performance under one or more stock market indices or peer groups designated or approved by the Committee. The Committee will have the authority to provide for accelerated vesting of any performance-based award based on the achievement of performance goals pursuant to the performance measures.

The Committee will have the discretion to adjust awards that are intended to qualify as performance-based compensation, either on a formula or discretionary basis, or on any combination thereof, as the Committee determines in a manner consistent with the requirements of Section 162(m) for deductibility.

Stock Appreciation Rights. SARs may be granted in conjunction with all or a part of any option or other award granted under the 2012 LTIP, or without regard to any option or other award. The Committee will determine at the SAR grant date or thereafter the time or times at which and the circumstances under which a SAR may be exercised in whole or in part, the time or times at which and the circumstances under which a SAR will cease to be exercisable, the method of exercise, the method of settlement, the form of consideration payable in settlement, the method by which shares will be delivered or deemed delivered to grantees, and any other terms or conditions of any SAR.

Exercisability of SARs may be subject to future service requirements, to the achievement of one or more of the performance measures described above or to such other terms and conditions as the Committee may impose.

Upon exercise of a SAR, the holder will be entitled to receive, in the specified form of consideration, the excess of the fair market value of one share of Dell common stock on the exercise date over the exercise price of the SAR, as determined by the Committee. The exercise price of a SAR may not be less than the fair market value of a share of Dell common stock on the grant date.

Except in connection with a corporate transaction involving Dell, including any stock dividend, distribution (whether in the form of cash, shares of stock, other securities or other property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of stock or other securities or similar transaction, Dell may not, without obtaining stockholder approval, (1) amend the terms of outstanding SARs to reduce the exercise price of such outstanding SARs, (2) cancel outstanding SARs in exchange for SARs with an exercise price that is less than the exercise price of the original SARs or (3) cancel outstanding SARs with an exercise price above the current stock price in exchange for cash or other securities.

Awards of SARs generally will be nontransferable, except for (1) transfers by will or the laws of descent and distribution and (2) transfers not for value to a family member, as discussed above under “Stock Options,” if such transfer is authorized in the applicable award agreement or otherwise by the Committee.

Other Equity-Based Awards. The Committee may grant other types of equity-based or equity-related awards, including the grant or offer for sale of shares of unrestricted stock, in such amounts and subject to such terms and conditions as the Committee may determine. Any such awards may involve the transfer of shares of Dell common stock to participants, or payment in cash or otherwise of amounts based on the value of the shares of Dell common stock. Any other equity-based awards granted by the Committee may be subject to performance goals established by the Committee based on one or more of the performance measures described above.

Effect of Corporate Transactions

The 2012 LTIP contains provisions, which are described below, that provide for adjustments to the terms of some types of outstanding awards upon the occurrence of specified kinds of corporate transactions. The provisions of the 2012 LTIP governing such transactions will apply unless a different treatment of the applicable award is specified in the applicable award agreement at the time of grant, in another agreement with the grantee of the award, or in another writing entered into after the time of grant with the consent of the grantee.

Change in Capitalization or Merger. The Committee will adjust the terms of outstanding awards under the 2012 LTIP to preserve the proportionate interests of the holders in such awards if the number of outstanding shares of Dell’s common stock is increased or decreased or the shares of

Dell’s common stock are changed into or exchanged for a different number of shares or kind of capital stock or other securities of Dell on account of (1) any recapitalization, reclassification, stock split, reverse stock split, spin-off, combination of stock, exchange of stock, corporate reorganization, stock dividend or other distribution payable in capital stock, or other increase or decrease in shares of Dell’s common stock effected without receipt of consideration by Dell, or (2) any merger, consolidation or combination. The adjustments will include proportionate adjustments to (a) the number and kind of shares of stock subject to outstanding awards and (b) the per share option price of outstanding options and the per share SAR price of outstanding SARs. In the event of any merger, consolidation or combination, (x) any restrictions applicable to the award subject thereto will apply as well to any replacement shares received by the holder as a result of such merger, consolidation or combination, and (y) performance-based awards (and the related performance measures if deemed appropriate by the Committee) will be adjusted to apply to the securities that a holder of the number of shares of stock subject to such performance-based awards would have been entitled to receive immediately after the transaction.

Change in Control. The Committee also has the express authority to include in any award agreement provisions for the treatment of an award upon or following a Change in Control of Dell. The 2012 LTIP generally defines a “Change in Control” to mean the first to occur of any of the following events:

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There is consummated any transaction (including without limitation a merger or reorganization in which Dell is the surviving entity) which results in any person or entity, other than Michael Dell and his affiliates, owning more than 50% of the combined voting power of all classes of Dell stock that have the right to vote generally in the election of directors (“voting stock”), calculated on a fully diluted basis;

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Individuals who on the effective date of the 2012 LTIP constitute the Board of Directors (together with any new directors whose election by such Board or whose nomination by such Board for election by Dell’s stockholders was approved by a vote of at least a majority of the members of such Board then in office who either were members of such Board on such effective date or whose election or nomination for election was previously approved) cease for any reason to constitute a majority of the members of such Board then in office;

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Dell consolidates with or merges with or into another entity or another entity consolidates with or merges with or into Dell, other than any such transaction in which the holders of securities that represented 100% of Dell’s voting stock immediately prior to such transaction (or other securities into which such securities are converted as part of the merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the voting stock of the surviving entity in such merger or consolidation transaction immediately after such transaction;

•

There is consummated any direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of Dell and its subsidiaries, taken as a whole; or

•	Dell’s stockholders adopt a plan or proposal for its liquidation, winding up or dissolution.

Resales of Shares by Participants. Shares of Dell’s common stock issued pursuant to the 2012 LTIP will be eligible for sale by participants in the public market without restriction under the Securities Act of 1933, except that any shares purchased by an “affiliate” of Dell, as that term is defined in Rule 144 under the Securities Act of 1933, will be subject to the resale limitations of Rule 144.

A participant who is an affiliate of Dell may sell in the public market the shares issued to the participant only in accordance with the limitations and conditions of Rule 144, other than the holding period condition. In general, Rule 144 provides that any such person (or persons whose shares are aggregated) is entitled to sell within any three-month period the number of shares that does not exceed the greater of (1) 1% of the then-outstanding shares of common stock and (2) the reported average weekly trading volume of the then-outstanding shares of common stock during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the SEC.

Sales under Rule 144 by affiliates also are subject to provisions relating to the manner and notice of sale and the availability of current public information about Dell.

Federal Income Tax Consequences

The following summarizes the material federal income tax consequences of awards that may be granted under the 2012 LTIP.

Incentive Stock Options. An option holder will not realize taxable income upon the grant of an incentive stock option under the 2012 LTIP. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. An option holder’s alternative minimum taxable income, however, will be increased by the amount by which the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Further, except in the case of an option holder’s death or disability, if an option is exercised more than three months after the option holder’s termination of employment, the option will cease to be treated as an incentive stock option and will be subject to taxation under the rules applicable to non-qualified stock options, as summarized below.

If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition will depend upon whether the disposition is “qualifying” or “disqualifying.” The disposition of the option shares will be a qualifying deposition if it is made at least two years after the date on which the incentive stock option was granted and at least one year after the date on which the incentive stock option was exercised. If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. If the disposition is a disqualifying disposition, the excess of the fair market value of the option shares on the date of disposition over the exercise price will be taxable income to the option holder at the time of the disposition. Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be compensation income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised.

Unless an option holder engages in a disqualifying disposition, Dell will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, Dell will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

If an option holder pays the exercise price of an incentive stock option by tendering shares with a fair market value equal to part or all of the exercise price, the exchange of shares will be treated as a nontaxable exchange, except that this treatment will not apply if the option holder acquired the shares being tendered pursuant to the exercise of an incentive stock option and has not satisfied the special holding period requirements summarized above. The tax basis of the shares tendered to pay the exercise price will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the tendered shares.

Non-Qualified Stock Options. An option holder will not realize taxable income upon the grant of a non-qualified stock option. When an option holder exercises the option, however, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will constitute compensation income taxable to the option holder. Dell will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if Dell complies with applicable reporting requirements and with the restriction of Section 162(m) of the Internal Revenue Code.

If an option holder tenders shares in payment of part or all of the exercise price of a non-qualified stock option, no gain or loss will be recognized with respect to the shares tendered, even if the shares were acquired pursuant to the exercise of an incentive stock option. In such an event, the option holder will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares tendered will be treated as the substituted tax basis for an equivalent number of shares received, and the shares received will be treated as having been held for the same holding period as the holding period that expired with respect to the tendered shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as compensation income, just as if the option holder had paid the exercise price in cash.

Restricted Stock. A grantee of restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award if the common stock is subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). The grantee, however, may elect under section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the shares on the date of the award, determined without regard to the restrictions. If the grantee does not make such a section 83(b) election, the fair market value of the shares on the date on which the restrictions lapse will be treated as compensation income to the grantee and will be taxable in the year in which the restrictions lapse. Dell generally will be entitled to a deduction for compensation paid equal to the amount treated as compensation income to the grantee in the year in which the grantee is taxed on the income if Dell complies with applicable reporting requirements and with the restrictions of section 162(m) of the Internal Revenue Code.

Dividend Equivalents Rights. Grantees under the 2012 LTIP who receive awards of dividend equivalent rights will be required to recognize compensation income in the amount distributed to the grantee pursuant to the award. If Dell complies with applicable reporting requirements and with the restrictions of section 162(m) of the Internal Revenue Code, it will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Restricted Stock Units and Performance-Based Awards. A distribution of common stock or a payment of cash in satisfaction of restricted stock units or a performance-based award will be taxable as compensation income when the distribution or payment is actually or constructively received by the recipient. The amount taxable as compensation income is the aggregate fair market value of the common stock determined as of the date it is received or, in the case of a cash award, the amount of the cash payment. Dell will be entitled to deduct the amount of such payments when such payments are taxable as compensation to the recipient if Dell complies with applicable reporting requirements and with the restrictions of section 162(m) of the Internal Revenue Code.

Stock Appreciation Rights. The grant of SARs will not result in taxable income to the participant or a deduction to Dell. Upon exercise of a SAR, the holder will recognize compensation income in an amount equal to the cash or the fair market value of the common stock received by the holder. Dell will be entitled to a deduction equal to the amount of any compensation income taxable to the grantee, subject to section 162(m) of the Internal Revenue Code and, as to SARs that are settled in shares of common stock, if Dell complies with applicable reporting requirements and with the restrictions of section 162(m) of the Internal Revenue Code.

Unrestricted Stock. A holder of shares of unrestricted stock will be required to recognize compensation income in an amount equal to the fair market value of the shares on the date of the award, reduced by the amount, if any, paid for such shares. Dell will be entitled to deduct the amount of any compensation income taxable to the grantee if it complies with applicable reporting requirements and with the restrictions of section 162(m) of the Internal Revenue Code.

Upon the holder’s disposition of shares of unrestricted stock, any gain realized in excess of the amount reported as compensation income will be reportable by the holder as a capital gain, and any loss will be reportable as a capital loss. Capital gain or loss will be long-term if the holder has held the shares for more than one year. Otherwise, the capital gain or loss will be short-term.

Tax Withholding. Payment of the taxes imposed on awards made under the 2012 LTIP may be made by withholding from payments otherwise due and owing to the holder.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis is designed to provide stockholders with an understanding of Dell's compensation philosophy, its core principles and the compensation of executive officers identified in the Summary Compensation Table, who are referred to as the "Named Executive Officers" or “NEOs.”

Dell's compensation programs are designed to attract, reward, motivate, and retain high-quality talent and to provide appropriate cash and equity-based incentives for achieving Dell’s financial goals and strategic objectives. Dell’s compensation programs are focused on performance, of both the company and the individual, in order to create a culture of meritocracy. Consequently, Dell believes that emphasis on long-term, performance-dependent pay motivates and rewards long-term value creation for Dell's stockholders. Dell also uses its compensation programs to manage fixed costs while driving individual and company performance by placing greater emphasis on performance-based variable pay components.

A substantial portion of Named Executive Officer pay is directly tied to Dell’s performance and, therefore, is at risk as illustrated by the following charts, which highlight total compensation as allocated to each element of compensation as reported in the Summary Compensation Table for Fiscal 2012. Approximately 94% of the Fiscal 2012 total compensation of Michael Dell, the company’s Chairman and Chief Executive Officer, and approximately 87% of the Fiscal 2012 total compensation of the other four Named Executive Officers consisted of variable compensation components subject to Dell’s performance.

The compensation program for Named Executive Officers is designed to place annual target total compensation (i.e., the sum of base salary, target annual bonus, and target annual equity compensation) between the 50th and 75th percentiles of the compensation of Dell’s Core Comparator Peer Group (as described below), as well as the broader competitive market when performance is strong. While designed to target annual total compensation at this level, actual total compensation for each individual executive varies based on individual skills, experience, contributions, and performance, as well as corporate performance, internal equity, overall responsibility for company performance, or other factors that the Leadership Development and Compensation Committee (the “Committee”) may take into account. The primary components of Dell’s compensation program consist of base salary, annual incentive bonus, long-term incentives, benefits, and limited perquisites.

Executive Summary

Fiscal 2012 Financial Highlights

Dell achieved strong financial results for Fiscal 2012 with net revenue of $62.1 billion, operating income of $4.43 billion and earnings per share of $1.88. Dell also achieved significant increases over Fiscal 2011 in operating income, net income and earnings per share, measured on a non-GAAP basis as shown below. All amounts, except per share amounts, are in millions.

	Fiscal 2012	Fiscal 2011	Change
Net Revenue	$62,071	$61,494	1%
Operating Income	$4,431	$3,433	29%
Net Income	$3,492	$2,635	33%
Earnings Per Share	$1.88	$1.35	39%
Operating Income (non-GAAP)[a]	$5,135	$4,149	24%
Net Income (non-GAAP)[a]	$3,952	$3,106	27%
Earnings Per Share (Non-GAAP)[a]	$2.13	$1.59	34%

a –	This measure is not a financial measure calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations — Non-GAAP Financial Measures” in Dell’s Annual Report on Form 10-K for the fiscal year ended February 3, 2012, for a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure.

Link Between Company Performance and CEO Compensation

The Committee takes a long-term view when analyzing CEO pay and company performance. The Committee considers a variety of factors when evaluating Mr. Dell’s performance, including performance against several key financial metrics and performance against certain non-financial objectives such as progress towards Dell’s strategic transformation as well as operational and leadership effectiveness goals. In evaluating the link between Mr. Dell’s pay and company performance, it is important to consider that Mr. Dell has not received an increase in base salary in over five years, declined a bonus for Fiscal 2008, 2009 and 2010, and declined equity grants from Fiscal 2005 through Fiscal 2010. Partly as a result of these decisions, Mr. Dell’s total compensation historically ranked below the median as compared to CEO total compensation for the Core Comparator Peer Group, as described below. In analyzing CEO pay for performance, the Committee considers the fact that Mr. Dell’s voluntary refusal to receive bonus payouts and equity grants for previous fiscal years unavoidably exaggerates the year-over-year comparison when more competitive bonus payments and equity grants resume, as is the case in Fiscal 2012.

The following graphs show the relationship between Mr. Dell’s total compensation and company performance as measured by three key financial metrics, which are considered critical components of both Dell’s strategy and the measurement of Mr. Dell’s performance. The company believes that these three metrics — revenue, operating income, and earnings per share — correlate strongly with long-term stockholder value. The following graphs report revenue, operating income and earnings per share on a GAAP basis, and include the impact on the year-over-year trend line of Mr. Dell’s request that he not receive a bonus payment for Fiscal 2008, 2009 and 2010. Because the Committee did not calculate a bonus payout for Mr. Dell for Fiscal 2008, 2009 or 2010, these graphs assume that Mr. Dell would have received a “Target Bonus” (as defined below) consistent with the application of Dell’s corporate performance modifier for the applicable fiscal year. In addition, the graphs highlight the portion of Mr. Dell’s Fiscal 2012 compensation that consisted of stock options and performance-based restricted stock units (“PBUs”). Although the values of these awards are reflected by disclosing their grant date fair value as shown in the Summary Compensation Table below, the actual amount, if any, Mr. Dell will realize from these awards will depend on the company’s performance.

Chairman and CEO Compensation v. Dell Revenue

Chairman and CEO Compensation v. Dell Operating Income

Chairman and CEO Compensation v. Dell EPS

"Total Compensation Excluding Equity" is the total compensation amount minus long-term incentives reported for Mr. Dell in the Summary Compensation Table in Dell’s proxy statement filings for its prior annual meetings.

“Equity” is the grant date fair value of stock options and PBUs granted to Mr. Dell as reported in the Summary Compensation Table in Dell’s proxy statement filings for its prior annual meetings.

"Target Bonus" represents an estimate of the bonus that Mr. Dell would have received had he not voluntarily declined to receive one. The estimated bonus is calculated based on Mr. Dell’s target bonus (two times base salary), times an estimated personal modifier (100%), times the company's corporate performance modifier. The company's corporate modifiers for Fiscal 2008, 2009 and 2010 were 106%, 70% and 70%, respectively. Since the Committee did not calculate a personal modifier for Mr. Dell for Fiscal 2008, 2009 or 2010, the company assumed a 100% personal modifier in calculating the estimated bonus that Mr. Dell voluntarily declined.

Summary of Compensation Decisions for Fiscal 2012 and Fiscal 2013

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Chief Executive Officer Compensation: To reward Mr. Dell for his Fiscal 2012 performance, as well as Dell’s strong financial results, the Committee approved a $3,314,770 bonus payment to Mr. Dell under the annual incentive plan. The Committee also approved a grant of 576,037 PBUs. As described below, the actual number of PBUs earned will be between 0% and 200% of target based on company performance measured against two metrics: (1) three-year cash flow from operations on a per share basis; and (2) three-year relative total shareholder return ranking. Mr. Dell did not receive an increase in base salary, target bonus or long-term incentive grant value for Fiscal 2012.

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Fiscal 2012 Incentive Bonus Plan Payout: Due to Dell’s strong Fiscal 2012 performance, the Named Executive Officers, along with the employee population as a whole, received above-target bonus payouts under the annual incentive bonus plan. As a result of Dell’s performance exceeding the overall financial objectives and performance measured by Dell’s Corporate Scorecard (as defined below) being on target, the Committee set the corporate bonus modifier at 140% of target.

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Fiscal 2012 PBU Performance: As a result of Dell’s Fiscal 2012 cash flow from operations per share performance falling slightly short of target goals, the Named Executive Officers earned 93% of one-third of their target number of PBUs granted in Fiscal 2010 and 2011. The three-year cash flow from operations per share modifier (Fiscal 2010-2012) resulted in Named Executive Officers earning 150% of their banked units applicable to the Fiscal 2010 PBU award.

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Named Executive Officer Merit Increases: For Fiscal 2013, all Named Executive Officers, other than Mr. Dell, received salary increases ranging from 2.74% to 3.3% of base salary to better align salaries with those of executives at peer companies and to address internal equity considerations.

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Changes to the Incentive Bonus Plan Design: For Fiscal 2013, the Incentive Bonus Plan will no longer include a modifier for business unit performance. As a result, all employee bonus payouts will be based only on corporate and individual modifiers.

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Changes to Long-Term Incentive Design: For Fiscal 2013, the historic mix of PBUs and stock options granted to executive officers (other than Mr. Dell, who was awarded all PBUs as described above) was replaced with an equal mix of PBUs and restricted stock units. The change from stock options to restricted stock units reflects changes in the Core Comparator Peer Group and the broader market, as companies are moving away from stock options and to performance units and time-based equity awards. With the previous PBU awards, Dell focused on cash flow with an end-of-period modifier based on cumulative total shareholder return (“TSR”). The Committee believes that the TSR modifier could cause volatility in the actual payout that is not reflective of actual performance. Therefore, beginning in Fiscal 2013, PBU awards will be based on two performance metrics, with 75% of the PBUs granted measured against a three-year cash flow from operations per share metric and 25% of the PBUs granted measured against a three-year relative TSR ranking of companies included in the S&P North American Technology Sector Composite Index. The actual number of PBUs earned will be between 0% and 200% of target based on company performance, measured against the two metrics. For the portion of the PBU awards being measured against the three-year relative TSR ranking, the maximum payout will be 100% of target if the relative TSR outperforms the S&P North American Technology Sector Composite Index, but is negative during the performance period. The changes to the PBU performance metrics are intended to simplify the design of the award while aligning the interests of Named Executive Officers with the interests of long-term Dell stockholders.

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Adoption of Retention Ratio Requirements for Executive Officers and Increased Stock Ownership Guidelines for the CEO: The Committee adopted a new policy that requires executive officers to retain 50% of their shares acquired through stock option exercises or vesting and settlement of other equity awards until the executive officer satisfies his or her applicable stock ownership guidelines. Effective in March 2012, the Committee increased the CEO’s stock ownership requirement to stock having an aggregate value equal to at least 600% of base salary.

Compensation Governance Practices

The Leadership Development and Compensation Committee seeks to implement and maintain sound compensation governance practices to ensure adherence to Dell’s pay-for-performance philosophy while appropriately managing risk and aligning Dell's compensation programs with long-term stockholder interests. The following governance practices were in effect during Fiscal 2012:

•	The Committee is composed entirely of directors who satisfy the standards of independence established in Dell's Corporate Governance Principles.
•	Named Executive Officers do not have change in control severance protections or excise tax gross-ups.
•	A substantial majority of NEO pay is subject to specific performance requirements.
•

Dell offers only limited perquisites, all of which are for business-related purposes. Dell provides tax equalization benefits in connection with an international assignment to maintain the Named Executive Officer’s position relative to the Named Executive Officer’s home country tax system. Dell does not provide tax gross-ups on perquisites other than certain relocation expenses.

•	Dell does not offer excessive post-employment benefits such as supplemental executive retirement plans, pension plans, split-dollar life insurance or other personal benefits.
•	Dell maintains a compensation recoupment policy applicable to executive officers in the event of a financial restatement that is more stringent than required by current law.
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Dell's incentive programs include limits on maximum payouts to contain the risk of excessive payouts. Fiscal 2012 annual bonus payouts are capped at 281.25% of target amounts, Fiscal 2012 PBU payouts are capped at 225% of target amounts and Fiscal 2013 PBU payouts are capped at 200% of target amounts.

•	The Committee retains discretion to reduce bonus payouts. This discretion enables it to respond to unforeseen events and adjust bonus payouts as appropriate.
•

Dell maintains stock ownership requirements for both executive officers and directors to link their interests with the interests of other Dell stockholders and has adopted retention requirements for equity awards until executive officers meet the ownership requirements described below.

•	Dell will not reprice underwater stock options without stockholder approval.
•	Dell prohibits any employee from trading in derivatives of Dell stock or engaging in short selling Dell stock.

•

Effective as of December 1, 2011, the Committee retained an independent compensation consultant (Meridian Compensation Partners, LLC) that reports directly to the Committee and performs no other work for Dell.

•	Mr. Dell’s compensation is decided by the Committee in executive session.

Dell Business Strategy

Dell built its reputation as a leading technology provider through listening to customers and developing solutions that meet customer needs. A few years ago, Dell’s management initiated a broad transformation of the company to become an end-to-end technology solutions company.

Dell is expanding its enterprise solutions, which include servers, networking, and storage offerings. In services, the company is adding more capabilities to provide end-to-end technology solutions to its customers, including managed security services focused on threat intelligence and security consulting. Management is also focused on growing the company’s end-user computing business, which includes desktop and mobility offerings. Software is a critical part of enterprise solutions and end-user computing, and Dell is expanding its capabilities in this business. Since the beginning of Fiscal 2011, Dell has acquired more than ten companies whose offerings and intellectual property enhance its solutions business. Management will continue to focus the company’s organic and inorganic investments on opportunities that will enhance its solutions capabilities.

Management is committed to this transformation as it has shown benefits. Management seeks to balance revenue growth with an appropriate level of profitability. In addition, management will continue to manage the company’s businesses to grow operating income and cash flows over the long term. Management believes Dell’s strategy will benefit its customers, drive greater efficiency and productivity, and create value for its stockholders. Fiscal 2013 incentive plans are designed to reward achievement of these same key strategic objectives while continuing to align executive officers with stockholders through a significant focus on stock-based programs.

Executive Compensation Philosophy and Core Objectives

The Committee is devoted to and responsible for designing, implementing and administering compensation programs for executive officers that ensure an appropriate link between pay, performance and stock price, all while appropriately balancing risk. The Committee seeks to increase stockholder value by rewarding performance with cost-effective compensation and ensuring that Dell can attract and retain the best executive talent through adherence to the following core compensation objectives:

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Providing compensation commensurate with the level of business performance achieved, ranging from above-average overall rewards for performance that exceeds that of peers to below-average compensation for below-average performance

•	Providing a total compensation opportunity that is competitive with similar technology and other large global general industry companies with which Dell competes for talent
•	Managing fixed costs by combining a conservative approach to base salaries and benefits, with a greater focus on short-term and long-term performance-based equity compensation
•	Heavily weighting the compensation package towards long-term, performance-dependent incentives to better align the interests of executives with the interests of stockholders
•	Recognizing and rewarding the achievement of corporate and individual performance goals

Dell's compensation programs are designed to reward achievement of corporate priorities without establishing incentives that lead to excessive or inappropriate risk taking by employees. The specific principles, components and decisions used in Fiscal 2012 to manage the compensation of executive officers are discussed in more detail below.

Executive Officer Compensation

Process for Evaluating Chairman and Chief Executive Officer Compensation

The Committee discusses and makes all recommendations relating to the compensation of Mr. Dell, the Chairman and Chief Executive Officer, in executive session without Mr. Dell present. In reviewing Mr. Dell’s compensation, the Committee considers the performance of the company and his contribution to that performance. This assessment includes a holistic review of financial metrics such as revenue, operating income, earnings per share, and cash flow as well as compensation of peer CEOs and progress against strategic initiatives such as net promoter score (“NPS,” explained more fully below), share growth, leadership, brand momentum and health, employee engagement, culture, ethics, compliance, and integrity. Based on this review and input from Meridian Compensation Partners, LLC (“Meridian”), the Committee makes base salary, bonus, and long-term incentive recommendations subject to approval of the full Board.

Process for Evaluating Executive Officer Compensation (other than the CEO)

Process — When making individual compensation decisions for executive officers other than the CEO, the Committee takes many factors into account, including the performance of the company; the performance of an executive officer's business unit (if applicable); the recommendation of the CEO; the individual's performance and experience; the individual's historical compensation; comparisons to other executive officers (both those of Dell and those of the Core Comparator Peer Group, as described below); and any retention concerns.

Compensation Consultants — The charter of the Committee authorizes the Committee to engage independent consultants at any time at the expense of the company. The Committee retained Meridian as its independent compensation consultant effective as of December 1, 2011. Meridian reports directly to the Committee and performs no other work for Dell. Meridian was engaged to:

•	Advise the Committee on CEO and executive officer pay decisions
•	Assist in short-term and long-term incentive plan design
•	Recommend composition of the Full Peer Group and the Core Comparator Peer Group
•	Conduct compensation review and recommendations regarding the director pay structure
•	Provide periodic updates on current trends, technical and regulatory developments and best practices in compensation design
•	Perform any other tasks as the Committee may request from time to time

Consideration of Say-On-Pay Results — At Dell’s 2011 annual meeting of stockholders, Dell held a non-binding advisory vote, commonly referred to as a “say-on-pay” vote, on the compensation of Dell’s Named Executive Officers as described in the proxy statement for that meeting. Stockholders approved the compensation of the Named Executive Officers, with approximately 97% of stockholder votes cast in favor of Dell’s Fiscal 2011 say-on-pay resolution. The Board of Directors and the Committee value the opinions of stockholders and are mindful of the strong support stockholders expressed for Dell’s pay-for-performance philosophy. As a result of the overwhelming stockholder support at the 2011 annual meeting of stockholders, the Committee decided to retain Dell’s general compensation philosophy and core objectives for Fiscal 2012.

Elements of the Total Compensation Package — The key elements of the compensation package for the executive officers are base salary, annual incentive bonus, long-term incentives, benefits and perquisites.

Pay Mix — Because executive officers are in a position to directly influence the overall performance of the company, a significant portion of their compensation is delivered in the form of performance-dependent short-term and long-term incentives. The level of performance-dependent pay varies for each executive based on level of responsibility, market practices, and internal equity considerations. Dell does not target a fixed mix of pay for individual executive positions, but instead strives to maintain each pay element in its targeted competitive range as described in the "Market Positioning" section below.

Competitive Market Assessment — The Committee annually reviews market compensation levels for executive officers at similar technology and other large global general industry companies to determine whether the compensation components for Dell's executive officers remain in the targeted ranges described below under "Market Positioning." Management, with the assistance of Meridian, collects and presents to the Committee compensation data for the executive officers from a list of targeted comparable companies as well as data for executive officers from published compensation surveys. These compensation surveys include data on technology and general industry pay practices for executive positions at companies similar in size and complexity to Dell. The compensation assessment includes an evaluation of base salary, target annual incentive opportunities, and long-term incentive grant values for each of the executive officer positions relative to similar positions in the market.

The Committee uses a peer group (the "Full Peer Group") and a core comparator subset of the Full Peer Group (the "Core Comparator Peer Group," in bold in the table below) as a reference basis for market compensation practices. The Committee uses the Core Comparator Peer Group to evaluate executive officer and director compensation, benefits and perquisites, short-term and long-term incentive design, and share usage/dilution and to benchmark corporate governance practices. The Committee uses the Full Peer Group as a secondary benchmark for the foregoing evaluation factors. The Full Peer Group is composed of companies similar in size, product mix and business results to Dell with which Dell competes for talent. The Committee reviews and approves the Full Peer Group annually using an assessment of sales volumes, market capitalization, number of employees, product mix and business results. Companies in the Core Comparator Peer Group are selected based on an assessment of revenue, industry and position as a market leader or competitor. At the time of the peer group analysis, the median annual revenue for the Full Peer Group was $52 billion and the median market capitalization was $82 billion. The Full Peer Group consists of the following 25 companiesa:

• Accenture plc	• Intel Corporation
• Amazon.com, Inc.[b]	• International Business Machines Corporation
• Apple Inc.	• Johnson & Johnson
• AT&T Inc.[c]	• Microsoft Corporation
• Best Buy Co., Inc.	• Oracle Corporation
• The Boeing Company	• The Procter & Gamble Company
• Cisco Systems, Inc.	• Qualcomm Incorporated[c]
• EMC Corporation	• Target Corporation
• General Electric Company	• Texas Instruments Incorporated
• Google Inc.	• United Technologies Corporation
• Hewlett-Packard Company	• Verizon Communications Inc.
• The Home Depot, Inc.	• Xerox Corporation
• Honeywell International Inc.

a –	Motorola Solutions, Inc., Adobe Systems Incorporated, Wal-Mart Stores, Inc. and Computer Sciences Corporation, which were included in the Full Peer Group for Fiscal 2011, ceased to be a part of the Full Peer Group for Fiscal 2012 as a result of changes in their relative size or performance.

b –	This company was added to both peer groups during Fiscal 2012 on the basis of the selection criteria described above.

c –	This company was added to the Full Peer Group during Fiscal 2012 on the basis of the selection criteria described above.

Market Positioning — Until Fiscal 2012, the Committee targeted base salary and benefits at the median of the Core Comparator Peer Group and targeted variable compensation opportunity (annual incentives and long-term incentives) at the 75th percentile of the Core Comparator Peer Group for each compensation component.

The Committee adopted a new market positioning strategy during Fiscal 2012 to end the practice of targeting individual compensation elements and instead to emphasize targeted total compensation between the 50th and 75th percentiles. The Committee believes the new strategy is consistent with the goals listed above and allows added flexibility to continue with pay practices that are best aligned to meet business needs. Targeting a range of total compensation also reflects the reality that actual total compensation for each individual executive will vary based on individual skills, experience, contributions, performance, and overall responsibility for Dell’s performance, as well as corporate performance, internal equity and other factors that the Committee may take into account.

Individual Compensation Components

Base Salary

Design — Dell's philosophy is that base salaries should meet the objectives of attracting and retaining the executive officers needed to manage the business. Base salaries generally are maintained at median levels of the Core Comparator Peer Group, although each executive officer may have a base salary above or below the median of the market based on the Committee's judgment with respect to each executive officer's responsibility, performance, experience, retention concerns, historical compensation or internal equity considerations. In Fiscal 2012, the Named Executive Officer base salaries ranged from $730,000 to $950,000. During Fiscal 2012, the Committee carefully considered the input and recommendations of Mr. Dell as CEO when evaluating factors relative to the other executive officers in order to approve salary adjustments.

Results — Most executive officer base salaries are near the market median of Dell's Core Comparator Peer Group. In order to better align salaries with market data and to address internal equity considerations, all Named Executive Officers, other than Mr. Dell, received a base salary increase for Fiscal 2012.

The table below summarizes the base salaries and percentage of base salary increase for the Named Executive Officers for Fiscal 2011, 2012 and 2013. Due to timing of the pay increases and other payroll processes, the actual base salaries paid for a fiscal year can vary from those shown in the table. Information on amounts actually earned by the Named Executive Officers for Fiscal 2010, 2011 and 2012 can be found in the Summary Compensation Table below.

Named Executive	Fiscal 2011 Salary	Percentage Salary Increase	Fiscal 2012 Salary	Percentage Salary Increase	Fiscal 2013 Salary
Mr. Dell	$950,000	0%	$950,000	0%	$950,000
Mr. Gladden	700,000	4.29%	730,000	2.74%	750,000
Mr. Bell	720,000	4.17%	750,000	0%	N/A
Mr. Felice	700,000	7.14%	750,000	3.33%	775,000
Mr. Schuckenbrock	675,000	11.11%	750,000	3.33%	775,000

Annual Incentive Bonus

Design — The annual incentive bonus plan is designed to align executive officer pay with short-term financial and strategic results that the Committee believes will yield long-term stockholder value. The plan rewards the achievement of a positive consolidated net income goal, adjusted for charges related to acquisitions, and such other goals as the Committee determines to be appropriate.

Annual incentives for Fiscal 2012 were established and paid to executive officers under the Executive Annual Incentive Bonus Plan ("EIBP"). The EIBP was designed to qualify as tax-deductible under Section 162(m) of the Internal Revenue Code. To qualify such compensation for tax deductibility under Section 162(m), the Board set the maximum payout for Fiscal 2012 for Mr. Dell at 0.20% of consolidated net income, as adjusted for charges related to acquisitions, and the Committee set the maximum payout for Fiscal 2012 for each of the other Named Executive Officer at 0.10% of consolidated net income, as adjusted for charges related to acquisitions.

Within the Section 162(m) cap described above, the Committee establishes a target incentive opportunity for each executive officer expressed as a percentage of base salary. These target award opportunities are established based on the competitive market positioning targets described in the "Market Positioning" section above as well as Dell's philosophy of increasing the proportion of pay at risk for those positions with the greatest impact on company results. Mr. Dell, the individual with the greatest overall responsibility for company performance, was granted a larger incentive opportunity in comparison to his base salary in order to weight his annual cash compensation mix more heavily towards performance-based compensation. For each of the Named Executive Officers other than the CEO, the Committee deemed their potential impact on company results as equally significant. Fiscal 2012 target annual incentives for the Named Executive Officers were as follows:

Named Executive	Target Incentive as % of Base Salary
Mr. Dell	200%
Mr. Gladden	100%
Mr. Bell	100%
Mr. Felice	100%
Mr. Schuckenbrock	100%

To arrive at a payout number, the target percentage of salary for each executive officer is multiplied by a formula based on corporate performance, business unit performance (if applicable) and the achievement of individual performance goals. For Mr. Bell, Mr. Felice and Mr. Schuckenbrock, business unit performance was a factor in the determination of bonus payouts for Fiscal 2012, although business unit performance will not be a component of annual incentive bonus for Fiscal 2013. The corporate bonus and business unit bonus formulas are illustrated below. In determining the amount of the actual payout, the Committee may consider the potential payout number produced by the formula and any other factors it deems appropriate.

Corporate Bonus Formulaa

a —	This formula applied to Mr. Dell and Mr. Gladden.

Corporate Bonus Formula with Business Unit Modifierb

b —	This formula applied to Mr. Bell, Mr. Felice and Mr. Schuckenbrock.

Corporate Performance Targets — For Fiscal 2012, corporate performance was 75% dependent on the achievement of two financial performance targets and 25% dependent on the achievement of the corporate scorecard performance objectives described below. The targets for the financial performance metrics and the corporate scorecard objectives are established at the beginning of the fiscal year.

At the end of the fiscal year, the Committee determines the corporate performance and modifies the bonus opportunity by business unit performance, as applicable, and individual performance. The corporate performance modifier and business unit modifier, as applicable, have a performance range from 0% to 187.5% of the target (the financial metrics have a range from 0% to 200% and the corporate scorecard objectives have a range from 0% to 150%). The Committee then applies the individual modifier of 0% to 150% based on the Named Executive Officer’s individual performance to determine the final bonus payout.

For Fiscal 2012, the Committee selected corporate financial performance objectives aimed at driving profitable growth and included net revenue and non-GAAP operating income targets. Net revenue is intended to measure Dell's revenue growth. Non-GAAP operating income is intended to measure profitability of Dell's operations. Non-GAAP operating income is calculated by adjusting Dell's operating income as computed on a GAAP basis to exclude acquisition-related charges, severance and facility actions, and amortization of purchased intangibles incurred in Fiscal 2012. The weighting of bonus performance goals was designed to provide significant incentive to drive growth once acceptable operating income goals were achieved. These bonus metrics were based on the company's internal and relative performance goals, as follows:

	Threshold	Target	Maximum
Net Revenue	$59.1 billion	$65.6 billion	$72.2 billion
Operating Income (non-GAAP)	$3.6 billion	$4.5 billion	$5.4 billion
Corresponding Funding Level	50%	100%	200%

At the beginning of the fiscal year, Mr. Dell and Mr. Gladden, with input from the Committee, establish the corporate scorecard containing several key financial and non-financial strategic objectives relating to initiatives Dell has labeled as its Enterprise, Client, Online, Customer and Enablers initiatives, which were weighted equally for Fiscal 2012. These initiatives are critical to the successful transformation of Dell as it moves to becoming an end-to-end technology solutions company. The Enterprise initiative is directed at creating, offering and selling best-in-class technology solutions. The Client initiative is directed at making Dell's business less complex and more adaptable in ways that customers value, and revolutionizing how IT products are developed, produced, delivered, serviced, and recycled. The Online initiative is directed at building Dell's online heritage, strength, and global presence to deliver rich customized relationships, solutions and social experiences that distinguish Dell from other companies. The Customer initiative emphasizes putting the customer first, offering a rewarding experience, and building customer loyalty. The Enablers initiative is based on Dell’s people strategy and enhancing the corporate brand. The evaluation criteria for each initiative are noted in the following table:

Objective	Evaluation Criteria

Enterprise

•  Strategic progress in future cloud, services and software offerings

•  Acquisition execution and integration

•  Enterprise revenue and margin growth

•  New solutions launched and sold

•  Sales-force transformation

•  Go-to-market partnerships and alliances

Client	• Strategic progress • Unit growth versus the industry • Profitability growth
Online	• Strategic progress • Revenue and margin performance • Platform evolution and competitive positioning
Customer	• Improvement in net promoter score (NPS)[a]
Enablers	• Brand enhancement • Progress on Dell’s people strategy • Process simplification and streamlining

a –	To calculate NPS, a loyalty metric, Dell asks customers how likely is it that they would recommend Dell to a friend or colleague. Dell then classifies customers as promoters, passives, or detractors. NPS is calculated by subtracting the percentage of detractors from the percentage of promoters.

At the end of the fiscal year, Mr. Dell and Mr. Gladden, with input from the Committee, rate performance for each objective on a scale of one (worst) to five (best). The objectives are equally weighted and the scores for each objective are averaged and determined as follows:

Average Score[a]	Corporate Scorecard Pool Funding
Less than 2	0%
2	75%
3	100%
4	125%

a –	Average scores between points shown result in interpolation.

Business Unit Performance — Each of Dell's business units, which generally align with Dell's operating segments, the Services organization and the End User Computing and Enterprise Solutions strategic focuses, was assigned a performance scorecard with objectives relating to business unit revenue, operating performance, gross margin, Enterprise and Services revenue, economic profit, net promoter score, relative growth, revenue backlog, Services managed cost, and strategic progress, if applicable. The Committee approved each business unit's scorecard objectives and corresponding goals to reflect the role that such unit was expected to play in contributing to overall Dell results for Fiscal 2012, although there were not specific weightings associated with these measures. The plan is designed so that the overall bonus pool is funded based on corporate operating income calculated on a non-GAAP basis, net revenue, and Corporate Scorecard performance. This pool is allocated across business units based on relative performance against business unit performance goals. The Committee believes that the performance targets are challenging based on Dell's historical performance and industry and market conditions. The performance targets were positioned to be aggressive and the probability of achieving these targets was substantially uncertain at the time the targets were set. The chart below represents each business unit's performance scorecard and the applicable goals for Fiscal 2012.

	Public; Large Enterprise	Consumer; Small and Medium Business	Services	End User Computing	Enterprise Solutions
Revenue	X	X	X	X	X
Business Unit Operating Income	X	X	X
Gross Margin				X	X
Estimated Operating Income				X	X
Enterprise/Services	X
Economic Profit	X	X
Net Promoter Score	X	X	X
Relative Growth		X		X
Services Operating Performance			X
Strategic Progress	X	X	X	X	X

Individual Performance — The Committee, with input from Mr. Dell, evaluates individual performance for Dell’s executive officers using a mix of objective and subjective performance objectives, established at the beginning of the fiscal year. For Fiscal 2012, the following objectives were included:

•	Achieving financial targets for the business
•	Cost management
•

Strategic and transformational objectives relating to each executive officer’s function or business unit, including the degree to which the executive officer is driving change in support of Dell’s transformation

•	Leadership, including manager effectiveness, employee satisfaction and diversity
•	Ethics and compliance
•	Brand health and momentum scores
•	Measurement against net promoter score goals

The Committee does not place specific weightings on the considered objectives noted above but assigns a subjective individual performance modifier ranging from 0% to 150% of the bonus award based on a holistic and subjective assessment of each individual executive officer's performance against these objectives. To the extent an individual meets these objectives, a modifier of 100% is assigned. As performance deviates from this level, payouts vary above or below the 100% modifier subject to the 150% maximum. The Committee believes that the achievement of these performance objectives would correspond to meaningful improvements for the organization and, therefore, are reasonably difficult to attain.

Results — For Fiscal 2012, Dell achieved non-GAAP operating income of $5.1 billion, which was above the maximum performance objective, and achieved net revenue of $62.1 billion, which fell between the threshold and target performance objectives, resulting in a financial performance funding modifier of 152.6%. Non-GAAP operating income is calculated in the manner described above. The average overall score of 3 on the Corporate Scorecard fell in line with target performance objectives established for the year, resulting in a Corporate Scorecard modifier of 100%. Based on this level of corporate financial performance and Corporate Scorecard performance, the Committee approved a corporate bonus modifier of 140%. Based on an assessment of business unit performance against business scorecards, Mr. Dell, with input from the Committee, approved funding modifiers ranging from 133% to 154% of target for each business unit. Total payouts for each business unit under each applicable business unit modifier corresponded to the total aggregate payouts under the overall approved corporate funding modifier of 140%.

In evaluating Mr. Dell's bonus payout for Fiscal 2012, the Committee considered Mr. Dell's leadership and performance for the year as reflected in Dell's strong financial results and the significant progress made towards Dell's strategic transformation. Based on these considerations, the Committee recommended and the Board awarded Mr. Dell a 120% individual modifier, which resulted in Mr. Dell receiving a payout under the EIBP of $3,314,770 for Fiscal 2012. The Committee noted the following individual performance highlights for Mr. Dell.

•	Strong operating performance, as Dell exceeded goals for key financial metrics such as operating income margin, net income, earnings per share and cash flow from operations per share

•	Success in meeting or exceeding most operational excellence goals, including achieving the company’s highest ever net promoter score

•	Successful execution on the company’s people strategy by driving strong team member engagement at all levels within the company

•	No significant compliance issues

Individual modifiers and bonus amounts for the Named Executive Officers are described below.

Named Executive	Individual Modifier	Company Modifier	Business Unit Modifier	Bonus Payout
Mr. Dell	120%	140%	N/A	$3,314,770
Mr. Gladden	120%	140%	N/A	1,265,815
Mr. Bell	100%	140%	133%	1,056,825
Mr. Felice	120%	140%	147%	1,327,927
Mr. Schuckenbrock	115%	140%	133%	1,204,481

Long-Term Incentives

Design — Long-term incentive opportunities are the most significant component of total executive officer compensation. These incentives are designed to motivate executive officers to make decisions in support of long-term company financial interests while also serving as the primary tool for attraction and retention. Long-term incentive awards are delivered through a variety of stock and cash vehicles, described below, intended to meet these objectives.

•	Stock options
•	PBUs
•	Restricted stock units (“RSUs”)
•	Long-term cash awards

Stock options align the interests of the executive officers with those of the stockholders by providing a return only if Dell's stock price appreciates. PBUs are designed to reward participants for the achievement of financial objectives over the long term. PBUs are denominated in full shares of Dell's common stock and thus the amount earned is also dependent on Dell's stock price over the performance period.

Dell typically grants RSUs as part of executive new-hire packages in order to replace the approximate value of unvested long-term incentives at a previous employer.

Long-term cash awards may be granted to deliver a fixed amount of compensation to replace long-term incentives or pension values forgone by executives when officers join Dell. These awards have also been used periodically as an additional retention tool to retain key individuals, including executive officers.

Dell currently maintains the following process relating to the granting of equity awards:

•	Options are granted with an exercise price based on the closing price of Dell’s common stock on the NASDAQ Stock Market, on the date of grant
•	All equity grants to executive officers require approval of the Committee
•

In general, awards pursuant to Dell’s annual long-term incentive grant process are made on predetermined Board meeting dates, and new-hire grants are made on the 15th day of the month following the month an individual commences employment

•	Dell does not backdate options or grant options or other equity awards retroactively
•	Dell does not purposely schedule option awards or other equity grants prior to the disclosure of favorable information or after the announcement of unfavorable information

Fiscal 2012 Long-Term Incentive Awards — In Fiscal 2012, the Committee established annual long-term equity incentive opportunities for each eligible executive officer in combinations of stock options and PBUs based on their estimated value at grant date. Except for Mr. Dell, the Committee established a mix of Fiscal 2012 Named Executive Officer long-term incentive awards consisting of 50% stock options and 50% PBUs. This mix was considered appropriate to balance the need to reward the Named Executive Officers for their performance in Fiscal 2011 and retain them in the future, coupled with the need to motivate financial and stock price performance and enhance the Named Executive Officers' alignment with stockholders. The Board of Directors established a mix of long-term incentive awards for Mr. Dell of 75% PBUs and 25% stock options. Although the Board of Directors had not approved long-term incentives for Mr. Dell since Fiscal 2005, the Board of Directors wanted to reward Mr. Dell for strong individual performance for Fiscal 2011 and to ensure that Mr. Dell’s total compensation package provides market competitive base salary and short-term and long-term incentives.

In awarding long-term incentives, the Committee considers level of responsibility, prior experience and achievement of individual performance criteria, competitive market data (especially for Dell’s core peers), internal equity considerations, retention concerns and the expenses of the grant. In addition, the Committee also considers past grants of long-term incentive awards, as well as current equity holdings. The long-term incentive program is designed to create significant upside potential as well as exposure to downside risk by tying gains in award values to stockholder returns in excess of industry norms, and losses in award values to stockholder returns below industry norms or the failure to obtain other company goals.

Dell uses a three-year average Black Scholes value to determine the number of stock options an executive officer receives. The stock options vest ratably over three years beginning on the first anniversary of the date of grant. Because the exercise price of the options is equal to the fair market value of Dell's common stock on the date of grant, the stock options will deliver a reward only if the stock price appreciates from the price on the date the stock options were granted.

The size of PBU grants is based on a target dollar value of the award divided by the stock price on the date of grant. For Fiscal 2012 PBU grants, the actual number of shares earned by Named Executive Officers will vary from 0% to 150% of the target award based on performance against a three-year cash flow from operations per share goal. After the three-year cash flow from operations per share modifier is applied to the target award, the award will be increased or reduced 50% based on achievement against a three-year relative total shareholder return ranking, measured based on Dell’s achievement relative to peer companies. Units earned pursuant to PBU awards granted in Fiscal 2012 will vest on the third anniversary of the date of grant.

Fiscal 2012 Long-Term Incentive Award Results — PBUs granted in Fiscal 2010 and Fiscal 2011 are subject to three discrete one-year performance periods. Performance metrics are set at the beginning of each annual performance period and subsequent performance periods have the same performance metrics. The following shows how the one- and three-year performance periods apply to the PBU grants from Fiscal 2010 through Fiscal 2011:

Attainment of Fiscal 2012 performance goals affects one-third of the PBUs granted in Fiscal 2010 and one-third of the PBUs granted in Fiscal 2011. The table below provides threshold, target and maximum performance levels and the percentage of targeted PBUs earned at these levels. The percentage of PBUs earned is prorated within the ranges below based on the performance level.

Performance Goals	Threshold	Target	Maximum
Fiscal 2012 Cash Flow from Operations per Share	$2.15	$3.10	$4.10
Payout Scale (% of Target)	80%	100%	120%

In Fiscal 2012, Dell achieved cash flow from operations per share of $2.76 (excluding the effect of share repurchases), which resulted in a performance modifier equal to 93% of target for awards granted in Fiscal 2010 and Fiscal 2011. Portions of the PBUs awarded in Fiscal 2011 remain subject to a one-year performance modifier relating to cash flow from operations per share for Fiscal 2013 and a performance modifier relating to the three-year relative total shareholder return ranking from Fiscal 2011 through 2013.

The total number of units banked from the three one-year performance periods applicable to PBUs granted in Fiscal 2010 is also subject to a three-year cash flow from operations share modifier that increases or reduces the final number of units earned by 50%. The percentage of final units earned is prorated within the ranges below based on the performance level.

Performance Goals	Threshold	Target	Maximum
Fiscal 2010: Three-Year Cash Flow from Operations per Share	$4.00	$5.25	$6.50
Payout Scale (% of Units Earned)	50%	100%	150%

From Fiscal 2010 to 2012, Dell achieved a three-year cash flow from operations per share of $6.75 (excluding the effect of share repurchases), resulting in a maximum payout of 150% of the total number of PBUs earned.

Fiscal 2013 Long-Term Incentive Awards — In March 2012, the Committee approved a grant to Mr. Dell consisting solely of PBUs and approved grants to each of the other Named Executive Officers of which 50% consisted of PBUs and 50% consisted of RSUs. The number of PBUs earned will vary from 0% to 200% of the target award based on two performance metrics: 75% of the award will be measured against the three-year cash flow from operations per share metric and 25% of the award will be measured against the three-year total shareholder return ranking. For the portion of the PBU award being measured against the three-year relative TSR ranking, the maximum payout will be 100% of target if the relative TSR outperforms the S&P North American Technology Sector Composite Index, but is negative during the performance period. Any PBUs earned will vest on the third anniversary of the grant date. The RSUs will vest ratably over three years beginning on the first anniversary of the date of grant.

2004 Leadership Edge Cash Retention Awards — In March 2004, the Committee implemented the Fiscal 2005 Top Talent Retention Plan, which included long-term cash engagement awards. This plan was intended to retain key succession candidates and recognize and reward sustained high levels of performance. Mr. Felice is the only Named Executive Officer who received an award under this plan. Amounts earned under this plan for Fiscal 2010, 2011 and 2012 are reflected in the Summary Compensation Table below.

2007 Long-Term Cash Engagement Awards — In March 2006, the Committee implemented the 2007 Long-Term Cash Engagement Award Program. All executive officers employed at that time other than Mr. Dell were eligible for cash engagement awards under this program. This program, which provided for cash payments over four years, was intended to better balance Dell's existing long-term compensation programs between cash and equity awards, and to enhance the overall retention value of the compensation. Mr. Felice and Mr. Bell are the only Named Executive Officers who received awards under this program. Amounts earned under this plan for Fiscal 2010 and 2011 are reflected in the Summary Compensation Table below.

Other Compensation Components

New-Hire Packages — In an effort to build a world-class leadership team, Dell strives to offer competitive new hire packages. Dell considers the following items in developing and recommending executive officer new-hire compensation packages to the Committee:

•	Market benchmarks
•	Internal peers' compensation
•	Value of annual incentive bonus forgone by leaving previous employer
•	Value of unvested long-term incentives, pensions, SERPS, and other compensation elements forgone by leaving the previous employer
•	Desire to align interests with those of Dell's stockholders

There were no Named Executive Officers hired during Fiscal 2012.

Benefits and Perquisites

Dell executive officers are provided limited benefits and perquisites. While not a significant part of Dell's executive officer compensation, the Committee believes that limited benefits and perquisites are a typical component of total remuneration for executives in industries similar to Dell's and that providing such benefits is important to delivering a competitive package to attract and retain executive officers. Specific benefits and perquisites are described below.

Deferred Compensation Plan — Dell maintains a nonqualified deferred compensation plan that is available to all Dell executives. For a description of the terms of this plan, as well as information about the account balances held by each of the Named Executive Officers, see "Other Benefit Plans — Deferred Compensation Plan" below.

Financial Counseling and Tax Preparation Services — Each executive officer was entitled to reimbursement for financial counseling services up to $12,500 annually (including tax preparation). The Committee approved elimination of this perquisite following the 2011 calendar year.

Annual Physical — Dell pays for a comprehensive annual physical for each executive officer and his or her spouse or domestic partner and reimburses the executive officer's travel and lodging costs, subject to an annual maximum payment of $5,000 per person.

Technical Support — Dell provides executive officers with computer technical support (personal and business) and, in some cases, certain home network equipment. The incremental cost of providing these services is limited to the cost of hardware provided and is insignificant.

Security — Dell provides executive officers with security services, including alarm installation and monitoring and, in some cases, certain home security upgrades pursuant to the recommendations of an independent security study. The company provides Mr. Dell only with business-related security protection.

Relocation Expenses — Dell maintains a general relocation policy under which the company provides reimbursement for certain relocation expenses to new employees and to any employee whose job function requires his or her relocation. Dell believes it is important to maintain market competitive relocation benefits to ensure that Dell can fill positions that are critical to Dell’s business needs. Executive officers are eligible to participate in the general program but at higher benefit levels consistent with external market practice. The relocation expenses may include moving expenses, temporary housing expenses, transportation expenses, home sale and purchase assistance and tax gross-ups on these payments. In limited instances, special provisions (such as shipment of additional household goods) may be made and approved by the CEO if the exception is under $50,000 per employee, per year, or by the Committee if the exception is $50,000 or more. In lieu of direct reimbursement of expenses, Dell may reimburse relocation expenses through cash sign-on bonuses or through the issuance of long-term incentive awards.

In late Fiscal 2011, Dell asked Mr. Schuckenbrock to relocate from Austin, Texas, to Plano, Texas, to lead the Dell Services organization, which is an important strategic component to Dell’s overall business strategy. Dell chose Mr. Schuckenbrock to lead the expanding Services organization because of his services-related experience and his proven track record for delivering results for Dell. Given his strong performance and significantly increased responsibility and as part of his relocation during Fiscal 2012, Mr. Schuckenbrock received a cash bonus of $1,500,000 and 90,745 restricted stock units with a grant date fair value of $1,500,015. These relocation benefits were intended to compensate Mr. Schuckenbrock for the expenses associated with his move to Plano, Texas, including the loss on the sale of his principal residence. In approving Mr. Schuckenbrock’s relocation package, the Committee did not review Mr. Schuckenbrock’s relocation benefits in isolation, but considered them in the context of Mr. Schuckenbrock’s total compensation package. The Committee determined it to be appropriate to tie half of Mr. Schuckenbrock’s relocation benefits to stock price performance in the form of an award of restricted stock units that vest ratably over three years, thus serving to retain and motivate Mr. Schuckenbrock during that period. Although the

Committee does not frequently approve loss on sale benefits to NEOs, the Committee believed it to be appropriate in this case given Mr. Schuckenbrock’s importance to Dell’s overall Services strategy.

Expatriate Benefits — Dell maintains a general expatriate policy under which employees sent on foreign assignments receive payments to cover housing, automobile, club membership and other expenses, as well as tax equalization payments. Executive officers are eligible to participate in the general program but at higher benefit levels consistent with external market practice. In limited instances, special provisions may be made and approved by the CEO if the exception is under $50,000 per employee, per year, or by the Committee if the exception is $50,000 or more.

Spousal Travel Expenses — Dell pays for reasonable spousal travel expenses if the spousal travel is at the request of Dell to attend Dell sponsored events.

Other — The executive officers participate in Dell's other benefit plans on the same terms as other employees. These plans include medical, dental, and life insurance benefits, and Dell's 401(k) retirement savings plan. See "Other Benefit Plans" below.

Stock Ownership Guidelines

The Board has established stock ownership guidelines for directors and Dell's executive officers to more closely link their interests with those of other Dell stockholders. Under these guidelines, non-employee directors must maintain ownership of Dell common stock with an aggregate value equal to at least 300% of their annual retainer, the CEO must maintain ownership of stock with an aggregate value equal to at least 600% of base salary, and all other executive officers must maintain ownership of stock with an aggregate value equal to at least 400% of base salary. Unvested restricted stock, unvested RSUs and PBUs (earned) may be used to satisfy these minimum ownership requirements, but unexercised stock options and awards subject to a performance requirement may not. Prior to September 2011, each individual had three years to attain the specified minimum ownership position once the individual became subject to the guidelines. The guidelines were amended on September 8, 2011, to allow new executive officers five years to meet the ownership guidelines. This change was implemented to reflect the change in PBU design that can result in zero payout if performance is not achieved. In March 2012, the Committee also adopted a new policy that requires executive officers to retain 50% of their shares acquired through stock option exercises or vesting and settlement of other equity awards, after taking into account the sale or withholding of shares to pay taxes or any stock option exercise price, until such time as the executive officer satisfies the applicable stock ownership guidelines. Dell believes these ownership guidelines are consistent with the prevalent ownership guidelines among peer companies. Compliance with these guidelines is evaluated once each year. As of the most recent evaluation, which was conducted in March 2012, all directors and executive officers met their applicable ownership requirements.

Employment Agreements; Severance and Change-in-Control Arrangements

Substantially all Dell employees enter into a standard employment agreement upon commencement of employment. The standard employment agreement primarily addresses intellectual property and confidential and proprietary information matters and does not contain provisions regarding compensation or continued employment.

In September 2007, the Committee approved severance arrangements for the executive officers other than Mr. Dell. Under the agreements, if an executive officer's employment is terminated without cause, the executive will receive a severance payment equal to 12 months' base salary and target bonus. The agreements also obligate each executive officer to comply with certain noncompetition and nonsolicitation obligations for a period of 12 months following termination of employment. In June 2011, the Committee revised its severance formula so that each executive officer will receive a severance payment equal to 200% of base salary. This change is not expected to result in any increase or decrease in severance payable to executive officers.

The Committee has authority under the company’s stock plans to issue awards with provisions that accelerate vesting and exercisability in the event of a change in control of Dell and to amend existing awards to provide for such acceleration. The Committee has not previously included change-in-control acceleration provisions in any awards. The severance agreements provide important protection to the executive officers, are consistent with the practice of the peer companies and are appropriate for the attraction and retention of executive talent. More information on severance arrangements can be found below under "Other Benefit Plans — Certain Termination Benefits."

Indemnification

Under Dell's Certificate of Incorporation and Bylaws, Dell's officers, including the Named Executive Officers, are entitled to indemnification from Dell to the fullest extent permitted by Delaware corporate law. Dell has entered into indemnification agreements with each of the Named Executive Officers which establish processes for indemnification claims.

Recoupment Policy for Performance-Based Compensation

If Dell restates its reported financial results, the Board will review the bonus and other awards made to the executive officers based on financial results during the period subject to the restatement, and, to the extent practicable under applicable law, Dell will seek to recover or cancel any such awards which were awarded as a result of achieving performance targets that would not have been met under the restated financial results.

Other Factors Affecting Compensation

In establishing total compensation for the executive officers, the Committee considers the effect of Section 162(m) of the Internal Revenue Code, which limits the deductibility of compensation paid to each covered employee. Generally, Section 162(m) of the Internal Revenue Code prevents a company from receiving a federal income tax deduction for compensation paid to the chief executive officer and the next three most highly compensated officers (other than the chief financial officer) in excess of $1 million for any year, unless that compensation is performance-based. One of the requirements of "performance-based" compensation for purposes of Section 162(m) is that the compensation be paid pursuant to a plan that has been approved by the company's stockholders. To the extent practicable, the Committee intends to preserve deductibility, but may choose to provide compensation that is not deductible if necessary to attract, retain, and reward high-performing executives.

Leadership Development and Compensation Committee Report

The Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on that review and those discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Dell's 2012 proxy statement and incorporated into Dell's Annual Report on Form 10-K for the fiscal year ended February 3, 2012. This report is provided by the following independent directors, who constitute the Committee.

THE LEADERSHIP DEVELOPMENT AND COMPENSATION COMMITTEE

SHANTANU NARAYEN, Chair

WILLIAM H. GRAY, III

GERARD J. KLEISTERLEE

Leadership Development and Compensation Committee Interlocks and Insider Participation

No member of the Leadership Development and Compensation Committee is or has been an officer or employee of Dell, and no member of the Committee had any relationships requiring disclosure under Item 404 of the SEC’s Regulation S-K requiring disclosure of certain relationships and related-person transactions. None of Dell’s executive officers served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity that has or had one or more executive officers who served as a member of Dell’s Board or the Leadership Development and Compensation Committee during Fiscal 2012.

Summary Compensation Table

The following table summarizes the total compensation for Fiscal 2012, 2011 and 2010 for the following persons: Michael S. Dell (principal executive officer), Brian T. Gladden (principal financial officer), and Paul D. Bell, Stephen J. Felice, and Stephen F. Schuckenbrock (the three other most highly compensated individuals who were serving as executive officers at the end of Fiscal 2012). These persons are referred to as the “Named Executive Officers.”

Name and Principal Position	Fiscal Year	Salary	Bonus[a]	Stock Awards[b]	Option Awards[c]	Non-Equity Incentive Plan Compensation[d]	All Other Comp- ensation[e]	Total
Michael S. Dell	2012	$986,601	—	$9,435,285	$2,387,721	$3,314,770	$14,121	$16,138,498
Chairman and Chief	2011	950,000	$750,000	—	—	2,635,000	13,373	4,348,373
Executive Officer	2010	950,000	—	—	—	—	13,623	963,623

Brian T. Gladden	2012	753,461	—	4,459,586	1,662,463	1,265,815	36,241	8,177,566
Senior Vice President and Chief	2011	700,000	—	1,582,396	1,604,180	1,251,600	27,520	5,165,696
Financial Officer	2010	700,000	—	1,866,666	1,937,581	588,000	27,864	5,120,111

Paul D. Bell	2012	774,231	—	5,409,622	1,899,954	1,056,825	182,399	9,323,031
President, Public and Large	2011	720,000	—	1,722,499	1,646,396	1,180,080	1,533,754	6,802,729
Enterprise	2010	720,000	—	1,980,040	1,937,581	641,700	1,335,135	6,614,456

Stephen J., Felice	2012	771,154	—	5,451,453	1,899,954	1,327,927	223,555	9,674,043
President, Chief Commercial	2011	686,731	—	1,898,567	1,857,475	1,227,875	4,945,155	10,615,803
Officer	2010	585,000	—	2,086,987	2,082,899	517,725	2,893,648	8,166,259

Stephen F. Schuckenbrock	2012	767,308	—	6,909,637	1,899,954	1,204,481	1,934,443	12,715,823
President, Services	2011	675,000	—	1,730,129	1,646,396	1,373,288	21,008	5,445,821
	2010	675,000	971	1,927,804	1,937,581	439,256	13,421	4,994,033

a —	Amount for Mr. Dell for Fiscal 2011 represents a discretionary bonus paid to him in recognition of his performance for Fiscal 2011.

b —	Amounts for Mr. Gladden, Mr. Bell and Mr. Felice represent the probable grant date fair values on the date of grant (100% of the target) of awards of performance-based stock units, computed in accordance with FASB ASC Topic 718. The grant date fair value assuming maximum performance for Mr. Dell for Fiscal 2012 is $14,152,937; for Mr. Gladden for Fiscal 2012 is $6,755,643, for Fiscal 2011 is $1,842,360 and for Fiscal 2010 is $3,333,330; for Mr. Bell for Fiscal 2012 is $8,180,817, for Fiscal 2011 is $2,087,765 and for Fiscal 2010 is $3,560,078; Mr. Felice for Fiscal 2012 is $8,248,787, for Fiscal 2011 is $2,265,908 and for Fiscal 2010 is $3,743,970; and for Mr. Schuckenbrock for Fiscal 2012 is $8,180,817, for Fiscal 2011 is $2,103,025 and for Fiscal 2010 is $3,455,606, plus, for Fiscal 2012, $1,500,015 representing the grant date fair value of a restricted stock unit award granted as part of a relocation package.

c —	Represents the aggregate grant date fair value of grants awarded in Fiscal 2012, 2011 and 2010, computed in accordance with FASB ASC Topic 718.

d —	Represents amounts earned pursuant to the Executive Annual Incentive Bonus Plan for each Named Executive Officer. At Mr. Dell’s request, the Leadership Development and Compensation Committee did not approve a bonus under the Executive Annual Incentive Bonus Plan for him for Fiscal 2010.

e —	Includes the cost of providing various perquisites and personal benefits, as well the value of Dell’s contributions to the company-sponsored 401(k) plan and deferred compensation plan, and the amount Dell paid for term life insurance coverage under health and welfare plans. See “Compensation Discussion and Analysis – Other Compensation Components—Benefits and Perquisites” for additional information.

The following table provides detail for the aggregate “All Other Compensation” for each of the Named Executive Officers.

	Fiscal Year	Retirement Plans Matching Contributions	Benefit Plans	Financial Counseling	Annual Physical	Security	Technical Support	Relocation Expenses	Long-Term Cash Award	Expatriate Expenses	Spousal Travel	Sales Award
Mr. Dell	2012	$12,250	$1,871	—	—	—	—	—	—	—	—	—
	2011	12,250	1,123	—	—	—	—	—	—	—	—	—
	2010	12,500	1,123	—	—	—	—	—	—	—	—	—

Mr. Gladden	2012	12,365	1,216	$12,500	$2,000	$7,537	$623	—	—	—	—	—
	2011	12,250	1,170	12,500	1,600	—	—	—	—	—	—	—
	2010	12,500	810	12,500	1,900	—	154	—	—	—	—	—

Mr. Bell	2012	12,365	1,981	12,500	2,662	508	873	—	—	$151,510	—	—
	2011	12,250	152	2,000	—	—	193	—	$1,500,000	19,159	—	—
	2010	12,500	1,255	550	2,740	466	732	—	1,300,000	16,892	—	—

Mr. Felice	2012	12,365	1,622	25,000	3,260	20,110	289	—	140,828	19,913	$168	—
	2011	12,515	1,757	—	—	—	—	—	1,940,828	2,988,649	1,406
	2010	12,500	1,477	4,513	7,602	—	—	—	1,540,828	1,326,728	—	—

Mr. Schuckenbrock	2012	12,538	1,900	7,500	—	154	623	1,911,728	—	—	—	—
	2011	12,250	1,171	7,500	—	87	—	—	—	—	—	—
	2010	12,250	1,171	—	—	—	—	—	—	—	—	—

The amounts shown for Security costs represent the amount of company-paid expenses relating to residential security for the Named Executive Officers under a Board-authorized security program.

The amounts shown for Long-Term Cash Award for Mr. Bell and Mr. Felice for Fiscal 2011 and 2010 represent amounts paid (a) pursuant to the vesting of a previously granted award under the 2007 Long-Term Cash Engagement Award (for Mr. Bell—$1,500,000 for Fiscal 2011 and $1,300,000 for Fiscal 2010 and for Mr. Felice—$1,800,000 for Fiscal 2011 and $1,440,000 for Fiscal 2010) and (b) pursuant to the vesting of a previously granted award under the 2004 Leadership Edge Cash Retention Awards (for Mr. Felice – $140,828 for Fiscal 2012, 2011 and 2010). See “Compensation Discussion and Analysis – Individual Compensation Components – Long-Term Incentives – 2004 Leadership Edge Cash Retention Awards” and “– 2007 Long-Term Cash Engagement Awards.”

The amounts shown under Expatriate Expenses represent amounts paid to cover tax equalizations and living expenses while Mr. Bell and Mr. Felice were on expatriate assignments. Mr. Bell’s assignment to England ended in Fiscal 2009. There have been residual tax amounts due in Fiscal 2010 and 2011 relating to that assignment. Mr. Felice’s assignment to Singapore ended in Fiscal 2011. His return to the United States resulted in a tax amount of approximately $3,265,845 paid in Fiscal 2011. This tax amount, paid pursuant to the company’s tax equalization policy, related primarily to Singapore foreign exit taxes. The benefit of any foreign tax credits associated with this tax amount accrues to the company.

The amount shown for Spousal Travel is the cost to Dell for the executive’s spouse to travel, at Dell’s request, to attend Dell sponsored events.

The Relocation Expenses amount for Mr. Schuckenbrock includes amount paid by Dell to relocate him from Dell’s Round Rock, Texas office to its Plano, Texas office when he became President, Services. This includes a cash payment of $1,500,000 to compensate him for the loss on the sale of his house in the Austin, Texas area.

Incentive Plan-Based Awards

The following table sets forth certain information about plan-based awards that were made to the Named Executive Officers during Fiscal 2012. For more information about the plans under which these awards were granted, see "Compensation Discussion and Analysis" above.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2012

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[a]			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target		Maximum		All Other Stock Awards: Number of Shares of Stock or Units		All Other Option Awards: Number of Securities Underlying Options[b]	Exercise or Base Price of Option Awards[c]	Grant Date Fair Value of Stock and Option Awards[d]
Mr. Dell	3/3/11	$950,000	$1,900,000	$7,802,000	—	—		—		—		—	—	—
	3/3/11	—	—	—	—	—		—		—		452,899	$15.73	$2,387,721
	3/8/11	—	—	—	—	482,937	[e]	1,086,608	[e]	—		—	—	9,435,285

Mr. Gladden	3/2/11	365,000	730,000	3,901,000	—	—		—		—		—	—	—
	3/2/11	—	—	—	—	—		—		—		323,476	15.44	1,662,464
	3/8/11	—	—	—	—	209,273	[e]	470,864	[e]	—		—	—	4,088,629
	3/8/11	—	—	—	—	16,899	[f]	38,023	[f]	—		—	—	247,476
	3/8/11	—	—	—	—	7,946	[g]	15,892	[g]	—		—	—	123,481

Mr. Bell	3/2/11	375,000	750,000	3,901,000	—	—		—		—		—	—	—
	3/2/11	—	—	—	—	—		—		—		369,686	15.44	1,899,954
	3/8/11	—	—	—	—	257,567	[e]	579,526	[e]	—		—	—	5,032,164
	3/8/11	—	—	—	—	17,343	[f]	39,022	[f]	—		—	—	253,978
	3/8/11	—	—	—	—	7,946	[g]	15,892	[g]	—		—	—	123,481

Mr. Felice	3/2/11	375,000	750,000	3,901,000	—	—		—		—		—	—	—
	3/2/11	—	—	—	—	—		—		—		369,686	15.44	1,899,954
	3/8/11	—	—	—	—	257,567	[e]	579,526	[e]	—		—	—	5,032,164
	3/8/11	—	—	—	—	19,567	[f]	44,026	[f]	—		—	—	286,547
	3/8/11	—	—	—	—	8,542	[g]	17,084	[g]	—		—	—	132,743

Mr. Schuckenbrock	3/2/11	375,000	750,000	3,901,000
	3/2/11	—	—	—	—	—		—		—		369,686	15.44	1,899,954
	3/8/11	—	—	—	—	257,567	[e]	579,526	[e]	—		—	—	5,032,164
	3/8/11	—	—	—	—	17,343	[f]	39,022	[f]	—		—	—	253,978
	3/8/11	—	—	—	—	7,946	[g]	15,892	[g]	—		—	—	123,481
	7/13/11	—	—	—	—	—		—		90,745	[h]	—	—	1,500,015

a —	All Named Executive Officers participated in the Executive Incentive Bonus Plan ("EIBP"). Under that plan, the threshold to fund a bonus pool is positive consolidated net income, adjusted for charges related to acquisitions. The maximum payout is established at 0.20% and 0.10% of consolidated net income, adjusted for charges related to acquisitions, for Mr. Dell and for all other Named Executive Officers, respectively. Within that plan the Leadership Development and Compensation Committee established, based on performance metrics, a threshold (50% of target), target and maximum (281.25% of target) for each officer to determine actual payouts. For Fiscal 2012, the maximum under the EIBP was lower than the maximum established for the officers by the Committee. Based on the performance metrics, the company modifier was 140% for Fiscal 2012. For Mr. Bell and Mr. Schuckenbrock, the business modifier was 133% and for Mr. Felice it was 147%. For actual award amounts, see "Summary Compensation Table — Non-Equity Incentive Plan Compensation." For more information on the Executive Incentive Bonus Plan and the performance metrics, see "Compensation Discussion and Analysis — Individual Compensation Components — Annual Incentive Bonus."

b —	Represents stock options that are scheduled to vest and become exercisable ratably over three years beginning on the first anniversary of the date of grant. All unvested options expire upon the termination of employment for any reason other than death or permanent disability. All unvested options vest immediately upon death or permanent disability, and all options expire one year later. If employment is terminated for conduct detrimental to the company, all options (whether or not vested) expire immediately. If employment is terminated as a result of normal retirement, vested options expire on the third anniversary of the retirement date. If employment is terminated for any other reason, all vested options expire 90 days after such termination. In any event, the options expire ten years from the date of grant unless exercised or otherwise expired as described above. All options are transferable to family members under specified circumstances.

c —	The exercise price is equal to the closing price of Dell common stock on the date of grant as reported on the NASDAQ Stock Market.

d —	Represents the grant date fair value of equity awards computed in accordance with FASB ASC Topic 718.

e —	Under the terms of this agreement, the actual number of units earned will vary from 0% to 150% of the target award based on performance against a three-year cash flow from operations per share goal. After the three-year cash flow from operations per share modifier is applied to the target award, the award will be increased or reduced 50% based on achievement against a three-year relative total shareholder return ranking, measured based on Dell’s achievement relative to peer companies. The units earned will vest on March 8, 2014.

f —	Represents the portion of performance-based stock units, above the threshold, awarded on March 26, 2010, that did not meet grant date definition pursuant to FASB ASC 718 until the annual performance metrics were approved in Fiscal 2012 by the Leadership Development and Compensation Committee on March 8, 2011. Under the terms of this award, one-third of the units awarded on March 26, 2010 were subject to Fiscal 2012 performance metrics. The unit earned will vest on March 26, 2013. Of the share amounts above, the number of units earned will vary from 0% to 225% of target based on an annual cash flow from operations per share metric and a three year relative TSR metric. Since the Committee does not establish performance metrics for this award until after the beginning of each fiscal year, the remaining one-third of the units, above the threshold, are subject to performance in Fiscal 2013 and have not been expensed and therefore are not included in the table above. Each earned unit represents the right to receive one share of Dell common stock on the date it vests.

g —	Represents the portion of performance-based stock units, above the threshold, awarded on March 5, 2009, that did not meet grant date definition pursuant to FASB ASC 718 until the annual performance metrics were approved in Fiscal 2012 by the Leadership Development and Compensation Committee on March 8, 2011. Under the terms of this award, one-third of the units were subject to Fiscal 2012 performance metrics which were approved by the Committee on March 8, 2011. For the shares reflected above, the number of units earned varied from 0% to 200% for this portion of the grant. The number of units earned vested on March 5, 2012. Each earned unit represents the right to receive one share of Dell common stock on the date it vests.

h —	Represents restricted stock units vesting ratably over three years beginning on the first anniversary of the date of grant. All unvested restricted stock units will be forfeited upon termination for cause

The following table sets forth certain information about outstanding option and stock awards held by the Named Executive Officers as of the end of Fiscal 2012.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2012

	Option Awards					Stock Awards
										Equity Incentive Plan Awards
Name	Number of Securities Underlying Unexercised Options			Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested[a]		Number of Unearned Shares, Units or Other Rights That Have Not Vested		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[a]
	Exercisable	Unexercisable
Mr. Dell	500,000	—		$27.64	3/7/2012
	64,940	—		21.39	3/22/2012
	400,000	—		26.19	3/6/2013
	400,000	—		34.24	9/4/2013
	400,000			32.99	3/4/2014
	—	452,899	[b]	15.73	3/3/2021
										482,937	[c]	$8,528,667	[c]
Mr. Gladden	922,000	—		20.57	5/20/2018
	110,131	198,629	[d]	8.39	3/5/2019
	105,648	211,230	[e]	14.99	3/26/2020
	—	323,476	[f]	15.44	3/2/2021
						201,569	[g]	$3,559,709	[g]	382,353	[h]	6,752,354	[h]
Mr. Bell	200,000	—		27.64	3/7/2012
	200,000	—		25.45	9/5/2012
	150,000	—		26.19	3/6/2013
	150,000	—		34.24	9/4/2013
	150,000	—		32.99	3/4/2014
	150,000	—		35.35	9/2/2014
	200,000	—		40.17	3/3/2015
	220,000	—		28.95	3/9/2016
	351,339	—		22.28	3/8/2017
	353,661	—		19.67	3/4/2018
	—	198,629	[i]	8.39	3/5/2019
	108,428	216,789	[j]	14.99	3/26/2020
	—	369,686	[k]	15.44	3/2/2021
						203,862	[l]	3,600,203	[l]	431,855	[m]	7,626,559	[m]
Mr. Felice	15,134	—		27.64	3/7/2012
	64,716	—		25.45	9/5/2012
	24,360	—		26.19	3/6/2013
	72,280	—		34.24	9/4/2013
	32,515	—		32.99	3/4/2014
	29,705	—		35.35	9/2/2014
	56,635	—		40.17	3/3/2015
	75,000	—		40.63	8/1/2015
	280,000	—		28.95	3/9/2016
	234,228	—		22.28	3/8/2017
	265,245	—		19.67	3/4/2018
	427,118	213,526	[d]	8.39	3/5/2019
	122,329	244,583	[n]	14.99	3/26/2020
	—	369,686	[o]	15.44	3/2/2021
						226,883	[p]	4,006,754	[p]	447,438	[q]	7,901,755	[q]
Mr. Schuckenbrock	550,000	—		26.29	1/8/2017
	243,129	—		28.42	9/6/2017
	380,187	—		19.67	3/4/2018
	197,319	198,629	[d]	8.39	3/5/2019
	108,428	216,789	[r]	14.99	3/26/2020
	—	369,686	[o]	15.44	3/2/2021
						294,607	[s]	5,202,760	[s]	431,855	[t]	7,626,559	[t]

a —	Value based on the closing price of Dell common stock on February 3, 2012 ($17.66) as reported on the NASDAQ Stock Market.

b —	Non-qualified stock options, of which 150,997 vested on March 3, 2012. The remaining options will vest as follows: 150,951 on March 3rd of each of 2013 and 2014.

c —	The unearned portion (based on target performance) of performance-based restricted stock units granted on March 8, 2011. The grant will vest on March 8, 2014.

d —	Non-qualified stock options that vested on March 5, 2012.

e —	Non-qualified stock options, of which 105,615 options vested on March 26, 2012. The remaining 105,615 options will vest on March 26, 2013.

f —	Non-qualified stock options, of which 107,847 options vested on March 2, 2012. The remaining options will vest as follows: 107,815 options will vest on March 2, 2013 and 107,814 options will vest on March 2, 2014.

g —	Represents, as of fiscal year-end, restricted stock units and earned performance-based units no longer subject to performance metrics, of which 114,423 units vested on March 5, 2012 and 87,146 units will vest on March 26, 2013.

h —	Represents, as of fiscal year-end, the unearned portion (based on target performance) of performance-based restricted stock units granted on March 5, 2009, March 26, 2010 and March 8, 2011. As of February 15, 2012, 117,203 additional units have been earned based on Fiscal 2012 performance pursuant to the March 5, 2009 grant. The March 5, 2009 grant vested on March 5, 2012. Based on Fiscal 2012 performance, 13,942 units have been banked pursuant to the March 26, 2010 grant. Thus, 4,119 units have been earned and are no longer subject to performance metrics and will vest on March 26, 2013. The March 8, 2011 grant will vest on March 8, 2014 and remains subject to future performance metrics.

i —	Non-qualified stock options that vested on March 5, 2012. Because Mr. Bell retired from Dell on March 30, 2012, these options will expire on June 28, 2012, if not exercised prior to that date.

j —	Non-qualified stock options, of which 108,395 options vested on March 26, 2012. The remaining 108,394 options were scheduled to vest by their terms on March 26, 2013. Because Mr. Bell retired from Dell on March 30, 2012, the vested options will expire on June 28, 2012, if not exercised prior to that date, and the unvested options expired on March 30, 2012.

k —

Non-qualified stock options, of which 123,254 options vested on March 2, 2012. The remaining options were scheduled to vest by their terms as follows: 123,216 options would have vested on March 2nd of each of 2013 and 2014. Because Mr. Bell retired from Dell on March 30, 2012, the vested options will expire on June 28, 2012, if not exercised prior to that date, and the unvested options expired on March 30, 2012.

l —	Represents, as of fiscal year-end, restricted stock units and earned performance-based units no longer subject to performance metrics, of which 114,423 units vested on March 5, 2012. The remaining 89,439 units were scheduled to vest on March 26, 2013, but because Mr. Bell retired from Dell on March 30, 2012, the units have been forfeited.

m —	Represents, as of fiscal year-end, the unearned portion (based on target performance) of performance based-restricted stock units granted on March 5, 2009, March 26, 2010 and March 8, 2011. As of February 15, 2012, 117,203 additional units have been earned based on Fiscal 2012 performance pursuant to the March 5, 2009 grant. The March 5, 2009 grant vested on March 5, 2012. Because Mr. Bell retired from Dell on March 30, 2012, the March 26, 2010, and March 8, 2011 grants expired on March 30, 2012.

n —	Non-qualified stock options, of which 122,292 options vested on March 26, 2012. The remaining 122,291 options will vest on March 26, 2013.

o —	Non-qualified stock options, of which 123,254 options vested on March 2, 2012. The remaining options will vest as follows: 123,216 options will vest on March 2nd of 2013 and 2014.

p —	Represents, as of fiscal year-end, restricted stock units and earned performance-based units no longer subject to performance metrics, of which 2,974 units vested on March 3, 2012, and 123,004 units vested on March 5, 2012. The remaining 100,905 units will vest on March 26, 2013.

q —	Represents, as of fiscal year-end, the unearned portion (based on target performance) of performance-based restricted stock units granted on March 5, 2009, March 26, 2010 and March 8, 2011. As of February 15, 2012, 125,994 additional units have been earned based on Fiscal 2012 performance pursuant to the March 5, 2009 grant. The March 5, 2009 grant vested on March 5, 2012. Based on Fiscal 2012 performance, 16,143 units have been banked pursuant to the March 26, 2010 grant, of which 11,374 units remain subject to a TSR metric to be measured at the end of Fiscal 2013. Thus, 4,769 units have been earned and are no longer subject to performance metrics and will vest on March 26, 2013. The March 8, 2011 grant will vest on March 8, 2014 and remains subject to future performance metrics.

r —	Non-qualified stock options, of which 108,394 options vested on March 26, 2012. The remaining options will vest as follows: 108,395 options will vest on March 26, 2013.

s —	Represents, as of fiscal year-end, restricted stock units and earned performance-based units no longer subject to performance metrics. 114,423 units vested on March 5, 2012. The remaining 180,184 units will vest as follows: 30,255 units will vest on July 13, 2012, 89,439 units will vest on March 26, 2013, and 30,245 units will vest on July 13 of 2013 and 2014.

t —

Represents, as of fiscal year-end, the unearned portion (based on target performance) of performance-based restricted stock units granted on March 5, 2009, March 26, 2010 and March 8, 2011. As of February 15, 2012, 117,203

additional units have been earned based on Fiscal 2012 performance pursuant to the March 5, 2009 grant. The March 5, 2009 grant vested on March 5, 2012. Based on Fiscal 2012 performance, 14,308 units have been banked pursuant to the March 26, 2010 grant, of which 10,081 units remain subject to a TSR metric to be measured at the end of Fiscal 2013. Thus, 4,227 units have been earned and are no longer subject to performance metrics and will vest on March 26, 2013. The March 8, 2011 grant will vest on March 8, 2014 and remains subject to future performance metrics.

The following table sets forth certain information about option exercises and vesting of restricted stock during Fiscal 2012 for the Named Executive Officers who exercised options or had restricted stock or restricted stock units vest during Fiscal 2012.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting[a]
Mr. Gladden	197,797	$1,410,969	74,325	$1,202,579
Mr. Bell	397,319	3,082,480	97,611	1,524,684
Mr. Felice	—	—	76,179	1,190,124
Mr. Schuckenbrock	200,000	1,354,080	134,933	2,097,753

a —	Computed using the average of the high and low sales prices of the common stock on the vesting date based on NASDAQ Stock Market reporting.

Equity Compensation Plans

Equity Compensation Plans Approved by Stockholders

Long-Term Incentive Plans — Stockholders have approved the 1994 Incentive Plan, the 2002 Long-Term Incentive Plan and amendments to the 2002 Long-Term Incentive Plan (the "Amended and Restated 2002 Long-Term Incentive Plan"). Although options remain outstanding under the 1994 Incentive Plan, no shares are available under this plan for future awards. Dell currently uses the Amended and Restated 2002 Long-Term Incentive Plan for stock-based incentive awards that may be granted in the form of stock options, stock appreciation rights, stock bonuses, restricted stock, restricted stock units, performance units, or performance shares.

Equity Compensation Plans Not Approved by Stockholders

Broad Based Stock Option Plan — In October 1998, the Board approved the Broad Based Stock Option Plan, which permitted awards of fair market value stock options to non-executive employees. Although options remain outstanding under this plan, the plan was terminated by the Board in November 2002, and options are no longer being awarded under the plan.

The following table presents information about Dell’s equity compensation plans at the end of Fiscal 2012.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by stockholders	183,335,403		$25.49	342,005,851	[a]
Equity compensation plans not approved by stockholders	1,121,247	[b]	9.67	—	[c]

Total	184,456,650		$25.49	342,005,851

a —	Represents shares that were available for issuance under the Amended and Restated 2002 Long-Term Incentive Plan. Of the shares available under this plan, 91,184,425 shares were available to be issued in the form of restricted stock units.

b —	Represents the number of shares that were issuable pursuant to options granted under the Broad Based Stock Option Plan that were outstanding as of the end of Fiscal 2012 (88,442) and pursuant to options granted under the assumed Force10 Networks, Inc. 2007 Plan and converted into options to purchase Dell common stock that were outstanding as of the end of Fiscal 2012 (1,032,805).

c —	The Broad Based Stock Option Plan was terminated in November 2002, and, consequently, no shares are available for future awards. No shares remain available for future awards under the assumed Force10 Networks, Inc. 2007 Plan .

Other Benefit Plans

401(k) Retirement Plan — Dell maintains a 401(k) retirement savings plan that is available to substantially all U.S. employees. Dell matches 100% of each participant's voluntary contributions up to 5% of the participant's compensation, and a participant vests immediately in the matching contributions. Participants may invest their contributions and the matching contributions in a variety of investment choices, including a Dell common stock fund, but are not required to invest any of their contributions or matching contributions in Dell common stock.

Deferred Compensation Plan — Dell also maintains a nonqualified deferred compensation plan that is available to executives. Under the terms of this plan, Dell matches 100% of each participant's voluntary deferrals up to 3% of the participant's compensation that exceeds the qualified plan compensation limit. A participant may defer up to 50% of the participant's base salary and up to 100% of the participant's annual incentive bonus. Matching contributions vest ratably over the first five years of employment (20% per year) and thereafter matching contributions vest immediately. A participant's funds are distributed upon the participant's death or retirement (at age 65 or older) or, under certain circumstances and at the request of the participant, during the participant's employment, and can be taken in a lump sum or installments (monthly, quarterly, or annually) over a period of up to ten years. Vested funds may be withdrawn, with potential penalties, at the participant's request upon proof of financial hardship. The investment choices for the deferred compensation plan contributions generally are the same as those available in the broader 401(k) retirement savings plan except that there is no Dell common stock fund in this plan. Upon a corporate merger, consolidation, liquidation, or other type of reorganization that would constitute a change of control of Dell under the plan, the plan will be terminated and all benefits will be paid.

The following table describes the contributions, earnings, and balance at the end of Fiscal 2012 for each Named Executive Officer who participates in the deferred compensation plan.

NONQUALIFIED DEFERRED COMPENSATION AT FISCAL YEAR-END 2012

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year[a]	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End
Mr. Dell	—	—	$(565,489)	—	$5,848,106

a —	Not reported as compensation to the Named Executive Officers for tax purposes.

Potential Payments Upon Termination or Change of Control

All equity awards contain provisions that accelerate the vesting of the awards upon the death or permanent disability of the holder. These provisions are generally applicable to all Dell employees, including executive officers. In addition, as described above under "Compensation Discussion and Analysis — Employment Agreements; Severance and Change-in-Control Arrangements," Dell has severance agreements with each of the Named Executive Officers other than Mr. Dell. The following table sets forth, for each of the Named Executive Officers, (1) potential severance payments assuming a February 3, 2012 termination of employment and (2) the aggregate value of the equity and cash awards that were subject to vesting acceleration at the end of Fiscal 2012, assuming that death or permanent disability occurred on February 3, 2012. Severance payments are generally made in lump sums.

Named Executive Officer	Severance Payment[a]	Acceleration Benefit Upon Death or Permanent Disability[b]
Mr. Dell	—	$9,402,762
Mr. Gladden	$1,460,000	13,323,507
Mr. Bell	1,500,000	14,642,189
Mr. Felice	1,500,000	15,232,010
Mr. Schuckenbrock	1,500,000	15,955,243

a —	Severance payments under the executive officer severance agreements are only payable if the executive's employment is terminated "without cause." In general, an executive is terminated without cause under these agreements unless the executive is terminated for violating confidentiality obligations, violating certain laws, committing a felony or making a plea of guilty or nolo contendere with respect to a felony, engaging in acts of gross negligence or insubordination, refusing to implement directives issued by the executive's manager, breaching a fiduciary duty to Dell, violating Dell's Code of Conduct, unsatisfactory job performance, chronic absenteeism, or misconduct.

Under the executive officer severance agreements, executive officers are obligated to comply with certain noncompetition and nonsolicitation obligations for a period of 12 months following termination of employment as a condition to receiving severance payments.

b —	Represents the sum of (1) the in-the-money value of unvested stock options that are subject to vesting acceleration in the event of death or permanent disability, (2) the value of unvested restricted stock, restricted stock units, and performance-based restricted stock units that are subject to vesting acceleration in the event of death or permanent disability, and (3) the value of unvested long-term cash awards. All values, computed as of the end of Fiscal 2012, are based on the closing price of Dell common stock as reported on the NASDAQ Stock Market on the last day of Fiscal 2012 ($17.66).

STOCK OWNERSHIP

The following table sets forth certain information, as of May 4, 2012, (except as indicated below), about the beneficial ownership of Dell common stock by (a) each current director, (b) each person nominated for election as a director at the annual meeting, (c) each Named Executive Officer, (d) all current directors and executive officers as a group, and (e) each person known to us to be the beneficial owner of more than 5% of the outstanding shares of common stock. The following information has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated, each person named below holds sole investment and voting power over the shares shown.

Name and Address of Beneficial Owner	Number of Shares Owned		Shares Which May be Acquired Within 60 Days	Amount and Nature of Beneficial Ownership	Percent of Class (if 1% or more)[a]
Michael S. Dell	244,926,659	[b]	1,415,937	246,342,596	13.97%
One Dell Way Round Rock, Texas 78682
Southeastern Asset Management, Inc.	179,375,803	[c]	—	179,375,803	9.9%
6410 Poplar Avenue, Suite 900 Memphis, Tennessee 38119
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	95,192,765	[d]	—	95,192,765	5.3%
James W. Breyer	143,177		23,540	166,717	—
Donald J. Carty	671,272		538,842	1,210,114	—
Janet F. Clark	—		11,716	11,716	—
Laura Conigliaro	—		11,716	11,716	—
Kenneth M. Duberstein	1,000		11,716	12,716	—
William H. Gray, III	17,179		69,830	87,009	—
Gerard J. Kleisterlee	1,440		12,375	13,815	—
Thomas W. Luce, III	39,778	[e]	43,909	83,687	—
Klaus S. Luft	54,135		88,157	142,292	—
Alex J. Mandl	44,093	[f]	89,097	133,190	—
Shantanu Narayen	25,366		12,375	37,741	—
H. Ross Perot, Jr.	25,366		19,869	45,235	—
Brian T. Gladden	237,557		1,506,120	1,743,677	—
Paul D. Bell	408,991		—	408,991	—
Stephen J. Felice	49,376		1,502,559	1,551,935	—
Stephen F. Schuckenbrock	—		1,281,711	1,281,711	—
Directors and executive officers as a group(24 persons)	247,639,166		13,882,884	261,522,050	14.73%

a —	Other than the beneficial ownership percentage reported for Southeastern Asset Management, Inc. and BlackRock, Inc., the percentages are based on the number of shares outstanding (1,761,331,135) at the close of business on May 4, 2012. The beneficial ownership percentage reported for Southeastern Asset Management, Inc. is based on information provided in its Schedule 13G/A filed with the SEC on February 7, 2012. The beneficial ownership percentage reported for BlackRock, Inc. is based on information provided in its Schedule 13G filed with the SEC on February 9, 2012.

b —	Includes 1,482,435 shares held in a trust for the benefit of Mr. Dell’s children of which Mr. Dell is the trustee. Does not include 26,984,832 shares held in a separate property trust for Mr. Dell’s spouse and 1,482,434 shares held in a trust for the benefit of Mr. Dell’s children of which Mr. Dell’s spouse is the trustee, and as to which Mr. Dell disclaims beneficial ownership.

c —	According to its Schedule 13G/A referenced in note (a), Southeastern Asset Management, Inc. has, as of December 31, 2011, sole voting power with respect to 89,826,965 shares, shared voting power with respect to 71,757,600 shares, no voting power with respect to 17,791,238 shares, sole dispositive power with respect to 107,618,203 shares, and shared dispositive power with respect to 71,757,600 shares.

d —	According to its Schedule 13G referenced in note (a), BlackRock, Inc. has, as of December 31, 2011, sole voting and dispositive power with respect to all of the shares shown.

e —	Includes 39,778 shares held in a personal retirement plan.

f —	Includes 4,351 shares held by Mr. Mandl’s spouse and 1,300 shares held in an IRA for Mr. Mandl’s spouse.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in its oversight of Dell's financial reporting process. The Audit Committee's responsibilities are more fully described in its charter, which is accessible on Dell's website at www.dell.com/corporategovernance.

Management has the primary responsibility for the preparation and integrity of Dell's financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Dell's independent auditor, PricewaterhouseCoopers LLP ("PwC"), is responsible for performing an independent integrated audit of the consolidated financial statements and effectiveness of internal control over financial reporting and expressing an opinion thereon.

The Audit Committee reports that it has:

•	Reviewed and discussed the audited consolidated financial statements for Fiscal 2012 with Dell's management;

•

Discussed with PwC the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T;

•

Received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC's communications with the Audit Committee concerning independence, and has discussed with PwC its independence; and

•

Based on the review and discussions referred to in the paragraphs above, recommended to the Board of Directors, and the Board of Directors has approved, that the audited consolidated financial statements be included in Dell's Annual Report on Form 10-K for the fiscal year ended February 3, 2012, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

ALEX J. MANDL, Chair

JANET F. CLARK

KLAUS S. LUFT

ADDITIONAL INFORMATION

Record Date; Shares Outstanding

Stockholders of record at the close of business on May 18, 2012, which is the record date for the annual meeting, are entitled to vote their shares at the annual meeting. As of that date, there were 1,755,906,248 shares of Dell common stock outstanding and entitled to be voted at the meeting. The holders of shares on the record date are entitled to one vote per share.

Quorum

No matter may be considered at the annual meeting of stockholders unless a quorum is present. For any matter to be considered, the presence, in person or represented by proxy, of the holders of a majority of the common stock outstanding and entitled to vote on such matter as of the record date for the meeting will constitute a quorum. If a quorum is not present, the stockholders who are present or represented by proxy may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting and the means of attending and participating via the Internet will be announced at the time the adjournment is taken, and no other notice need be given, unless the adjournment is for more than 30 days. An adjournment will have no effect on the business that may be conducted at the meeting.

Proxies; Right to Revoke

By submitting your proxy, you authorize Lawrence P. Tu and Janet B. Wright, or any other person they may designate, to represent you and vote your shares at the meeting in accordance with your instructions. They also may vote your shares to adjourn the meeting and will be authorized to vote your shares at any adjournments or postponements of the meeting.

If you attend the meeting, and are either a record holder or have obtained a "legal proxy" from the record holder, you may vote your shares in person, regardless of whether you have submitted a proxy or voting instruction card, as discussed below under "Voting by Street Name Holders." If you attend the meeting via live Webcast, you will be able to vote your shares using the instructions provided on the designated Internet website. In addition, you may revoke your proxy by sending a timely written notice of revocation to Corporate Secretary, Dell Inc., One Dell Way, Mail Stop RR1-33, Round Rock, Texas 78682, by timely submitting a later-dated proxy in writing or through the Internet or by telephone, or by voting in person at the meeting or via the Internet. Attendance at the meeting in person or via the Internet will not by itself revoke a previously submitted proxy.

Default Voting

If you submit a proxy but do not indicate any voting instructions, your shares will be voted FOR Proposal 1 (Election of Directors), FOR Proposal 2 (Ratification of Independent Auditor), FOR Proposal 3 (Advisory Vote to Approve Named Executive Officer Compensation), and FOR Proposal 4 (Approval of the Dell Inc. 2012 Long-Term Incentive Plan). If any other business properly comes before the stockholders for a vote at the meeting, or any adjournments or postponements of the meeting, your shares will be voted according to the discretion of the holders of the proxy.

Voting by Street Name Holders

If your shares are held through a broker or other nominee, you are considered the "beneficial owner" of shares held in "street name," and these proxy materials are being forwarded to you by your broker or nominee (the "record holder") along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your record holder by 11:59 p.m., Eastern Daylight Time, on July 12, 2012, the record holder will be entitled to vote your shares in its discretion on Proposal 2 (Ratification of Independent Auditor), but will not be able to vote your shares on Proposal 1 (Election of Directors), Proposal 3 (Advisory Vote to Approve Named Executive Officer Compensation), or Proposal 4 (Approval of the Dell Inc. 2012 Long-Term Incentive Plan).

As the beneficial owner of shares, you are invited to attend the annual meeting. To attend the meeting and to vote your shares in person at the meeting, you must obtain a "legal proxy" from the record holder that holds your shares.

Tabulation of Votes

Broadridge Financial Solutions, Inc. will tabulate and certify the votes as the inspector of election for the annual meeting.

If your shares are counted as a broker non-vote or abstention, your shares will be included in the number of shares represented for purposes of determining whether a quorum is present. Abstentions will also be counted as shares present and entitled to be voted. Thus, abstentions will have the effect of votes against the proposals to which they relate. Broker non-votes are not counted as shares present and entitled to be voted with respect to the matters on which the broker has not expressly voted. Thus, broker non-votes will not affect the outcome of the voting on Proposal 1 (Election of Directors), Proposal 3 (Advisory Vote to Approve Named Executive Officer Compensation), and Proposal 4 (Approval of the Dell Inc. 2012 Long-Term Incentive Plan).

If you own Dell shares through the Dell 401(k) plan for employees, you can direct the trustee to vote the shares held in your account in accordance with your instructions by returning the enclosed proxy card or by registering your instructions via the telephone or Internet as directed on the proxy card. If you wish to instruct the trustee on the voting of shares held in your account, you should submit those instructions no later than 11:59 p.m., Eastern Daylight Time, on July 9, 2012. The trustee will vote shares for which no voting instructions were received on or before that date as directed by the plan fiduciary.

Proxy Solicitation

Dell will bear all costs of this proxy solicitation. Proxies may be solicited by mail, in person, by telephone, or by facsimile or by electronic means by officers, directors, and regular employees. In addition, Dell will utilize the services of Alliance Advisors, LLC, an independent proxy solicitation firm, and will pay approximately $17,500 plus reasonable expenses as compensation for those services. Dell may also reimburse brokerage firms, custodians, nominees, and fiduciaries for their expenses to forward proxy materials to beneficial owners.

Director Nomination Process

Director Qualifications — The Board has adopted guidelines for qualifications of director candidates, which are described above under "Proposal 1 — Election of Directors — Director Qualifications and Information." In addition, all candidates must possess the aptitude or experience to understand fully the legal responsibilities of a director and the governance processes of a public company, as well as the personal qualities to be able to make a substantial active contribution to Board deliberations, including intelligence and wisdom, self-assurance, interpersonal and communication skills, courage and inquisitiveness. Further, each candidate must be willing to commit, as well as have, sufficient time available to discharge the duties of Board membership and should have sufficient years available for service to make a significant contribution to Dell over time.

The Board evaluates the effectiveness of the application of its membership criteria, including the foregoing criteria, in its annual self-evaluation.

Selection and Nomination Process — Whenever a vacancy occurs on the Board, the Governance and Nominating Committee is responsible for identifying one or more candidates to fill that vacancy, investigating each candidate, evaluating his or her suitability for service on the Board, and recommending a candidate to the full Board for appointment. In addition, the Governance and Nominating Committee is responsible for recommending nominees for election or re-election to the Board at each annual meeting of stockholders.

The Governance and Nominating Committee is authorized to use any methods it deems appropriate for identifying candidates for Board membership, including recommendations from current Board members and recommendations from stockholders. The committee also may engage outside search firms to identify suitable candidates.

The Governance and Nominating Committee is also authorized to engage in whatever investigation and evaluation processes it deems appropriate, including a thorough review of the candidate's background, characteristics, qualities and qualifications and personal interviews with the committee as a whole, one or more members of the committee, or one or more other Board members.

In formulating its recommendation of a candidate to the Board, the Governance and Nominating Committee will consider not only the findings and conclusions of its investigation and evaluation process, but also the current composition of the Board; the attributes and qualifications of serving Board members; additional attributes, capabilities or qualifications that should be represented on the Board; and whether the candidate could provide those additional attributes, capabilities or qualifications. The committee will not recommend any candidate unless that candidate has indicated a willingness to serve as a director and has agreed to comply, if elected, with the expectations and requirements of Board service.

Stockholder Recommendations — Candidates recommended by stockholders will be considered in the same manner as other candidates. A stockholder who wishes to make such a recommendation should complete a Director Recommendation Form (available on Dell's website at www.dell.com/boardofdirectors) and submit it, along with appropriate supporting documentation and information, to the Governance and Nominating Committee, c/o Board Liaison, Dell Inc., One Dell Way, Mail Stop RR1-33, Round Rock, Texas 78682.

Each stockholder recommendation will be processed expeditiously upon receipt of the completed Director Recommendation Form. If the Governance and Nominating Committee determines that a stockholder-recommended candidate is suitable for Board membership, it will include the candidate in the pool of candidates to be considered for nomination upon the occurrence of the next Board vacancy or in connection with the next annual meeting of stockholders. Stockholders who are recommending candidates for nomination in connection with the next annual meeting of stockholders should submit their completed Director Recommendation Forms no later than March 1 of the year of that meeting.

Stockholder Nominations — Stockholders who wish to nominate a person for election as a director (as opposed to making a recommendation to the Governance and Nominating Committee) must follow the procedures described in Article III, Section 12 of Dell's Bylaws, either in addition to or in lieu of making a recommendation to the committee. Those procedures are described under "Stockholder Proposals for Next Year's Annual Meeting — Bylaw Provisions" below.

Re-Election of Existing Directors — In considering whether to recommend directors who are eligible to stand for re-election, the Governance and Nominating Committee may consider a variety of factors, including a director's contributions to the Board and ability to continue to contribute productively, attendance at Board and committee meetings and compliance with Dell's Corporate Governance Principles (including satisfying the expectations for individual directors), as well as whether the director continues to possess the attributes, capabilities and qualifications considered necessary or desirable for Board service, the results of the annual Board self-evaluation, the independence of the director and the nature and extent of the director's non-Dell activities.

Stockholder Proposals for Next Year's Annual Meeting

Bylaw Provisions — In accordance with Dell's Bylaws, a stockholder who desires to present a proposal for consideration at next year's annual meeting, but not for inclusion in next year's proxy statement, must submit the proposal no later than the close of business on May 13, 2013. The submission should contain the information specified in the Bylaws, including the proposal and a brief statement of the reasons for the proposal, the name and address of the stockholder (as they appear in Dell’s stock transfer records), the number of Dell shares beneficially owned by the stockholder, and a description of any material direct or indirect financial or other interest that the stockholder (or any affiliate or associate) may have in the proposal.

Proposals should be addressed to Corporate Secretary, Dell Inc., One Dell Way, Mail Stop RR1-33, Round Rock, Texas 78682.

Inclusion in Next Year's Proxy Statement — A stockholder who wishes to present a proposal for inclusion in next year's proxy statement pursuant to Rule 14a-8 under the Exchange Act must deliver the proposal to Dell's principal executive offices no later than the close of business on January 30, 2013. Submissions should be addressed to Corporate Secretary, Dell Inc., One Dell Way, Mail Stop RR1-33, Round Rock, Texas 78682, and should comply with the requirements of Rule 14a-8.

Presentation at Meeting — For any proposal that is not submitted for inclusion in next year's proxy statement, but is instead sought to be presented by a stockholder directly at next year's annual meeting in accordance with the advance notice provisions of Dell's Bylaws described above, SEC rules will permit management to vote proxies in their discretion, notwithstanding the stockholder's compliance with such advance notice provisions, if Dell advises stockholders in next year's proxy statement about the nature of the matter and how management intends to vote on such matter, and the stockholder does not comply with specified provisions of the SEC’s rules.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Dell's directors and specified officers and persons who beneficially own more than 10% of Dell's common stock to file with the SEC initial reports of ownership and reports of changes in ownership of the common stock and other equity securities of Dell. The reporting persons are required by SEC rules to furnish Dell with copies of all Section 16(a) reports they file. Based solely on a review of Section 16(a) reports furnished to Dell for Fiscal 2012, or written representations that no other reports were required, Dell believes that, except as described below with respect to certain Dell executives, Dell's Section 16(a) reporting persons complied with all filing requirements for Fiscal 2012. Brian Gladden, Steven Price, Karen Quintos and Stephen Schuckenbrock each filed late one report with respect to a single transaction relating to the withholding of shares by Dell for tax purposes (in the case of Messrs. Gladden and Price and Ms. Quintos) and the receipt of a grant of restricted stock units (in the case of Mr. Schuckenbrock).

Certain Relationships and Related Transactions

Transactions with Michael S. Dell and Related Persons

Mr. Dell, the company’s Chairman and Chief Executive Officer, owns his own private aircraft (through wholly-owned entities). In the past, the company had reimbursed these entities for the covered variable costs, plus a pro rata portion of the management fee attributable to Mr. Dell’s business travel on such aircraft. During Fiscal 2012, the company contracted with an independent aircraft leasing agency to provide private air travel to Mr. Dell. This agency in turn leases the same aircraft described above from Mr. Dell’s wholly-owned entities. During Fiscal 2012, Dell paid approximately$2,300,000 for Mr. Dell’s travel through these arrangements.

Entities wholly owned by Mr. Dell and/or Mr. Dell’s spouse purchase services or products from the company on standard commercial terms available to comparable unrelated customers. These entities paid the company approximately $1,600,000 for services and products in Fiscal 2012.

Mr. Dell reimburses the company for costs related to his or his family’s personal security protection. Reimbursements for this purpose in Fiscal 2012 totaled approximately $2,700,000.

Transactions with H. Ross Perot, Jr. and Related Persons

Mr. Perot, who was appointed to the Dell Board on December 3, 2009, served as the Chairman of the Board of Perot Systems Corporation (“Perot Systems”) at the time of Dell’s acquisition of Perot Systems on November 3, 2009. Upon completion of the acquisition, Perot Systems became a wholly-owned subsidiary of Dell Inc.

In connection with the execution of the merger agreement for the transaction, Perot Systems Family Corporation, a Texas corporation, H. Ross Perot, Sr. (Mr. Perot’s father) and Mr. Perot and Perot Systems entered into a license agreement, dated September 20, 2009, pursuant to which the foregoing persons granted Perot Systems and its affiliates an exclusive, royalty-free license to use “Perot Systems” and “Perot” in connection with Perot Systems’ current businesses, products, services and charitable activities, and its future operations and activities resulting from the expansion of, and the integration with, Dell’s services and businesses. The term of the license agreement became effective immediately upon execution and will continue until the earlier of (1) the date that is five years from November 3, 2009, or (2) the date of any termination of the license agreement for cause.

Also on September 20, 2009, in connection with the execution of the merger agreement, H. Ross Perot, Sr, and Mr. Perot signed noncompetition agreements with Dell and Perot Systems, as amended by a waiver letter entered into on December 2, 2009, that limit their ability to compete with Perot Systems or to solicit its employees or customers for a period ending December 31, 2014.

Dell, through its wholly-owned subsidiary Perot Systems, currently provides information technology and certain other services to Hillwood Enterprises L.P. (“Hillwood”), which is controlled and partially owned by Mr. Perot, under an agreement which Perot Systems entered into in January 2007 and which will expire in January 2019. During Fiscal 2012, Perot Systems recorded revenue of $2,414,616 in connection with its performance under this agreement. Future annual payments to Perot Systems under the agreement are estimated to be approximately $1,800,000 annually, but may vary due to fluctuations in the level of services required by Hillwood.

Dell, through its wholly-owned subsidiary Perot Systems, currently provides information technology and certain other services to Perot Services Company L.L.C., which is controlled and partially owned by H. Ross Perot, Sr., under an agreement which Perot Systems entered into in January 2009 and which will expire in February 2015. During Fiscal 2012, Perot Systems recorded revenue of $324,541 in connection with its performance under this agreement. Future annual payments to Perot Systems under the agreement are estimated to be approximately $180,000 annually, but may vary due to fluctuations in the level of services required by Perot Services Company L.L.C.

In 2002, Perot Systems entered into a sublease agreement with Perot Services Company, LLC for approximately 23,000 square feet of office space at its Plano, Texas facility. At the expiration of the original lease, a new sublease agreement was signed effective October 1, 2007, and expires on September 30, 2015. The sublease was subsequently amended effective March 1, 2009, and January 1, 2010. The current sublease is for 24,970 square feet of office space and 754 square feet of storage space at monthly rents of $40,576 and $346, respectively. Total rental payments of $531,984 were paid to Perot Systems during Fiscal 2012. Total annual rental payments under the current lease are estimated to be approximately $491,062.

Transactions with Five Percent Stockholder

In filings with the SEC, BlackRock, Inc., a global provider of investment, advisory and risk management solutions, reported beneficial ownership of more than 5% of Dell’s outstanding common stock as of December 31, 2010, and December 31, 2011. Dell uses external asset managers, including Blackrock, Inc., to manage a portion of its cash and investments portfolio in various separately managed accounts. During Fiscal 2012, Blackrock managed a Dell portfolio with an average balance of $250,146,659 and earned management fees for these services of approximately $98,490. In addition to the amounts directly managed by Blackrock, Inc. described above, during Fiscal 2012, Dell also invested an average cash balance of $27,583,333 in money market funds advised by Blackrock, Inc. and held a Blackrock, Inc. debt security with a face value of $8,000,000 through an external asset manager other than Blackrock, Inc. During Fiscal 2012, Dell received total interest payments of approximately $23,972 on the debt security.

Review, Approval or Ratification of Transactions with Related Persons

The Governance and Nominating Committee of the Board, pursuant to its written charter, is charged with the responsibility for reviewing, approving, disapproving or ratifying any transactions required to be disclosed as transactions with related persons under Item 404(a) of the SEC’s Regulation S-K. The Governance and Nominating Committee has not adopted any specific policies or procedures for conducting such reviews, or standards to be applied in the reviews, and considers each transaction in light of the specific facts and circumstances presented. The Governance and Nominating Committee reviewed and approved or ratified each of the Fiscal 2012 transactions described above.

Code of Conduct

Dell maintains a Code of Conduct (entitled Winning with Integrity) that is applicable to all Dell employees worldwide, including the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer. That Code of Conduct, which satisfies the requirements of a "code of ethics" under applicable SEC rules, contains written standards that are designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest; full, fair, accurate, timely and understandable public disclosures and communications, including financial reporting; compliance with applicable laws, rules, and regulations; prompt internal reporting of violations of the code; and accountability for adherence to the code. A copy of the Code of Conduct is posted on Dell's website at www.dell.com/codeofconduct.

Dell will post any waivers of the Code of Conduct or amendments to the Code of Conduct that are applicable to its Chief Executive Officer, Chief Financial Officer, or Chief Accounting Officer on its website at www.dell.com/codeofconduct under the circumstances and within the period required under SEC rules.

Stockholder List

For at least ten days prior to the annual meeting, a list of the stockholders entitled to vote at the meeting will be available for examination, for purposes germane to the meeting, during ordinary business hours at Dell's principal executive offices, One Dell Way, Building 1, Round Rock, Texas 78682. The list will also be available for examination at the meeting.

Stockholders Sharing the Same Last Name and Address

Only one copy of the notice regarding the Internet availability of proxy materials or printed set of 2012 annual meeting materials is being sent to stockholders who share the same last name and address, unless they have notified Dell that they want to continue receiving multiple packages. This practice, known as "householding," is intended to eliminate duplicate mailings, conserve natural resources and help reduce printing and mailing costs.

If you received a householded mailing this year and you would like to receive a separate copy of the notice of Internet availability of proxy materials or of the proxy materials, Dell will deliver a copy promptly upon your request furnished to Dell in one of the following manners:

•	Email Dell’s Investor Relations department at Investor_Relations@dell.com
•	Send your request by mail to Dell Inc., Investor Relations, One Dell Way, Round Rock, Texas 78682
•	Call Dell Investor Relations at (512) 728-7800

You may also download a copy of any of these materials at www.dell.com/investor.

To opt out of householding for future mailings, notify Dell using the contacts for the Dell Investor Relations Department described above.

If you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, please notify Dell using the contacts for the Dell Investor Relations Department described above.

Householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and address, and you and your spouse each have two accounts containing Dell stock at two different brokerage firms, your household will receive two copies of our annual meeting materials, one from each brokerage firm.

Notice of Electronic Availability of Proxy Materials

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on July 13, 2012. The proxy statement and Annual Report to Stockholders are available at www.proxyvote.com.

As permitted by SEC rules, Dell is making the proxy material available to stockholders electronically via the Internet. Dell has mailed many stockholders a notice containing instructions on how to access this proxy statement and its annual report and vote online. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your voting instructions over the Internet. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the notice.

Annual Report on Form 10-K

Dell's proxy statement is accompanied by the Fiscal 2012 annual report to stockholders. The annual report does not constitute proxy soliciting material.

Dell's Fiscal 2012 Annual Report on Form 10-K is available without exhibits at www.dell.com/investor and with exhibits at the website maintained by the SEC at www.sec.gov. You may obtain a printed version of the report (without charge) upon request delivered to Dell in one of the following manners:

•	Email Dell’s Investor Relations department at Investor_Relations@dell.com
•	Send your request by mail to Dell Inc., Investor Relations, One Dell Way, Round Rock, Texas 78682
•	Call Dell Investor Relations at (512) 728-7800

Other Matters

To the extent that this proxy statement is incorporated by reference into any other filing by Dell under the Securities Act of 1933 or the Exchange Act, the sections of this proxy statement entitled "Compensation Committee Report" and "Report of the Audit Committee," to the extent permitted by the rules of the SEC, will not be deemed incorporated in such a filing, unless specifically provided otherwise in the filing.

Directions to the Meeting

A map is included on the back page of this proxy statement or you may request directions to the annual meeting via email at Investor_Relations@dell.com or by calling Dell Investor Relations at (512) 728-7800.

APPENDIX A

DELL INC.

2012 LONG-TERM INCENTIVE PLAN

A-i

A-ii

A-iii

A-iv

DELL INC.

2012 LONG-TERM INCENTIVE PLAN

Dell Inc. (the “Company”) sets forth herein the terms of its 2012 Long-Term Incentive Plan (the “Plan”), as follows:

1.	PURPOSE

The Plan is intended to (a) provide eligible persons with an incentive to contribute to the long-term success of the Company and to operate and manage the Company’s business in a manner that will provide for the Company’s long-term growth and profitability to benefit its stockholders and other important stakeholders, including its employees and customers, (b) provide a means of obtaining, rewarding and retaining key personnel and (c) ensure that key personnel act in the best interest of the Company during and after their service to the Company as a condition to enjoying the benefits of such rewards. To this end, the Plan provides for the grant of awards of stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock, dividend equivalent rights, performance shares and other performance-based awards, other equity-based awards, and cash. Any of these awards may, but need not, be made as performance incentives to reward the holders of such awards for the achievement of performance goals in accordance with the terms of the Plan. Stock options granted under the Plan may be non-qualified stock options or incentive stock options, as provided herein.

2.	DEFINITIONS

For purposes of interpreting the Plan documents (including the Plan and Award Agreements), the following definitions shall apply:

2.1        “Affiliate” means any company or other entity that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including any Subsidiary. For purposes of grants of Options or Stock Appreciation Rights, an entity may not be considered an Affiliate unless the Company holds a “controlling interest” in such entity within the meaning of Treasury Regulation Section 1.414(c)-2(b)(2)(i), provided that (a) except as specified in clause (b) below, an interest of “at least 50 percent” shall be used instead of an interest of “at least 80 percent” in each case where “at least 80 percent” appears in Treasury Regulation Section 1.414(c)-2(b)(2)(i) and (b) where the grant of Options or Stock Appreciation Rights is based upon a legitimate business criterion, an interest of “at least 20 percent” shall be used instead of an interest of “at least 80 percent” in each case where “at least 80 percent” appears in Treasury Regulation Section 1.414(c)-2(b)(2)(i).

2.2        “Applicable Laws” means the legal requirements relating to the Plan and the Awards under (a) applicable provisions of the corporate, securities, tax and other laws, rules, regulations and government orders of any jurisdiction applicable to Awards granted to residents therein and (b) the rules of any Stock Exchange on which the Stock is listed.

2.3        “Award” means a grant under the Plan of an Option, a Stock Appreciation Right, Restricted Stock, a Restricted Stock Unit, Unrestricted Stock, a Dividend Equivalent Right, a Performance Share or other Performance-Based Award, an Other Equity-Based Award, or cash.

2.4        “Award Agreement” means the agreement between the Company and a Grantee that evidences and sets out the terms and conditions of an Award.

2.5        “Benefit Arrangement” shall have the meaning set forth in Section 15.

2.6        “Board” means the Board of Directors of the Company.

2.7        “Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Effective Date or issued thereafter, including, without limitation, all common stock, par value $0.01 per share, of the Company.

2.8        “Change in Control” means the occurrence of any of the following:

(a) a “Person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than the Existing Stockholders, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than fifty percent (50%) of the total voting power of the Voting Stock of the Company, on a Fully Diluted Basis;

(b) individuals who on the Effective Date constitute the Board (together with any new Directors whose election by such Board or whose nomination by such Board for election by the stockholders of the Company was approved by a vote of at least a majority of the members of such Board then in office who either were members of such Board on the Effective Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of such Board then in office;

(c) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, other than any such transaction in which the holders of securities that represented one hundred percent (100%) of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction;

(d) there is consummated any direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any “Person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act); or

(e) the stockholders of the Company adopt a plan or proposal for the liquidation, winding up or dissolution of the Company.

2.9        “Code” means the Internal Revenue Code of 1986, as amended, as now in effect or as hereafter amended, and any successor thereto.

2.10        “Committee” means a committee of, and designated from time to time by resolution of, the Board, which shall be constituted as provided in Section 3.1.2 and Section 3.1.3 (or, if no Committee has been so designated, the Board).

2.11        “Company” means Dell Inc.

2.12        “Conduct Detrimental to the Company” shall have the meaning as set forth in an applicable agreement between such Grantee and the Company or an Affiliate.

2.13        “Covered Employee” means a Grantee who is a “covered employee” within the meaning of Code Section 162(m)(3).

2.14        “Disability” means that the Committee (1) has determined that the Grantee has a permanent physical or mental impairment of sufficient severity as to prevent the Grantee from performing duties for the Company and (2) has provided written notice to the Grantee that the Grantee’s employment is terminated due to a permanent “Disability” pursuant to this section. The Committee, or its designee, may establish any process or procedure it deems appropriate for determining whether a Grantee has a “Disability.” Whether a Grantee’s employment is terminated due to “Disability” for purposes of this section shall be determined by the Committee in the Committee’s complete discretion. With respect to rules regarding expiration of an Incentive Stock Option following termination of a Grantee’s Service, Disability shall mean the inability of such Grantee to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

2.15        “Dividend Equivalent Right” means a right, granted to a Grantee pursuant to Section 13, to receive cash, Stock, other Awards or other property equal in value to dividends or other periodic payments paid or made with respect to a specified number of shares of Stock.

2.16        “Employee” means, as of any date of determination, an employee (including an officer) of the Company or an Affiliate.

2.17        “Effective Date” means                 , 2012, the date on which the Plan was approved by the Company’s stockholders.

2.18        “Exchange Act” means the Securities Exchange Act of 1934, as amended, as now in effect or as hereafter amended.

2.19        “Existing Stockholders” means one or more of Michael Dell and his Affiliates.

2.20        “Fair Market Value” means the fair market value of a share of Stock for purposes of the Plan, which shall be determined as of any Grant Date as follows:

(a) If on such Grant Date the shares of Stock are listed on a Stock Exchange, or are publicly traded on another established securities market (a “Securities Market”), the Fair Market Value of a share of Stock shall be the closing price of the Stock as reported on such Stock Exchange or such Securities Market (provided that, if there is more than one such Stock Exchange or Securities Market, the Committee shall designate the appropriate Stock Exchange or Securities Market for purposes of the Fair Market Value determination). If there is no such reported closing price on such Grant Date, the Fair Market Value of a share of Stock shall be the closing price of the Stock on the last preceding day on which any sale of Stock shall have been reported on such Stock Exchange or such Securities Market.

(b) If on such Grant Date the shares of Stock are not listed on a Stock Exchange or publicly traded on a Securities Market, the Fair Market Value of a share of Stock shall be the value of the Stock as determined by the Committee by the reasonable application of a reasonable valuation method, in a manner consistent with Code Section 409A.

Notwithstanding this Section 2.20 or Section 18.3, for purposes of determining taxable income and the amount of the related tax withholding obligation pursuant to Section 18.3, the Fair Market Value will be determined by the Company using any reasonable method; provided, that for any shares of Stock subject to an Award that are sold by or on behalf of a Grantee on the same date on which such shares may first be sold pursuant to the terms of the related Award Agreement, the Fair Market Value of such shares shall be the sale price of such shares on such date (or if sales of such shares are effectuated at more than one sale price, the weighted average sale price of such shares on such date).

2.21        “Family Member” means, with respect to any Grantee as of any date of determination, (a) a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of such Grantee, (b) any person sharing such Grantee’s household (other than a tenant or employee), (c) a trust in which any one or more of the persons specified in clauses (a) and (b) above (and such Grantee) own more than fifty percent (50%) of the beneficial interest, (d) a foundation in which any one or more of the persons specified in clauses (a) and (b) above (and such Grantee) control the management of assets, and (e) any other entity in which one or more of the persons specified in clauses (a) and (b) above (and such Grantee) own more than fifty percent (50%) of the voting interests.

2.22        “Fully Diluted Basis” means, as of any date of determination, the sum of (x) the number of shares of Voting Stock outstanding as of such date of determination plus (y) the number of shares of Voting Stock issuable upon the exercise, conversion or exchange of all then-outstanding warrants, options, convertible Capital Stock or indebtedness, exchangeable Capital Stock or indebtedness, or other rights exercisable for or convertible or exchangeable into, directly or indirectly, shares of Voting Stock, whether at the time of issue or upon the passage of time or upon the occurrence of some future event, and whether or not in the money as of such date of determination.

2.23        “Grant Date” means, as determined by the Committee, (a) the date as of which the Committee completes the corporate action constituting the Award or (b) such date subsequent to the date specified in clause (a) above as may be specified by the Committee.

2.24        “Grantee” means a person who receives or holds an Award under the Plan.

2.25        “Incentive Stock Option” means an “incentive stock option” within the meaning of Code Section 422, or the corresponding provision of any subsequently enacted tax statute, as amended from time to time.

2.26        “Non-qualified Stock Option” means an Option that is not an Incentive Stock Option.

2.27        “Option” means an option to purchase one or more shares of Stock pursuant to the Plan.

2.28        “Option Price” means the exercise price for each share of Stock subject to an Option.

2.29        “Other Agreement” shall have the meaning set forth in Section 15.

2.30        “Outside Director” means a member of the Board who is not an Employee.

2.31        “Other Equity-Based Award” means an Award representing a right or other interest that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, other than an Option, a Stock Appreciation Right, Restricted Stock, a Restricted Stock Unit, Unrestricted Stock, a Dividend Equivalent Right or a Performance Share.

2.32        “Parachute Payment” shall have the meaning set forth in Section 15(a).

2.33        “Performance-Based Award” means an Award of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Other Equity-Based Awards or cash made subject to the achievement of performance goals (as provided in Section 14) over a Performance Period specified by the Committee.

2.34        “Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for “qualified performance-based compensation” paid to Covered Employees. Notwithstanding the foregoing, nothing in the Plan shall be construed to mean that an Award which does not satisfy the requirements for “qualified performance-based compensation” within the meaning of and pursuant to Code Section 162(m) does not constitute performance-based compensation for other purposes, including the purposes of Code Section 409A.

2.35        “Performance Measures” means measures as specified in Section 14.6.4 on which the performance goals under Performance-Based Awards are based and which are approved by the Company’s stockholders pursuant to, and to the extent required by, the Plan in order to qualify such Performance-Based Awards as Performance-Based Compensation.

2.36        “Performance Period” means the period of time during which the performance goals under Performance-Based Awards must be met in order to determine the degree of payout and/or vesting with respect to any such Performance-Based Awards.

2.37        “Performance Shares” means a Performance-Based Award representing a right or other interest that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, made subject to the achievement of performance goals (as provided in Section 14) over a Performance Period of up to ten (10) years.

2.38        “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

2.39        “Plan” means this 2012 Dell Inc. Long-Term Incentive Plan, as amended from time to time.

2.40        “Prior Plan” means the Dell Inc. Amended and Restated 2002 Long-Term Incentive Plan.

2.41        “Reporting Person” means a person who is required to file reports under Section 16(a) of the Exchange Act, or any successor provision.

2.42        “Restricted Period” shall have the meaning set forth in Section 10.2.

2.43        “Restricted Stock” means shares of Stock awarded to a Grantee pursuant to Section 10.

2.44        “Restricted Stock Unit” means a bookkeeping entry representing the equivalent of one (1) share of Stock awarded to a Grantee pursuant to Section 10 that (a) is not subject to vesting or (b) is subject to time-based vesting, but not to performance-based vesting.

2.45        “SAR Price” shall have the meaning set forth in Section 9.1.

2.46        “Securities Act” means the Securities Act of 1933, as amended, as now in effect or as hereafter amended.

2.47        “Securities Market” shall have the same meaning set forth in the definition of “Fair Market Value.”

2.48        “Service” means service of a Grantee as a Service Provider to the Company or any Affiliate. Unless otherwise provided in the applicable Award Agreement, a Grantee’s change in position or duties with the Company or any Affiliate shall result in terminated Service. If a Service Provider’s employment or other service relationship is with an Affiliate and the applicable entity ceases to be an Affiliate, a termination of Service shall be deemed to have occurred when such entity ceases to be an Affiliate unless the Service Provider transfers his or her employment or other service relationship to the Company or any other Affiliate. Any determination by the Committee whether a termination of Service shall have occurred for purposes of the Plan shall be final, binding and conclusive.

2.49        “Service Provider” means, as of any date of determination, an Employee, officer, or director of the Company or any Affiliate, or a consultant (who is a natural person), a contractor (who is a natural person) or adviser (who is a natural person) to the Company or any Affiliate who provides services to the Company or any Affiliate.

2.50        “Stock” means the common stock, par value $0.01 per share, of the Company, or any security which shares of Stock may be changed into or for which shares of Stock may be exchanged as provided in Section 17.1.

2.51        “Stock Appreciation Right” or “SAR” means a right granted to a Grantee pursuant to Section 9.

2.52        “Stock Exchange” means The NASDAQ Stock Exchange LLC or any successor thereto or another established national or regional stock exchange.

2.53        “Subsidiary” means any corporation (other than the Company) or non-corporate entity with respect to which the Company owns, directly or indirectly, fifty percent (50%) or more of the total combined voting power of all classes of stock, membership interests or other ownership interests of any class or kind ordinarily having the power to vote for the directors, managers or other voting members of the governing body of such corporation or non-corporate entity. In addition, any other entity may be designated by the Committee as a Subsidiary, provided that (a) such entity could be considered as a subsidiary according to accounting principles generally accepted in the United States of America, and (b) in the case of an Award of Options or Stock Appreciation Rights, such Award would be considered to be granted in respect of “service recipient stock” under Code Section 409A.

2.54        “Substitute Award” means an Award granted upon assumption of, or in substitution for, outstanding awards previously granted under a compensatory plan by a business entity acquired or to be acquired by the Company or an Affiliate or with which the Company or an Affiliate has combined or will combine.

2.55        “Ten Percent Stockholder” means a natural person who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding voting securities of the Company, the Company’s parent (if any) or any of the Company’s Subsidiaries. In determining stock ownership, the attribution rules of Code Section 424(d) shall be applied.

2.56        “Unrestricted Stock” shall have the meaning set forth in Section 11.

2.57        “Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

Unless the context otherwise requires, all references in the Plan to “including” shall mean “including without limitation.”

References in the Plan to any Code Section shall be deemed to include, as applicable, regulations promulgated under such Code Section.

3.	ADMINISTRATION OF THE PLAN

3.1	Committee.

3.1.1	Powers and Authorities.

The Committee shall administer the Plan and shall have such powers and authorities related to the administration of the Plan as are consistent with the Company’s certificate of incorporation and bylaws and Applicable Laws. Without limiting the generality of the foregoing, the Committee shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award or any Award Agreement, and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan which the Committee deems to be necessary or appropriate to the administration of the Plan, any Award or any Award Agreement. All such actions and determinations shall be made by (a) the affirmative vote of a majority of the members of the Committee present at a meeting at which a quorum is present, or (b) the unanimous consent of the members of the Committee executed in writing in accordance with the Company’s certificate of incorporation and bylaws and Applicable Laws.

In the event that the Plan, any Award or any Award Agreement provides for any action to be taken by the Board or any determination to be made by the Board, such action may be taken or such determination may be made by the Committee constituted in accordance with this Section 3.1 if the Board has delegated the power and authority to do so to such Committee.

3.1.2	Composition of Committee.

The Committee shall be a committee composed of not fewer than two directors of the Company designated by the Board to administer the Plan. Each member of the Committee shall be a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act, an “outside director” within the meaning of Code Section 162(m)(4)(C)(i) and, for so long as the Stock is listed on The NASDAQ Stock Exchange LLC, an “independent director” within the meaning of NASDAQ Listing Rule 5605(a)(2) (or, in each case, any successor term or provision); provided that any action taken by the Committee shall be valid and effective whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 3.1.2 or otherwise provided in any charter of the Committee. Without limiting the generality of the foregoing, the Committee may be the Leadership Development and Compensation Committee of the Board or a subcommittee thereof if the Leadership Development and Compensation Committee of the Board or such subcommittee satisfies the foregoing requirements.

3.1.3	Delegation by Committee.

To the extent permitted by Applicable Laws, the Committee may delegate some or all of its authority with respect to the Plan and Awards to the Chief Executive Officer of the Company, any other officer or officers of the Company, or any other person or persons designated by the Committee, in each case acting individually or as a committee; provided that the Committee may not delegate its authority hereunder (a) to make Awards to directors of the Company, or (b) to make Awards to Employees who are (i) “officers” as defined in Rule 16a-1(f) under the Exchange Act , (ii) Covered Employees or (iii) officers or other employees of the Company who are delegated authority by the Committee pursuant to this Section 3.1.3. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation or thereafter. Nothing in the Plan shall be construed as obligating the Committee to delegate authority to any person, and the Committee may at any time rescind the authority delegated to any person appointed hereunder and delegate authority to one or more other persons. At all times, any person delegated authority pursuant to this Section 3.1.3 shall serve in such capacity at the pleasure of the Committee. Any action undertaken by any such person or persons in accordance with the Committee’s delegation of authority shall have the same force and effect as if undertaken directly by the Committee, and any reference in the Plan to the “Committee” shall, to the extent consistent with the terms and limitations of such delegation, be deemed to include a reference to each and such persons.

3.2	Board.

The Board from time to time may exercise any or all of the powers and authorities related to the administration and implementation of the Plan, as set forth in Section 3.1 and other applicable provisions of the Plan, as the Board shall determine, consistent with the Company’s certificate of incorporation and bylaws and Applicable Laws.

3.3	Terms of Awards.

3.3.1	Committee Authority.

Subject to the other terms and conditions of the Plan, the Committee shall have full and final authority to:

(a) designate Grantees;

(b) determine the type or types of Awards to be made to a Grantee;

(c) determine the number of shares of Stock to be subject to an Award;

(d) establish the terms and conditions of each Award (including the Option Price of any Option), the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of an Award or the shares of Stock subject thereto, the treatment of an Award in the event of a Change in Control (subject to applicable agreements), and any terms or conditions that may be necessary to qualify Options as Incentive Stock Options;

(e) prescribe the form of each Award Agreement evidencing an Award; and

(f) subject to the limitation on repricing in Section 3.4, amend, modify or supplement the terms of any outstanding Award, which authority shall include the authority, in order to effectuate the purposes of the Plan but without amending the Plan, to make Awards or to modify outstanding Awards made to eligible natural persons who are foreign nationals or are natural persons who are employed outside the United States to reflect differences in local law, tax policy, or custom, provided that, notwithstanding the foregoing, no amendment, modification or supplement of the terms of any outstanding Award shall, without the consent of the Grantee thereof, impair such Grantee’s rights under such Award.

The Committee shall have the right, in its discretion, to make Awards in substitution or exchange for any award granted under another compensatory plan of the Company, any Affiliate, or any business entity acquired or to be acquired by the Company or an Affiliate or with which the Company or an Affiliate has combined or will combine.

3.3.2	Forfeiture; Recoupment.

The Committee may reserve the right in an Award Agreement to cause a forfeiture of the gain realized by a Grantee with respect to an Award thereunder on account of actions taken by, or failed to be taken by, such Grantee as and to the extent specified in such Award Agreement, including, but not limited to, Conduct Detrimental to the Company as that term is defined in the applicable Award Agreement. The Committee may rescind an outstanding Award if the Grantee thereof is an Employee and is terminated for Conduct Detrimental to the Company as defined in the applicable Award Agreement or for “cause” as defined in any other agreement between the Company or such Affiliate and such Grantee, as applicable.

Any Award granted pursuant to the Plan shall be subject to mandatory repayment by the Grantee to the Company to the extent the Grantee is, or in the future becomes, subject to (a) any Company “clawback” or recoupment policy including, but not limited to, any requirement set forth in this Plan or in an Award Agreement, or (b) any law, rule or regulation which imposes mandatory recoupment, under circumstances set forth in such law, rule or regulation.

3.4	No Repricing.

Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, shares of Stock, other securities or other property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of Stock or other securities or similar transaction), the Company may not, without obtaining stockholder approval: (a) amend the terms of outstanding Options or SARs to reduce the exercise price of such outstanding Options or SARs; (b) cancel outstanding Options or SARs in exchange for or substitution of Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs; or (c) cancel outstanding Options or SARs with an exercise price above the current stock price in exchange for cash or other securities.

3.5	Deferral Arrangement.

The Committee may permit or require a Grantee to defer receipt of any Stock or cash payment pursuant to any Award into a deferred compensation arrangement, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or Dividend Equivalent Rights and, in connection therewith, provisions for converting such credits into Restricted Stock Units and for restricting deferrals to comply with hardship distribution rules affecting tax-qualified retirement plans subject to Code Section 401(k)(2)(B)(IV), provided that no Dividend Equivalent Rights may be granted in connection with, or related to, an Award of Options or SARs. Any such deferrals shall be made in a manner that complies with Code Section 409A.

3.6	No Liability.

No member of the Board, the Committee, or an employee shall be liable for any action or determination made in good faith with respect to the Plan or any Award or Award Agreement.

3.7	Registration; Share Certificates.

Notwithstanding any provision of the Plan to the contrary, the ownership of the shares of Stock issued under the Plan may be evidenced in such a manner as the Committee, in its sole discretion, deems appropriate, including by book-entry or direct registration (including transaction advices) or the issuance of one or more share certificates.

3.8	Interpretation

Any interpretation or construction of, and any other determination contemplated to be made under, the Plan, any Award or any Award Agreement shall be made by the Company consistent with the terms of the Plan and shall be final, binding, and conclusive whether or not expressly provided for in any provision of the Plan, such Award or such Award Agreement. Any disputes relating to a decision or determination by the Company shall be resolved in accordance with the dispute resolution provisions of this Plan and any Award Agreement.

4.	STOCK SUBJECT TO THE PLAN

4.1	Number of Shares of Stock Available for Awards.

Subject to the other provisions of this Section 4 and subject to adjustment as provided under the Plan, the total number of shares of Stock that shall be authorized for issuance for Awards under the Plan shall be seventy-five million (75,000,000) shares of Stock plus the number of shares of Stock related to awards outstanding under the Prior Plan as of the Effective Date which thereafter terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares. Such shares of Stock may be authorized and unissued shares of Stock or treasury shares of Stock or any combination of the foregoing, as may be determined from time to time by the Board or by the Committee. Any of the shares of Stock available for issuance under the Plan may be used for any type of Award under the Plan, and any or all of the shares of Stock available for issuance under the Plan shall be available for issuance pursuant to Incentive Stock Options.

4.2	Adjustments in Authorized Shares of Stock.

In connection with mergers, reorganizations, separations, or other transactions to which Code Section 424(a) applies, the Committee shall have the right to cause the Company to assume awards previously granted under a compensatory plan by another business entity that is a party to such transaction and to substitute Awards under the Plan for such awards. The number of shares of Stock available for issuance under the Plan pursuant to Section 4.1 shall not be increased by the number of shares of Stock subject to any such assumed awards and substitute Awards. Shares available for issuance under a shareholder-approved plan of a business entity that is a party to such transaction (as appropriately adjusted, if necessary, to reflect such transaction) may be used for Awards under the Plan and shall not reduce the number of shares of Stock otherwise available for issuance under the Plan, subject to applicable rules of any Stock Exchange on which the Stock is listed.

4.3	Share Usage.

(a) Shares of Stock subject to an Award shall be counted as used as of the Grant Date.

(b) Any shares of Stock that are subject to an Award shall be counted against the share issuance limit set forth in Section 4.1 as one (1) share for every one (1) share of Stock subject to such Award. The gross number of shares of Stock issued in connection with an Award of SARs shall be counted toward the share issuance limit set forth in Section 4.1.

(c) Notwithstanding anything to the contrary in Section 4.1, any shares of Stock related to Awards under the Plan which thereafter terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares shall be available again for issuance under the Plan.

(d) The number of shares of Stock available for issuance under the Plan shall not be increased by the number of shares of Stock (i) tendered or withheld or subject to an Award surrendered in connection with the purchase of shares of Stock upon exercise of an Option as provided in Section 12.2, (ii) deducted or delivered from payment of an Award in connection with the Company’s tax withholding obligations as provided in Section 18.3 or (iii) purchased by the Company with proceeds from Option exercises.

5.	EFFECTIVE DATE; TERM; AMENDMENT AND TERMINATION

5.1	Effective Date.

The Plan shall be effective as of the Effective Date. Following the Effective Date, no awards shall be made under the Prior Plan. Notwithstanding the foregoing, shares of Stock reserved under the Prior Plan to settle awards, including performance-based awards, which are made under the Prior Plan prior to the Effective Date may be issued and delivered following the Effective Date to settle such awards.

5.2	Term.

The Plan shall terminate automatically ten (10) years after the Effective Date and may be terminated on any earlier date as provided in Section 5.3.

5.3	Amendment and Termination.

The Board may, at any time and from time to time, amend, suspend or terminate the Plan as to any shares of Stock as to which Awards have not been made. The effectiveness of any amendment to the Plan shall be contingent on approval of such amendment by the Company’s stockholders to the extent provided by the Board or required by Applicable Laws (including the rules of any Stock Exchange on which the Stock is then listed), provided that no amendment shall be made to the no-repricing provisions of Section 3.4, the Option pricing provisions of Section 8.1 or the Stock Appreciation Rights pricing provisions of Section 9.1 without the approval of the Company’s stockholders. No amendment, suspension or termination of the Plan shall impair rights or obligations under any Award theretofore made under the Plan without the consent of the Grantee thereof.

6.	AWARD ELIGIBILITY AND LIMITATIONS

6.1	Eligible Grantees.

Subject to this Section 6, Awards may be made under the Plan to any Service Provider, as the Committee shall determine and designate from time to time.

6.2	Limitation on Shares of Stock Subject to Awards and Cash Awards.

During any time when the Company has a class of equity securities registered under Section 12 of the Exchange Act:

(a) the maximum number of shares of Stock subject to Options or SARs that may be granted under the Plan in a calendar year to any person eligible for an Award under Section 6 is ten million (10,000,000) shares;

(b) the maximum number of shares of Stock that may be granted under the Plan, other than pursuant to Options or SARs, in a calendar year to any person eligible for an Award under Section 6 is three million (3,000,000) shares; and

(c) the maximum amount that may be paid as cash-settled Performance-Based Awards shall not exceed 0.5% of the Company’s aggregate consolidated operating income in the immediately preceding fiscal year.

The preceding limitations in this Section 6.2 are subject to adjustment as provided in Section 17.

6.3	Stand-Alone, Additional, Tandem and Substitute Awards.

Subject to Section 3.4, Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, (a) any other Award, (b) any award granted under another plan of the Company, any Affiliate, or any business entity that has been a party to a transaction with the Company or any Affiliate, or (c) any other right of a Grantee to receive payment from the Company or any Affiliate. Such additional, tandem and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award, or for an award granted under another plan of the Company, any Affiliate, or any business entity that has been a party to a transaction with the Company or any Affiliate, the Committee shall require the surrender of such other Award or award under such other plan in consideration for the grant of such substitute or exchange Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash payments under other plans of the Company or any Affiliate. Notwithstanding Section 8.1 and Section 9.1, but subject to Section 3.4, the Option Price of an Option or the SAR Price of a SAR that is a Substitute Award may be less than one hundred percent (100%) of the Fair Market Value of a share of Stock on the original Grant Date; provided that such Option Price or SAR Price is determined in accordance with the principles of Code Section 424 for any Incentive Stock Option and consistent with Code Section 409A for any other Option or SAR.

7.	AWARD AGREEMENT

Each Award granted pursuant to the Plan shall be evidenced by an Award Agreement, which shall be in such form or forms as the Committee shall from time to time determine. Award Agreements employed under the Plan from time to time or at the same time need not contain similar provisions, but shall be consistent with the terms of the Plan. Each Award Agreement evidencing an Award of Options shall specify whether such Options are intended to be Non-qualified Stock Options or Incentive Stock Options, and, in the absence of such specification, such Options shall be deemed to constitute Non-qualified Stock Options.

8.	TERMS AND CONDITIONS OF OPTIONS

8.1	Option Price.

The Option Price of each Option shall be fixed by the Committee and stated in the Award Agreement evidencing such Option. Except in the case of Substitute Awards, the Option Price of each Option shall be at least the Fair Market Value of one (1) share of Stock on the Grant Date; provided that in the event that a Grantee is a Ten Percent Stockholder, the Option Price of an Option granted to such Grantee that is intended to be an Incentive Stock Option shall be not less than one hundred ten percent (110%) of the Fair Market Value of one (1) share of Stock on the Grant Date. In no case shall the Option Price of any Option be less than the par value of a share of Stock.

8.2	Vesting.

Subject to Sections 8.3, each Option granted under the Plan shall become exercisable at such times and under such conditions as shall be determined by the Committee and stated in the Award Agreement, in another agreement with the Grantee or otherwise in writing, provided that no Option shall be granted to Grantees who are entitled to overtime under applicable state or federal laws, that will vest or be exercisable within a six-month period starting on the Grant Date.

8.3	Term.

Each Option granted under the Plan shall terminate, and all rights to purchase shares of Stock thereunder shall cease, upon the expiration of ten (10) years from the Grant Date of such Option, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Committee and stated in the Award Agreement relating to such Option; provided that in the event that the Grantee is a Ten Percent Stockholder, an Option granted to such Grantee that is intended to be an Incentive Stock Option shall not be exercisable after the expiration of five (5) years from its Grant Date.

8.4	Termination of Service.

Each Award Agreement with respect to the grant of an Option shall set forth the extent to which the Grantee thereof, if at all, shall have the right to exercise such Option following termination of such Grantee’s Service. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

8.5	Limitations on Exercise of Option.

Notwithstanding any other provision of the Plan, in no event may any Option be exercised, in whole or in part, after the occurrence of an event referred to in Section 17 which results in the termination of such Option.

8.6	Method of Exercise.

Subject to the terms of Section 12 and Section 18.3, an Option that is exercisable may be exercised by the Grantee’s delivery to the Company or its designee or agent of notice of exercise on any business day, at the Company’s principal office or the office of such designee or agent, on the form specified by the Company and in accordance with any additional procedures specified by the Committee. Such notice shall specify the number of shares of Stock with respect to which such Option is being exercised and shall be accompanied by payment in full of the Option Price of the shares of Stock for which such Option is being exercised plus the amount (if any) of federal and/or other taxes which the Company may, in its judgment, be required to withhold with respect to the exercise of such Option.

8.7	Rights of Holders of Options.

A Grantee or other person holding or exercising an Option shall have none of the rights of a stockholder of the Company (for example, the right to receive cash or dividend payments or distributions attributable to the shares of Stock subject to such Option, to direct the voting of the shares of Stock subject to such Option, or to receive notice of any meeting of the Company’s stockholders) until the shares of Stock subject thereto are fully paid and issued to such Grantee or other person. Except as provided in Section 17, no adjustment shall be made for dividends, distributions or other rights with respect to any shares of Stock subject to an Option for which the record date is prior to the date of issuance of such shares of Stock.

8.8	Delivery of Stock.

Promptly after the exercise of an Option by a Grantee and the payment in full of the Option Price with respect thereto, such Grantee shall be entitled to receive such evidence of such Grantee’s ownership of the shares of Stock subject to such Option as shall be consistent with Section 3.7.

8.9	Transferability of Options.

Except as provided in Section 8.10, during the lifetime of a Grantee of an Option, only such Grantee (or, in the event of such Grantee’s legal incapacity or incompetency, such Grantee’s guardian or legal representative) may exercise such Option. Except as provided in Section 8.10, no Option shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

8.10	Family Transfers.

If authorized in the applicable Award Agreement or by the Committee, in its sole discretion, a Grantee may transfer, not for value, all or part of an Option which is not an Incentive Stock Option to any Family Member. For the purpose of this Section 8.10, a transfer “not for value” is a transfer which is (a) a gift, (b) a transfer under a domestic relations order in settlement of marital property rights or (c) unless Applicable Laws do not permit such transfer, a transfer to an entity in which more than fifty percent (50%) of the voting interests are owned by Family Members (and/or the Grantee) in exchange for an interest in such entity. Following a transfer under this Section 8.10, any such Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to such transfer, and the shares of Stock acquired pursuant to such Option shall be subject to the same restrictions with respect to transfers of such shares of Stock as would have applied to the Grantee thereof. Subsequent transfers of transferred Options shall be prohibited except to Family Members of the original Grantee in accordance with this Section 8.10 or by will or the laws of descent and distribution. The provisions of Section 8.4 relating to termination of Service shall continue to be applied with respect to the original Grantee of the Option, following which such Option shall be exercisable by the transferee only to the extent, and for the periods specified, in Section 8.4 and Section 8.5.

8.11	Limitations on Incentive Stock Options.

An Option shall constitute an Incentive Stock Option only (a) if the Grantee of such Option is an Employee of the Company or any corporate Subsidiary, (b) to the extent specifically provided in the related Award Agreement and (c) to the extent that the aggregate Fair Market Value (determined at the time such Option is granted) of the shares of Stock with respect to which all Incentive Stock Options held by such Grantee become exercisable for the first time during any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed one hundred thousand dollars ($100,000). Except to the extent provided in the regulations under Code Section 422, this limitation shall be applied by taking Options into account in the order in which they were granted.

8.12	Notice of Disqualifying Disposition.

If any Grantee shall make any disposition of shares of Stock issued pursuant to the exercise of an Incentive Stock Option under the circumstances provided in Code Section 421(b) (relating to certain disqualifying dispositions), such Grantee shall notify the Company of such disposition within ten (10) days thereof.

9.	TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS

9.1	Right to Payment and Grant Price.

A SAR shall confer on the Grantee to whom it is granted a right to receive, upon exercise thereof, the excess of (x) the Fair Market Value of one (1) share of Stock on the date of exercise over (y) the per share exercise price of such SAR (the “SAR Price”) as determined by the Committee. The Award Agreement for a SAR shall specify the SAR Price, which shall be no less than the Fair Market Value of one (1) share of Stock on the Grant Date of such SAR. SARs may be granted in tandem with all or part of an Option granted under the Plan or at any subsequent time during the term of such Option, in combination with all or any part of any other Award or without regard to any Option or other Award; provided that a SAR that is granted subsequent to the Grant Date of a related Option must have a SAR Price that is no less than the Fair Market Value of one (1) share of Stock on the Grant Date of such SAR.

9.2	Other Terms.

The Committee shall determine, on the Grant Date or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future Service requirements), the time or times at which SARs shall cease to be or become exercisable following termination of Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which shares of Stock shall be delivered or deemed to be delivered to Grantees, whether or not a SAR shall be granted in tandem or in combination with any other Award, and any and all other terms and conditions of any SAR.

9.3	Term.

Each SAR granted under the Plan shall terminate, and all rights thereunder shall cease, upon the expiration of ten (10) years from the Grant Date of such SAR or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Committee and stated in the Award Agreement relating to such SAR.

9.4	Transferability of SARS.

Except as provided in Section 9.5, during the lifetime of a Grantee of a SAR, only the Grantee (or, in the event of such Grantee’s legal incapacity or incompetency, such Grantee’s guardian or legal representative) may exercise such SAR. Except as provided in Section 9.5, no SAR shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

9.5	Family Transfers.

If authorized in the applicable Award Agreement or by the Committee, in its sole discretion, a Grantee may transfer, not for value, all or part of a SAR to any Family Member. For the purpose of this Section 9.5, a transfer “not for value” is a transfer which is (a) a gift, (b) a transfer under a domestic relations order in settlement of marital property rights or (c) unless Applicable Laws do not permit such transfer, a transfer to an entity in which more than fifty percent (50%) of the voting interests are owned by Family Members (and/or the Grantee) in exchange for an interest in such entity. Following a transfer under this Section 9.5, any such SAR shall continue to be subject to the same terms and conditions as were in effect immediately prior to such transfer, and shares of Stock acquired pursuant to a SAR shall be subject to the same restrictions on transfers of such shares of Stock as would have applied to the Grantee or such SAR. Subsequent transfers of transferred SARs shall be prohibited except to Family Members of the original Grantee in accordance with this Section 9.5 or by will or the laws of descent and distribution.

10.	TERMS AND CONDITIONS OF RESTRICTED STOCK AND RESTRICTED STOCK UNITS

10.1	Grant of Restricted Stock or Restricted Stock Units.

Awards of Restricted Stock and Restricted Stock Units may be made for consideration or for no consideration, other than the par value of the shares of Stock, which shall be deemed paid by past Service or, if so provided in the related Award Agreement or a separate agreement, the promise by the Grantee to perform future Service to the Company or an Affiliate.

10.2	Restrictions.

At the time a grant of Restricted Stock or Restricted Stock Units is made, the Committee may, in its sole discretion, (a) establish a period of time (a “Restricted Period”) applicable to such Restricted Stock or Restricted Stock Units and (b) prescribe restrictions in addition to or other than the expiration of the Restricted Period, including the achievement of corporate or individual performance goals, which may be applicable to all or any portion of such Restricted Stock or Restricted Stock Units as provided in Section 14. Awards of Restricted Stock and Restricted Stock Units may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period or prior to the satisfaction of any other restrictions prescribed by the Committee with respect to such Awards.

10.3	Registration; Restricted Share Certificates.

Pursuant to Section 3.7, to the extent that ownership of Restricted Stock is evidenced by a book-entry registration or direct registration (including transaction advices), such registration shall be notated to evidence the restrictions imposed on such Award of Restricted Stock under the Plan and the applicable Award Agreement. Subject to Section 3.7 and the immediately following sentence, the Company may issue, in the name of each Grantee to whom Restricted Stock has been granted, share certificates representing the total number of shares of Restricted Stock granted to the Grantee, as soon as reasonably practicable after the Grant Date of such Restricted Stock. The Committee may provide in an Award Agreement with respect to an Award of Restricted Stock that either (a) the Secretary of the Company shall hold such share certificates for such Grantee’s benefit until such time as such shares of Restricted Stock are forfeited to the Company or the restrictions applicable thereto lapse and such Grantee shall deliver a stock power to the Company with respect to each share certificate, or (b) such share certificates shall be delivered to such Grantee, provided that such share certificates shall bear legends that comply with applicable securities laws and regulations and make appropriate reference to the restrictions imposed on such Award of Restricted Stock under the Plan and such Award Agreement.

10.4	Rights of Holders of Restricted Stock.

Unless the Committee otherwise provides in an Award Agreement, holders of Restricted Stock shall have the right to vote such shares of Restricted Stock and the right to receive any dividends declared or paid with respect to such shares of Restricted Stock. The Committee may provide that any dividends paid on Restricted Stock must be reinvested in shares of Stock, which may or may not be subject to the same vesting conditions and restrictions as the vesting conditions and restrictions applicable to such Restricted Stock. Dividends paid on Restricted Stock which vests or is earned based upon the achievement of performance goals shall not vest unless such performance goals for such Restricted Stock are achieved, and if such performance goals are not achieved, the Grantee of such Restricted Stock shall promptly forfeit and repay to the Company such dividend payments. All stock distributions, if any, received by a Grantee with respect to Restricted Stock as a result of any stock split, stock dividend, combination of stock, or other similar transaction shall be subject to the vesting conditions and restrictions applicable to such Restricted Stock.

10.5	Rights of Holders of Restricted Stock Units.

10.5.1	Voting and Dividend Rights.

Holders of Restricted Stock Units shall have no rights as stockholders of the Company (for example, the right to receive cash or dividend payments or distributions attributable to the shares of Stock subject to such Restricted Stock Units, to direct the voting of the shares of Stock subject to such Restricted Stock Units, or to receive notice of any meeting of the Company’s stockholders). The

Committee may provide in an Award Agreement evidencing a grant of Restricted Stock Units that the holder of such Restricted Stock Units shall be entitled to receive, upon the Company’s payment of a cash dividend on its outstanding shares of Stock, a cash payment for each such Restricted Stock Unit which is equal to the per-share dividend paid on such shares of Stock. Such Award Agreement also may provide that such cash payment shall be deemed reinvested in additional Restricted Stock Units at a price per unit equal to the Fair Market Value of a share of Stock on the date on which such cash dividend is paid. Such cash payments paid in connection with Restricted Stock Units which vest or are earned based upon the achievement of performance goals shall not vest unless such performance goals for such Restricted Stock Units are achieved, and if such performance goals are not achieved, the Grantee of such Restricted Stock Units shall promptly forfeit and repay to the Company such cash payments. Notwithstanding the foregoing, if a grantor trust is established in connection with an Award of Restricted Stock Units and shares of Stock are held in such grantor trust for purposes of satisfying the Company’s obligation to deliver shares of Stock in connection with such Restricted Stock Units, the Award Agreement for such Award of Restricted Stock Units may provide that such cash payment shall be deemed reinvested in additional Restricted Stock Units at a price per unit equal to the actual price paid for each share of Stock by the trustee of such grantor trust upon such trustee’s reinvestment of the cash dividend received.

10.5.2	Creditor’s Rights.

A holder of Restricted Stock Units shall have no rights other than those of a general unsecured creditor of the Company. Restricted Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement.

10.6	Termination of Service.

Unless the Committee otherwise provides in an Award Agreement, in another agreement with the Grantee or otherwise in writing after such Award Agreement is entered into, but prior to termination of Grantee’s Service, upon the termination of such Grantee’s Service, any Restricted Stock or Restricted Stock Units held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited. Upon forfeiture of such Restricted Stock or Restricted Stock Units, the Grantee thereof shall have no further rights with respect thereto, including any right to vote such Restricted Stock or any right to receive dividends with respect to such Restricted Stock or Restricted Stock Units.

10.7	Purchase of Restricted Stock and Shares of Stock Subject to Restricted Stock Units.

The Grantee of an Award of Restricted Stock or vested Restricted Stock Units shall be required, to the extent required by Applicable Laws, to purchase such Restricted Stock or the shares of Stock subject to such vested Restricted Stock Units from the Company at a purchase price equal to the greater of (x) the aggregate par value of the shares of Stock represented by such Restricted Stock or such vested Restricted Stock Units or (y) the purchase price, if any, specified in the Award Agreement relating to such Restricted Stock or such vested Restricted Stock Units. Such purchase price shall be payable in a form provided in Section 12 or, in the sole discretion of the Committee, in consideration for past or future Service rendered or to be rendered to the Company or an Affiliate.

10.8	Delivery of Shares of Stock.

Upon the expiration or termination of any Restricted Period and the satisfaction of any other conditions prescribed by the Committee, the restrictions applicable to Restricted Stock or Restricted Stock Units settled in shares of Stock shall lapse, and, unless otherwise provided in the applicable Award Agreement, a book-entry or direct registration (including transaction advices) or a share certificate evidencing ownership of such shares of Stock shall, consistent with Section 3.7, be issued, free of all such restrictions, to the Grantee thereof or such Grantee’s beneficiary or estate, as the case may be. Neither the Grantee, nor the Grantee’s beneficiary or estate, shall have any further rights with regard to a Restricted Stock Unit once the shares of Stock represented by such Restricted Stock Unit have been delivered in accordance with this Section 10.8.

11.	TERMS AND CONDITIONS OF UNRESTRICTED STOCK AWARDS AND OTHER EQUITY-BASED AWARDS

11.1	Unrestricted Stock Awards.

The Committee may, in its sole discretion, grant (or sell at the par value of a share of Stock or at such other higher purchase price as shall be determined by the Committee) an Award to any Grantee pursuant to which such Grantee may receive shares of Stock free of any restrictions (“Unrestricted Stock”) under the Plan. Unrestricted Stock Awards may be granted or sold to any Grantee as provided in the immediately preceding sentence in respect of past Service or, if so provided in the related Award Agreement or a separate agreement, the promise by the Grantee to perform future Service, to the Company or an Affiliate or other valid consideration, or in lieu of, or in addition to, any cash compensation due to such Grantee.

11.2	Other Equity-Based Awards.

The Committee may, in its sole discretion, grant Awards in the form of Other Equity-Based Awards, as deemed by the Committee to be consistent with the purposes of the Plan. Awards granted pursuant to this Section 11.2 may be granted with vesting, value and/or payment contingent upon the achievement of one or more performance goals. The Committee shall determine the terms and conditions of Other Equity-Based Awards at the Grant Date or thereafter. Unless the Committee otherwise provides in an Award Agreement, in another agreement with the Grantee, or otherwise in writing after such Award Agreement is issued, upon the termination of a Grantee’s Service, any Other Equity-Based Awards held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited. Upon forfeiture of any Other Equity-Based Award, the Grantee thereof shall have no further rights with respect to such Other Equity-Based Award.

12.	FORM OF PAYMENT FOR OPTIONS AND RESTRICTED STOCK

12.1	General Rule.

Payment of the Option Price for the shares of Stock purchased pursuant to the exercise of an Option or the purchase price, if any, for Restricted Stock shall be made in cash or in cash equivalents acceptable to the Company.

12.2	Surrender of Shares of Stock.

To the extent that the applicable Award Agreement so provides, payment of the Option Price for shares of Stock purchased pursuant to the exercise of an Option or the purchase price, if any, for Restricted Stock may be made all or in part through the tender or attestation to the Company of shares of Stock, which shall be valued, for purposes of determining the extent to which such Option Price or purchase price has been paid thereby, at their Fair Market Value on the date of such tender or attestation.

12.3	Cashless Exercise.

To the extent permitted by Applicable Laws and to the extent the Award Agreement so provides, payment of the Option Price for shares of Stock purchased pursuant to the exercise of an Option may be made all or in part by delivery (on a form acceptable to the Committee) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of Stock and to deliver all or part of the proceeds of such sale to the Company in payment of such Option Price and any withholding taxes described in Section 18.3, or, with the consent of the Company, by issuing the number of shares of Stock equal in value to the difference between such Option Price and the Fair Market Value of the shares of Stock subject to the Option being exercised.

12.4	Other Forms of Payment.

To the extent the Award Agreement so provides and/or unless otherwise specified in an Award Agreement, payment of the Option Price for shares of Stock purchased pursuant to exercise of an Option or the purchase price, if any, for Restricted Stock may be made in any other form that is consistent with Applicable Laws, including (a) Service by the Grantee thereof to the Company or an Affiliate and (b) by withholding shares of Stock that would otherwise vest or be issuable in an amount equal to the Option Price or purchase price and the required tax withholding amount.

13.	TERMS AND CONDITIONS OF DIVIDEND EQUIVALENT RIGHTS

13.1	Dividend Equivalent Rights.

A Dividend Equivalent Right is an Award entitling the recipient thereof to receive credits based on cash distributions that would have been paid on the shares of Stock specified in such Dividend Equivalent Right (or other Award to which such Dividend Equivalent Right relates) if such shares of Stock had been issued to and held by the recipient of such Dividend Equivalent Right as of the record date. A Dividend Equivalent Right may be granted hereunder to any Grantee, provided that no Dividend Equivalent Rights may be granted in connection with, or related to, an Award of Options or SARs. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Agreement therefor. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently (with or without being subject to forfeiture or a repayment obligation) or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional Dividend Equivalent Rights (with or without being subject to forfeiture or a repayment obligation). Any such reinvestment shall be at the Fair Market Value thereof on the date of such reinvestment. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or in multiple installments, all as determined in the sole discretion of the Committee. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award. A Dividend Equivalent Right granted as a component of another Award also may contain terms and conditions which are different from the terms and conditions of such other Award, provided that Dividend Equivalent Rights credited pursuant to a Dividend Equivalent Right granted as a component of another Award which vests or is earned based upon the achievement of performance goals shall not vest unless such performance goals for such underlying Award are achieved.

13.2	Termination of Service.

Unless the Committee otherwise provides in an Award Agreement, in another agreement with the Grantee, or otherwise in writing after such Award Agreement is issued, a Grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon such Grantee’s termination of Service for any reason.

14.	TERMS AND CONDITIONS OF PERFORMANCE-BASED AWARDS

14.1	Grant of Performance-Based Awards.

Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Performance-Based Awards to a Plan participant in such amounts and upon such terms as the Committee shall determine.

14.2	Value of Performance-Based Awards.

Each grant of a Performance-Based Award shall have an initial value or target number of shares of Stock that is established by the Committee at the time of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are achieved, shall determine the value and/or number of shares of Stock subject to a Performance-Based Award that will be paid out to the Grantee thereof.

14.3	Earning of Performance-Based Awards.

Subject to the terms of the Plan, after the applicable Performance Period has ended, the Grantee of Performance-Based Awards shall be entitled to receive a payout on the value or number of the Performance-Based Awards earned by such Grantee over such Performance Period.

14.4	Form and Timing of Payment of Performance-Based Awards.

Payment of earned Performance-Based Awards shall be as determined by the Committee and as evidenced in the applicable Award Agreement. Subject to the terms of the Plan, the Committee, in its sole discretion, may pay earned Performance-Based Awards in the form of cash or shares of Stock (or a combination thereof) equal to the value of such earned Performance-Based Awards and shall pay the Awards that have been earned at the close of the applicable Performance Period, or as soon as reasonably practicable after the Committee has determined that the performance goal or goals relating thereto have been achieved; provided that, unless specifically provided in the Award Agreement for such Awards, such payment shall occur no later than the 15th day of the third month following the end of the calendar year in which such Performance Period ends. Any shares of Stock paid out under such Performance-Based Awards may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Performance-Based Awards shall be set forth in the Award Agreement therefor.

14.5	Performance Conditions.

The right of a Grantee to exercise or receive a grant or settlement of any Performance-Based Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions. If and to the extent required under Code Section 162(m), any power or authority relating to an Award intended to qualify under Code Section 162(m) shall be exercised by the Committee and not by the Board.

14.6	Performance-Based Awards Granted to Designated Covered Employees.

If and to the extent that the Committee determines that a Performance-Based Award to be granted to a Grantee should constitute “qualified performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 14.6.

14.6.1	Performance Goals Generally.

The performance goals for Performance-Based Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 14.6. Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Awards shall be granted, exercised and/or settled upon achievement of any single performance goal or of two (2) or more performance goals. Performance goals may differ for Awards granted to any one Grantee or to different Grantees.

14.6.2	Timing For Establishing Performance Goals.

Performance goals for any Performance-Based Award shall be established not later than the earlier of (a) 90 days after the beginning of any Performance Period applicable to such Award, and (b) the date on which twenty-five percent (25%) of any Performance Period applicable to such Award has expired, or at such other date as may be required or permitted for compensation payable to a Covered Employee to constitute Performance-Based Compensation.

14.6.3	Settlement of Awards; Other Terms.

Settlement of Performance-Based Awards shall be in cash, shares of Stock, other Awards or other property, as determined in the sole discretion of the Committee. The Committee may, in its sole discretion, reduce the amount of a settlement otherwise to be made in connection with such Awards. The Committee shall specify the circumstances in which such Performance-Based Awards shall be paid or forfeited in the event of termination of Service by the Grantee prior to the end of a Performance Period or settlement of such Awards.

14.6.4	Performance Measures.

The performance goals upon which the payment or vesting of a Performance-Based Award to a Covered Employee that is intended to qualify as Performance-Based Compensation may be conditioned shall be limited to the following Performance Measures, with or without adjustment:

(a) net earnings, net income, or net income per share;

(b) operating earnings;

(c) pretax earnings;

(d) earnings per share;

(e) share price, including growth measures and total stockholder return;

(f) earnings before interest and taxes;

(g) earnings before interest, taxes, depreciation and/or amortization;

(h) any one or more of operating income, net income, earnings per share, gross margin, operating expenses, operating margin, and earnings before interest, taxes, depreciation and/or amortization, in each case as adjusted to exclude any one or more of the following:

•	stock-based compensation expense;

•	acquisition-related costs, including retention payments, integration costs and other costs;

•	income from discontinued operations;

•	gain on cancellation of debt;

•	debt extinguishment and related costs;

•	severance and facility action costs;

•	reorganization, restructuring and/or recapitalization charges and costs;

•	impairment charges;

•	amortization of intangible and other assets;

•	gain or loss related to investments;

•	sales and use tax settlement; and

•	gain on non-monetary transaction.

(i) net revenue, or sales or revenue growth, whether in general, by type of product or service, or by type of customer;

(j) gross or operating margins;

(k) return measures, including return on assets, capital, investment, equity, sales or revenue;

(l) cash flow, including:

•	operating cash flow;

•	cash flow from operations per share;

•	free cash flow, defined as cash flow from operations less capital expenditures and excluding financing receivables;

•	levered free cash flow, defined as free cash flow less interest expense;

•	cash flow return on equity; and

•	cash flow return on investment;

(m) productivity ratios;

(n) expense targets;

(o) market share;

(p) financial ratios as provided in credit agreements of the Company and its subsidiaries;

(q) working capital targets;

(r) completion of acquisitions of assets, businesses or companies;

(s) completion of divestitures and asset sales;

(t) customer satisfaction as measured using the Net Promoter Score (NPS) metric (based on surveys of customers of the Company and its subsidiaries); or

(u) any combination of the foregoing business criteria.

Performance under any of the foregoing Performance Measures may be calculated on an aggregate or a per share basis.

Performance under any of the foregoing Performance Measures (a) may be used to measure the performance of (i) the Company and its Subsidiaries and other Affiliates as a whole, (ii) the Company, any Subsidiary, and/or any other Affiliate or any combination thereof, or (iii) any one or more business units of the Company, any Subsidiary, and/or any other Affiliate, as the Committee, in its sole discretion, deems appropriate and (b) may be compared to the performance of one or more other companies or one or more published or special indices designated or approved by the Committee for such comparison, as the Committee, in its sole discretion, deems appropriate. In addition, the Committee, in its sole discretion, may select performance under the Performance Measure specified in clause (e) above for comparison to performance under one or more stock market indices or peer groups designated or approved by the Committee. The Committee also shall have the authority to provide for accelerated vesting of any Performance-Based Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Section 14.

14.6.5	Evaluation of Performance.

The Committee may provide in any Performance-Based Award that any evaluation of performance may include or exclude any of the following events that occur during a Performance Period: (a) asset write-downs; (b) litigation or claims, judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) any reorganization or restructuring events or programs; (e) extraordinary, non-core, non-operating or non-recurring items; (f) acquisitions or divestitures; (g) foreign exchange gains and losses; and (h) impact of shares of common stock purchased through share repurchase programs. To the extent such inclusions or exclusions affect Awards to Covered Employees that are intended to qualify as Performance-Based Compensation, such inclusions or exclusions shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

14.6.6	Adjustment of Performance-Based Compensation.

The Committee shall have the sole discretion to adjust Awards that are intended to qualify as Performance-Based Compensation, either on a formula or discretionary basis, or on any combination thereof, as the Committee determines consistent with the requirements of Code Section 162(m) for deductibility.

14.6.7	Committee Discretion.

In the event that Applicable Laws change to permit Committee discretion to alter the governing Performance Measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval, provided that the exercise of such discretion shall not be inconsistent with the requirements of Code Section 162(m). In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 14.6.4.

14.7	Status of Awards Under Code Section 162(m).

It is the intent of the Company that Performance-Based Awards under Section 14.6 granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Code Section 162(m) and the regulations promulgated thereunder shall, if so designated by the Committee, constitute “qualified performance-based compensation” within the meaning of Code Section 162(m). Accordingly, the terms of Section 14.6, including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m). If any provision of the Plan or any agreement relating to any such Performance-Based Award does not comply or is inconsistent with the requirements of Code Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

15.	PARACHUTE LIMITATIONS

If any Grantee is a “disqualified individual,” as defined in Code Section 280G(c), then, notwithstanding any other provision of the Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by such Grantee with the Company or an Affiliate, except an agreement, contract, or understanding that expressly addresses Code Section 280G or Code Section 4999 (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Grantee (including groups or classes of Grantees or beneficiaries of which the Grantee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Grantee (a “Benefit Arrangement”), any right of the Grantee to any exercise, vesting, payment, or benefit under the Plan shall be reduced or eliminated:

(a) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Grantee under the Plan, all Other Agreements, and all Benefit Arrangements, would cause any exercise, vesting, payment, or benefit to the Grantee under the Plan to be considered a “parachute payment” within the meaning of Code Section 280G(b)(2) as then in effect (a “Parachute Payment”); and

(b) if, as a result of receiving such Parachute Payment, the aggregate after-tax amounts received by the Grantee from the Company under the Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Grantee without causing any such payment or benefit to be considered a Parachute Payment.

The Company shall accomplish such reduction by first reducing or eliminating any cash payments (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of Performance-Based Awards, then by reducing or eliminating any accelerated vesting of Options or SARs, then by reducing or eliminating any accelerated vesting of Restricted Stock or Restricted Stock Units, then by reducing or eliminating any other remaining Parachute Payments.

16.	REQUIREMENTS OF LAW

16.1	General.

The Company shall not be required to offer, sell or issue any shares of Stock under any Award, whether pursuant to the exercise of an Option or SAR or otherwise, if the offer, sale or issuance of such shares of Stock would constitute a violation by the Grantee, the Company or an Affiliate, or any other person, of any provision of Applicable Laws, including any federal or state securities laws or regulations. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any shares of Stock subject to an Award upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the offering, issuance, sale or purchase of shares of Stock in connection with any Award, no shares of Stock may be offered, issued or sold to the Grantee or any other person under such Award, whether pursuant to the exercise of an Option or SAR or otherwise, unless such listing, registration or qualification shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of such Award. Without limiting the generality of the foregoing, upon the exercise of any Option or any SAR that may be settled in shares of Stock or the delivery of any shares of Stock underlying an Award, unless a registration statement under the Securities Act is in effect with respect to the shares of Stock subject to such Award, the Company shall not be required to offer, sell or issue such shares of Stock unless the Committee shall have received evidence satisfactory to it that the Grantee or any other person exercising such Option or SAR or accepting delivery of such shares may acquire such shares of Stock pursuant to an exemption from registration under the Securities Act. Any determination in this connection by the Committee shall be final, binding, and conclusive. The Company may register, but shall in no event be obligated to register, any shares of Stock or other securities issuable pursuant to the Plan pursuant to the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or a SAR or the issuance of shares of Stock or other securities issuable pursuant to the Plan or any Award to comply with any Applicable Laws. As to any jurisdiction that expressly imposes the requirement that an Option or SAR that may be settled in shares of Stock shall not be exercisable until the shares of Stock subject to such Option or SAR are registered under the securities laws thereof or are exempt from such registration, the exercise of such Option or SAR under circumstances in which the laws of such jurisdiction apply shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

16.2	Rule 16b-3.

During any time when the Company has a class of equity securities registered under Section 12 of the Exchange Act, it is the intention of the Company that Awards pursuant to the Plan and the exercise of Options and SARs granted hereunder that would otherwise be subject to Section 16(b) of the Exchange Act shall qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Committee does not comply with the requirements of such Rule 16b-3, such provision or action shall be deemed inoperative with respect to such Awards to the extent permitted by Applicable Laws and deemed advisable by the Committee, and shall not affect the validity of the Plan. In the event that such Rule 16b-3 is revised or replaced, the Board may exercise its discretion to modify the Plan in any respect necessary or advisable in its judgment to satisfy the requirements of, or to permit the Company to avail itself of the benefits of, the revised exemption or its replacement.

17.	EFFECT OF CHANGES IN CAPITALIZATION

17.1	Changes in Stock; Merger.

If the number of outstanding shares of Stock is increased or decreased or the shares of Stock are changed into or exchanged for a different number of shares or kind of capital stock or other securities of the Company on account of (a) any recapitalization, reclassification, stock split, reverse stock split, spin-off, combination of stock, exchange of stock, corporate reorganization, stock dividend or other distribution payable in capital stock, or other increase or decrease in shares of Stock effected without receipt of consideration by the Company occurring after the Effective Date, or (b) any merger, consolidation or combination, the number and kinds of shares of stock for which grants of Options and other Awards may be made under the Plan, including the share limits set forth in Section 6.2, shall be adjusted proportionately and accordingly by the Committee. In addition, the number and kind of shares of stock for which Awards are outstanding shall be adjusted proportionately and accordingly by the Committee so that the proportionate interest of the Grantee therein immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Options or SARs shall not change the aggregate Option Price or SAR Price payable with respect to shares that are subject to the unexercised portion of such outstanding Options or SARs, as applicable, but shall include a corresponding proportionate adjustment in the per share Option Price or SAR Price, as the case may be. The conversion or exercise of any convertible securities of the Company shall not be treated as an increase in shares effected without receipt of consideration. Notwithstanding the foregoing, in the event of any distribution to the Company’s stockholders of securities of any other entity or other assets (including an extraordinary dividend, but excluding a non-extraordinary dividend, declared and paid by the Company) without receipt of consideration by the Company, the Board or the Committee constituted pursuant to Section 3.1.2 shall, in such manner as the Board or such Committee deems appropriate, adjust (i) the number and kind of shares of stock subject to outstanding Awards and/or (ii) the aggregate and per share Option Price of outstanding Options and the aggregate and per share SAR Price of outstanding Stock Appreciation Rights as required to reflect such distribution. In the event of any merger, consolidation or combination referred to in this Section 17.1, (A) subject to any contrary language in an Award Agreement or in another agreement with the Grantee, or otherwise set forth in writing, any restrictions applicable to the Award subject thereto shall apply as well to any replacement shares received by the Grantee as a result of such merger, consolidation or combination, and (B) Performance-Based Awards shall be adjusted (including any adjustment to the Performance Measures applicable to such Awards deemed appropriate by the Committee) so as to apply to the securities that a holder of the number of shares of Stock subject to such Performance-Based Awards would have been entitled to receive immediately following such merger, consolidation or combination.

17.2	Adjustments.

(a)       Adjustments under this Section 17 related to shares of Stock or other securities of the Company shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. No fractional shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share.

(b)      The Committee may provide in the applicable Award Agreement at the time of grant, in another agreement with the Grantee, or otherwise in writing at any time thereafter with the consent of the Grantee, for different provisions to apply to an Award in place of those provided in Section 17.1.

17.3	No Limitations on Company.

The making of Awards pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets (including all or any part of the business or assets of any Subsidiary or other Affiliate) or engage in any other transaction or activity.

18.	GENERAL PROVISIONS

18.1	Disclaimer of Rights.

No provision in the Plan or in any Award or Award Agreement shall be construed to confer upon any individual the right to remain in the employ or Service of the Company or an Affiliate, or to interfere in any way with any contractual or other right or authority of the Company or an Affiliate either to increase or decrease the compensation or other payments to any natural person or entity at any time, or to terminate any employment or other relationship between any natural person or entity and the Company or an Affiliate. In addition, notwithstanding anything contained in the Plan to the contrary, unless otherwise stated in the applicable Award Agreement, in another agreement with the Grantee, or otherwise in writing, no Award granted under the Plan shall be affected by any change of duties or position of the Grantee thereof, so long as such Grantee continues to provide Service. The obligation of the Company to pay any benefits pursuant to the Plan shall be interpreted as a contractual obligation to pay only those amounts provided herein, in the manner and under the conditions prescribed herein. The Plan and Awards shall in no way be interpreted to require the Company to transfer any amounts to a third-party trustee or otherwise hold any amounts in trust or escrow for payment to any Grantee or beneficiary under the terms of the Plan.

18.2	Nonexclusivity of the Plan.

Neither the adoption of the Plan nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Board in its discretion determines desirable.

18.3	Withholding Taxes.

The Company or an Affiliate, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Grantee any federal, state, or local taxes of any kind required by law to be withheld with respect to the vesting of or other lapse of restrictions applicable to an Award or upon the issuance of any shares of Stock upon the exercise of an Option or pursuant to any other Award. At the time of such vesting, lapse, or exercise, the Grantee shall pay in cash to the Company or an Affiliate, as the case may be, any amount that the Company or such Affiliate may reasonably determine to be necessary to satisfy such withholding obligation; provided that if there is a same-day sale of shares of Stock subject to an Award, the Grantee shall pay such withholding obligation on the day on which such same-day sale is completed. Subject to the prior approval of the Company or an Affiliate, which may be withheld by the Company or such Affiliate, as the case may be, in its sole discretion, the Grantee may elect to satisfy such withholding obligation, in whole or in part, (a) by causing the Company or such Affiliate to withhold shares of Stock otherwise issuable to the Grantee or (b) by delivering to the Company or such Affiliate shares of Stock already owned by the Grantee. The shares of Stock so withheld or delivered shall have an aggregate Fair Market Value equal to such withholding obligation. The Fair Market Value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Company or such Affiliate as of the date on which the amount of tax to be withheld is to be determined. A Grantee who has made an election pursuant to this Section 18.3 may satisfy such Grantee’s withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements. The maximum number of shares of Stock that may be withheld from any Award to satisfy any federal, state or local tax withholding requirements upon the exercise, vesting, or lapse of restrictions applicable to any Award or payment of shares of Stock pursuant to such Award, as applicable, may not exceed such number of shares of Stock having a Fair Market Value equal to the minimum statutory amount required by the Company or the applicable Affiliate to be withheld and paid to any such federal, state or local taxing authority with respect to such exercise, vesting, lapse of restrictions, or payment of shares of Stock. Notwithstanding Section 2.20 or this Section 18.3, for purposes of determining taxable income and the amount of the related tax withholding obligation pursuant to this Section 18.3, for any shares of Stock subject to an Award that are sold by or on behalf of a Grantee on the same date on which such shares may first be sold pursuant to the terms of the related Award Agreement, the Fair Market Value of such shares shall be the sale price of such shares on such date

(or if sales of such shares are effectuated at more than one sale price, the weighted average sale price of such shares on such date), so long as such Grantee has provided the Company, or its designee or agent, with advance written notice of such sale.

18.4	Captions.

The use of captions in the Plan or any Award Agreement is for convenience of reference only and shall not affect the meaning of any provision of the Plan or such Award Agreement.

18.5	Other Provisions.

Each Award granted under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Committee, in its sole discretion.

18.6	Number and Gender.

With respect to words used in the Plan, the singular form shall include the plural form and the masculine gender shall include the feminine gender, as the context requires.

18.7	Severability.

If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

18.8	Governing Law.

The validity and construction of the Plan and the instruments evidencing the Awards hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan and the instruments evidencing the Awards granted hereunder to the substantive laws of any other jurisdiction.

18.9	Foreign Jurisdictions.

To the extent the Committee determines that the material terms set by the Committee imposed by the Plan preclude the achievement of the material purposes of the Plan in jurisdictions outside the United States, the Committee will have the authority and discretion to modify those terms and provide for such additional terms and conditions as the Committee determines to be necessary, appropriate, or desirable to accommodate differences in local law, policy or custom or to facilitate administration of the Plan. The Committee may adopt or approve sub-plans, appendices or supplements to, or amendments, restatements or alternative version of the Plan as in effect for any other purposes. The special terms and any appendices, supplements, amendments, restatements or alternative versions, however, shall not include any provisions that are inconsistent with the terms of the Plan as in effect, unless the Plan could have been amended to eliminate such inconsistency without further approval by the stockholders.

18.10	Resolution of Disputes.

Any controversy arising out of or relating to any Award shall be resolved in accordance with the dispute resolution procedures in the applicable Award Agreement. Such dispute resolution procedures may include binding mandatory arbitration.

18.11	Section 409A of the Code.

The Company intends to comply with Code Section 409A, or an exemption to Code Section 409A, with regard to Awards hereunder that constitute nonqualified deferred compensation within the meaning of Code Section 409A. To the extent that the Company determines that a Grantee would be subject to the additional twenty percent (20%) tax imposed on certain nonqualified deferred compensation plans pursuant to Code Section 409A as a result of any provision of any Award granted under the Plan, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Committee.

* * *

To record adoption of the Plan by the Board as of May 15, 2012, and approval of the Plan by the stockholders on             , 2012, the Company has caused its authorized officer to execute the Plan.

DELL INC.

By:

Title:

Annual Meeting of Stockholders

8:00 a.m. (Central Daylight Time)

July 13, 2012

Dell Round Rock Campus, Building 2-East

501 Dell Way, Round Rock, Texas 78682

Directions from South IH-35

Go North on IH-35 towards Waco

Exit Louis Henna Blvd(Toll 45) in Round Rock

Turn right onto Louis Henna Blvd

At Greenlawn Blvd, circle under bridge to head west on Louis Henna

Turn right into Dell parking lot

Building 2-East will be straight ahead

Directions from North IH-35

Go South on IH-35 towards San Antonio

Exit Hester’s Crossing in Round Rock

Turn left onto Louis Henna Blvd

At Greenlawn Blvd, circle under bridge to head west on Louis Henna

Turn right into Dell parking lot

Building 2-East will be straight ahead

Dell Campus Parking

Reserved parking will be available for shareholders at the entrance of Building 2-East

Dell Round Rock Campus

Please remember to bring your ticket and photo identification.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com.

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Proxy Form                                  Proxy Form

DELL INC.

PROXY

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 13, 2012

AND ANY POSTPONEMENT OR ADJOURNMENT THEREOF

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF

DIRECTORS OF DELL INC.

By casting your voting instructions on the reverse side, you hereby (a) acknowledge receipt of the proxy statement related to the above-referenced meeting, (b) appoint Lawrence P. Tu and Janet B. Wright, and each of them, as proxies, with full power of substitution, to vote all shares of Dell common stock that you would be entitled to cast if personally present at such meeting and at any postponement or adjournment thereof and (c) revoke any proxies previously given.

This proxy will be voted as specified by you. If no choice is specified, the proxy will be voted according to the Board of Director Recommendations indicated on the reverse side, and according to the discretion of the proxy holders for any other matters that may properly come before the meeting or any postponement or adjournment thereof.

DELL INC. c/o AMERICAN STOCK TRANSFER P.O. BOX #199045 BROOKLYN, NY 11219-9045

OPTIONS FOR SUBMITTING PROXY

VOTE BY INTERNET

Before the Meeting – Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting – Go to www.virtualshareholdermeeting.com/dell2012

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Dell Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

  DELL INC.

Proposal 1 – Election of Directors The Board of Directors recommends a vote FOR all nominees
Nominees:	For	Against	Abstain
1a. James W. Breyer	☐	☐	☐	Proposal 2 – Ratification of selection of	For	Against	Abstain
1b. Donald J. Carty	☐	☐	☐	PricewaterhouseCoopers LLP as Dell’s
1c. Janet F. Clark	☐	☐	☐	independent auditor for Fiscal 2013
1d. Laura Conigliaro	☐	☐	☐	The Board of Directors recommends a vote FOR Proposal 2	☐	☐	☐
1e. Michael S. Dell	☐	☐	☐	Proposal 3 – Approval, on an advisory basis,	☐	☐	☐
1f. Kenneth M. Duberstein	☐	☐	☐	of Dell’s compensation of its named executive
1g. William H. Gray, III	☐	☐	☐	officers as disclosed in the Proxy Statement
1h.Gerard J. Kleisterlee	☐	☐	☐	The Board of Directors recommends a vote FOR Proposal 3
1i Klaus S. Luft	☐	☐	☐
1j. Alex J. Mandl	☐	☐	☐	Proposal 4 – Approval of the Dell Inc. 2012 Long-Term Incentive Plan	☐	☐	☐
1k. Shantanu Narayen	☐	☐	☐
1l. H. Ross Perot, Jr.	☐	☐	☐	The Board of Directors recommends a vote FOR Proposal 4

Each joint owner should sign. Signatures should correspond with the names printed on this proxy card. Attorneys, executors, administrators, guardians, trustees, corporate officers or others signing in a representative capacity should give full title.

In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting or any postponement or adjournment thereof.

Signature (PLEASE SIGN WITHIN THE BOX)	Date	Signature (Joint Owners)	Date